Exhibit 10.1

Execution Version

AMENDMENT NO. 2

AMENDMENT NO. 2, dated as of April 5, 2021 (this “Amendment”), to the Credit Agreement dated as of October 2, 2020 (as amended by that certain Amendment No. 1, dated as of January 15, 2021 and as further amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Consolidated Communications Holdings, Inc., a Delaware corporation (“Holdings”), Consolidated Communications, Inc., an Illinois corporation (the “Borrower”), each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), Wells Fargo Bank, National Association, as Administrative Agent (in such capacity, the “Administrative Agent”), and the other parties thereto.  Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

WHEREAS, pursuant to Section 2.25 of the Credit Agreement, the Borrower may request Refinancing Term Loans in exchange for, or to extend, renew, replace, repurchase, retire or refinance, in whole or part, an existing Class of Term Loans then outstanding;

WHEREAS, the Borrower has notified the Administrative Agent that it is requesting Refinancing Term Loans pursuant to Section 2.25 of the Credit Agreement in an aggregate principal amount of $999,875,000 (such new term loans, the “Term B-1 Loans”; the commitments relating thereto, the “Term B-1 Commitments”; and the Lenders (including the Additional Refinancing Lenders) with Term B-1 Commitments and any permitted assignees thereof, the “Term B-1 Lenders”) to refinance in full the Term Loans outstanding on the Effective Date (as defined below) and subject to the conditions set forth herein and in the Credit Agreement;

WHEREAS, pursuant to Section 2.25 of the Credit Agreement, the Borrower may obtain Refinancing Term Loans by, among other things, entering into one or more Refinancing Amendments in accordance with the terms and conditions of the Credit Agreement;

WHEREAS, on the Effective Date, each existing Term Lender shall (a) exchange its outstanding Initial Term Loans for Term B-1 Loans pursuant to a cashless settlement as described herein and/or (b) to the extent of any of its Initial Term Loans that are not so exchanged, receive a repayment of the full principal amount of its outstanding Initial Term Loans (to the extent not exchanged in accordance with clause (a)) from the proceeds of the Term B-1 Loans funded on the Effective Date;

WHEREAS, Wells Fargo Securities, LLC, Morgan Stanley Senior Funding, Inc., JPMorgan Chase Bank, N.A., Goldman Sachs Bank, USA, Deutsche Bank Securities Inc., TD Securities (USA) LLC and Mizuho Bank, Ltd (collectively, the “Lead Arrangers”) are acting as joint lead arrangers and joint bookrunners in connection with this Amendment;

WHEREAS, pursuant to Section 2.25 of the Credit Agreement, this Amendment may, without the consent of any other Lender, amend the Credit Agreement and the other Loan Documents to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant hereto, and (ii) effect such other amendments to the Credit Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of Section 2.25, and the Borrower and the Administrative Agent, together with each Lender party hereto, desires to amend the Credit Agreement pursuant to Section 2.25 of the Credit Agreement as set forth below;

WHEREAS, contemporaneously with the effectiveness of the Term B-1 Commitments, with the consent of the Term B-1 Lenders constituting Requisite Lenders (both immediately before and immediately after giving effect to this Amendment), the Borrower wishes to make certain other modifications to the Credit Agreement set forth below.

NOW, THEREFORE, in consideration of the premises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

Section 1.Amendments.

Effective as of the Effective Date and subject to the terms and conditions set forth herein and in reliance upon representations and warranties set forth herein, the parties hereto hereby agree as follows:

(a)the body of the Credit Agreement is hereby amended to (i) delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~), (ii) to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) and (iii) move the green double-underlined text (indicated textually in the same manner as the following example: double-underlined text), in each case, as set forth in the changed pages of the Credit Agreement attached as Exhibit A hereto; and
(b)a new Exhibit D-3 in the form attached hereto as Exhibit B to this Amendment is hereby added to the Exhibits to the Credit Agreement and the table of contents to the Credit Agreement is hereby amended to include a reference to “EXHIBIT D-3 Form of Term B-1 Note” in appropriate order.
Section 2.New Term Loans.
(a)Term B-1 Commitments and Term B-1 Loans. Each Term B-1 Lender severally agrees that its respective Term B-1 Commitment and Term B-1 Loan as of the Effective Date shall be as set forth opposite such Term B-1 Lender’s name on Schedule 1 hereto (in the case of the Initial Term B-1 Lender (as defined below)) or the Register (in the case of any Term B-1 Lender that has elected a cashless roll as provided herein). Except as set forth in this Amendment and Exhibit A, the Term B-1 Loans shall have identical terms as the Initial Term Loans and shall otherwise be subject to the provisions, including any provisions restricting the rights, or regarding the obligations, of the Loan Parties or any provisions regarding the rights or obligations of the Lenders, of the Credit Agreement and the other Loan Documents.
(b)Term B-1 Loan Borrowing. Subject to the terms and conditions set forth herein, each Term B-1 Lender severally agrees to make Term B-1 Loans to the Borrower in a single borrowing in Dollars on the Effective Date in the amount of its Term B-1 Commitment in accordance with this Amendment and Exhibit A. The parties hereto hereby agree that the making of the Term B-1 Loans (including via the settlement mechanics set forth in Section 3) shall constitute a “Credit Event” under the Credit Agreement.
(c)Minimum Amount; Borrowing Request; Notice of Prepayment.  By its execution of this Amendment, the Administrative Agent and each Term B-1 Lender, in its capacity both immediately prior hereto as an Initial Term Lender and immediately after as a Term B-1 Lender, hereby waives (A) the requirements in Section 2.25 of the Credit Agreement that Refinancing Term Loans be in integral multiples of $1,000,000, (B) delivery of a Borrowing Request in connection with the funding of Term B-1 Loans in accordance with Section 3 below and (C) delivery of a Notice of Prepayment in connection with any repayment of the Initial Term Loans contemplated hereby.
Section 3.Exchange of Term Loans: Cashless Settlement.
(a)Cashless Settlement.
(i)Each Lender holding Initial Term Loans immediately prior to the Effective Date (each such Lender, an “Existing Lender”) executing and delivering a Lender Consent (as defined below) that elects the “Consent and Cashless Settlement” option shall, in lieu of its requirement to fund a Term B-1 Loan, be deemed to have made to the Borrower a Term B-1 Loan on the Effective Date in an amount equal to the lesser of (A) the aggregate principal amount of the Initial Term Loans held by such Existing Lender immediately prior to the Effective Date and (B) such Existing Lender’s Term B-1 Commitment.
(ii)Notwithstanding anything herein to the contrary, with respect to any Existing Lender that elects the “Consent and Cashless Settlement” option, in the event that, as of the Effective Date, such Existing Lender’s Term B-1 Commitment exceeds its outstanding Initial Term Loan, the Initial Term B-1 Lender shall assign Term B-1 Loans to such Existing Lender in the amount of such excess in accordance with the Credit Agreement, this Amendment and Exhibit C.
(b)Assignment Settlement. Each Existing Lender executing and delivering a Lender Consent that elects the “Consent and Assignment” option shall receive a repayment in full of its outstanding Initial Term Loans on the Effective Date from the proceeds of the Term B-1 Loans made on the Effective Date and the Initial Term B-1 Lender shall assign Term B-1 Loans to such Existing Lender in the amount of such Existing Lender’s Term B-1 Commitment in accordance with the Credit Agreement, this Amendment and Exhibit C.  Notwithstanding anything herein to the contrary, (i) each Existing Lender that does not have a Term B-1 Loan Commitment and (ii) each Existing Lender with an outstanding Initial Term Loan that exceeds its Term B-1 Commitment shall be repaid in full (or with respect to clause (ii), to the extent of such excess) in cash with respect to its Initial Term Loans and, by execution of a Lender Consent as described below, each such Term B-1 Lender hereby consents to such repayments.   By its execution hereof, the Borrower hereby consents to each of the assignments described in this Section 3(b).   The initial Term B-1 Lender identified on the signature pages hereto (the “Initial Term B-1 Lender”), shall fund a Term B-1 Loan in the amount required to make the payments required under this Section 3(b).
(c)Other Agreements. Each Existing Lender by its execution of a Lender Consent hereby (i) consents to the prepayments described in this Section 3 and (ii) waives any requirement to pay any amounts due and owing to it pursuant to Section 2.17 of the Credit Agreement as a result of the prepayment of Initial Term Loans described herein.  By its execution hereof the Borrower hereby authorizes the Initial Term B-1 Lender and the Administrative Agent to fund the amount (if any) of the Term B-1 Loans to be funded on the Effective Date directly to the account of the applicable Existing Lenders.
Section 4.Refinancing Amendment.

In each case for all purposes of the Credit Agreement and each of the other Loan Documents, (a) this Amendment shall constitute a “Refinancing Amendment”, (b) the Term B-1 Loans shall constitute “Refinancing Term Loans” and “Term Loans” and (c) the Term B-1 Lenders shall constitute “Refinancing Term Lenders” and “Lenders”.

Section 5.	Conditions to Effectiveness.

This Amendment shall become effective on the date on which each of the following conditions is satisfied (“Effective Date”):

(a)the Administrative Agent’s (or its counsel’s) receipt of the following, each of which shall be originals or electronic copies (followed promptly by originals) unless otherwise specified:
(i)executed counterparts of this Amendment from (x) Holdings and the Borrower (each signed by an Authorized Officer thereof) and (y) the Administrative Agent;
(ii)an executed signature page or written consent directing the Administrative Agent to execute this Amendment on its behalf in the form of Exhibit C hereto (each, a “Lender Consent”) from all of the Term B-1 Lenders, and the Term B-1 Lenders executing and delivering a Lender Consent shall collectively be sufficient to constitute Requisite Lenders;
(iii)a Term B-1 Note executed by an Authorized Officer of the Borrower in favor of the Term B-1 Lender to the extent requested at least three (3) Business Days prior to the Effective Date, if any;
(iv)a certificate of a Financial Officer of the Borrower and of an Authorized Officer of each other Loan Party certifying as to the incumbency and genuineness of the signature of each officer of such Loan Party executing this Amendment or the Consent and Reaffirmation Agreement (as defined below) to the extent a party thereto and certifying that attached thereto is a true, correct and complete copy of (A) the articles or certificate of incorporation or formation (or equivalent), as applicable, of such Loan Party and all amendments thereto, certified by the appropriate Governmental Authority in its jurisdiction of incorporation, organization or formation (or equivalent), as applicable (or a representation that such documents have not been amended or otherwise modified since the Closing Date or in the case of any Loan Party joined to the Loan Documents after the Closing Date, the date of such joinder), (B) the bylaws or other governing document of such Loan Party as in effect on the Effective Date (or a representation that such documents have not been amended or otherwise modified since the Closing Date or in the case of any Loan Party joined to the Loan Documents after the Closing Date, the date of such joinder), (C) resolutions duly adopted by the board of directors (or other governing body) of such Loan Party authorizing and approving the transactions contemplated hereunder and the execution, delivery and performance of this Amendment or the Consent and Reaffirmation Agreement to the extent a party thereto, and (D) evidence of the identity, authority and capacity of each Authorized Officer thereof authorized to act as an Authorized Officer in connection with this Amendment or the Consent and Reaffirmation Agreement to the extent a party thereto; and
(v)a Consent and Reaffirmation, dated as of the date hereof and executed by Holdings and each of the Subsidiary Loan Parties (the “Consent and Reaffirmation Agreement”), whereby Holdings and each of the Subsidiary Loan Parties consents to this Amendment and reaffirms (i) its obligations and liabilities under the Loan Documents (as amended by this Amendment) and (ii) each Lien, security interest and pledge granted by it to the Administrative Agent for the benefit of the Secured Parties under each of the Loan Documents to which it is a party.

(b)The Administrative Agent shall have received certificates dated as of a recent date of the good standing of each Loan Party under the laws of its jurisdiction of incorporation, organization or formation (or equivalent), as applicable.
(c)To the extent invoiced at least two (2) Business Days prior to the Effective Date or as set forth in a funds flow approved by the Borrower, all (x) agreed-upon fees payable to the Lead Arrangers and (y) reasonable and documented out-of-pocket expenses due to the Lead Arrangers and the Administrative Agent, in each case to the extent required to be paid on the Effective Date (including pursuant to Section 7 hereof), shall have been paid.
(d)At the time of and immediately after giving effect to this Amendment and the borrowing of the Term B-1 Loans, no Default has occurred and is continuing or would result therefrom.
(e)The representations and warranties made by each Loan Party set forth in Section 6 hereof, in Article III of the Credit Agreement and in the other Loan Documents shall be true and correct in all material respects (or if qualified by materiality or reference to Material Adverse Effect, in all respects) with the same effect as if then made (unless expressly stated to relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (or in all respects, as applicable) as of such earlier date).
(f)Holdings, the Borrower and each of the other Loan Parties shall have provided to the Administrative Agent and the Term B-1 Lenders, at least three (3) Business Days prior to the Effective Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act and a Beneficial Ownership Certification for any Loan Party that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, in each case to the extent requested of the Borrower at least seven (7) Business Days prior to the Effective Date.
(g)All accrued interest in respect of the Initial Term Loans outstanding immediately prior to effectiveness of this Amendment shall have been paid.

Without limiting the generality of the provisions of Section 8.03 of the Credit Agreement, for purposes of determining compliance with the conditions specified in this Section 5, each Term B-1 Lender shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Effective Date specifying its objection thereto.

Section 6.Representations and Warranties.

The Borrower represents and warrants to the Administrative Agent and the Lenders as of the date hereof and the Effective Date that:

(a)Immediately before and after giving effect to this Amendment and the transactions contemplated hereby, the representations and warranties made by each Loan Party set forth in Article III of the Credit Agreement and in the other Loan Documents are true and correct in all material respects (or if qualified by materiality or reference to Material Adverse Effect, in all respects) with the same effect as if then made (unless expressly stated to relate to an earlier date, in which case such representations and warranties were true and correct in all material respects (or in all respects, as applicable) as of such earlier date).
(b)At the time of and immediately after giving effect to this Amendment and the transactions contemplated hereby, no Default has occurred and is continuing or would result therefrom.
Section 7.	Expenses.

The Borrower agrees to reimburse the Lead Arrangers and the Administrative Agent for their reasonable and documented out-of-pocket expenses incurred by them in connection with this Amendment (including the reasonable and documented fees, charges and disbursements of McGuireWoods LLP) as and when required by Section 9.03 of the Credit Agreement.

Section 8.	Counterparts.

This Amendment may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Amendment and/or any document to be signed in connection with this Amendment and the transactions contemplated hereby shall be deemed to include Electronic Signatures or execution in the form of an Electronic Record, and contract formations on electronic platforms approved by the Administrative Agent, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. Each party hereto agrees that any Electronic Signature or execution in the form of an Electronic Record shall be valid and binding on itself and each of the other parties hereto to the same extent as a manual, original signature.

Section 9.	Governing Law and Waiver of Right to Trial by Jury.

THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.  The jurisdiction and waiver of right to trial by jury provisions in Sections 9.05 and 9.06 of the Credit Agreement are incorporated herein by reference mutatis mutandis.

Section 10.	Headings.

The headings of this Amendment are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

Section 11.	Effect of Amendment.

Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Lenders or the Administrative Agent under the Credit Agreement or any other Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other provision of the Credit Agreement or any other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect.  This Amendment shall not constitute a novation of the Credit Agreement or any of the Loan Documents or serve to effect a novation of the Obligations outstanding under the Credit Agreement or instruments guaranteeing or securing the same, which instruments shall remain and continue in full force and effect.  Nothing herein shall be deemed to establish a precedent for purposes of interpreting the provisions of the Credit Agreement or entitle any Loan Party to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document in similar or different circumstances.  This Amendment shall apply to and be effective only with respect to the provisions of the Credit Agreement and the other Loan Documents specifically referred to herein.

On and after the Effective Date, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import, and each reference to the Credit Agreement, “thereunder”, “thereof”, “therein” or words of like import in any other Loan Document, shall be deemed a reference to the Credit Agreement, as amended hereby.  This Amendment shall constitute a “Refinancing Amendment” and shall constitute a “Loan Document” for all purposes of the Credit Agreement and the other Loan Documents.

Section 12.Reaffirmation.

(a)The Borrower and Holdings hereby consent to the execution, delivery and performance of this Amendment and agree that each reference to the Credit Agreement in the Loan Documents shall, on and after the Effective Date, be deemed to be a reference to the Credit Agreement, as amended by this Amendment.

(b)The Borrower and Holdings each hereby acknowledge and agree that, after giving effect to this Amendment, all of its respective obligations and liabilities under the Loan Documents to which it is a party, as such obligations and liabilities have been amended by this Amendment, are reaffirmed, and remain in full force and effect.

(c)The Borrower and Holdings each hereby irrevocably and unconditionally (x) ratify the Borrower’s and Holdings’ prior grant and prior pledge of all security interests and Liens under the Security Documents and each Loan Document, with all such security interests and Liens continuing in full force and effect after giving effect to this Amendment and the Credit Agreement as amended by this Amendment and (y) confirms that the Liens, security interests and pledges granted thereunder continue to secure the Obligations, including, without limitation, any obligations in respect of the Term B-1 Loans and any additional Obligations resulting from or incurred pursuant to the Credit Agreement, as amended by this Amendment.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

CONSOLIDATED COMMUNICATIONS HOLDINGS, INC.

By: /s/ Steven L. Childers
Name: Steven L. Childers
Title: Chief Financial Officer

CONSOLIDATED COMMUNICATIONS, INC.

By: /s/ Steven L. Childers
Name: Steven L. Childers
Title: Chief Financial Officer

[Signature Page to Amendment No. 2]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent and Initial Term B-1 Lender

By: /s/ Paul Ingersoll
Name: Paul Ingersoll
Title: Director

[Signature Page to Amendment No. 2]

Schedule 1 to Amendment No. 2

Term B-1 Commitments

Lender	Term B-1 Commitment
Wells Fargo Bank, National Association	$176,182,096.55
Total	$176,182,096.55[1]

1 Remaining commitments rolled via cashless roll mechanism.

[changed pages to Credit Agreement attached]

[Signature Page to Amendment No. 2]

Schedule 1 to Amendment No. 2

Published CUSIP Number: 20903EAY1

Revolving Loan CUSIP Number: 20903EAZ8

Initial Term Loan CUSIP Number: 20903EBA2

Term B-1 Loan CUSIP Number: 20903EBB0

CREDIT AGREEMENT[2]

Dated as of October 2, 2020

among

CONSOLIDATED COMMUNICATIONS HOLDINGS, INC.,
as Holdings,

CONSOLIDATED COMMUNICATIONS, INC.,
as Borrower,

THE LENDERS REFERRED TO HEREIN,

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent, Issuing Bank and Swingline Lender,

and

JPMORGAN CHASE BANK, N.A.,

MORGAN STANLEY SENIOR FUNDING, INC.,

WELLS FARGO SECURITIES, LLC,

GOLDMAN SACHS BANK USA,

DEUTSCHE BANK SECURITIES INC.,

TD SECURITIES (USA) LLC,
COBANK, ACB
and
MIZUHO BANK, LTD.
as Joint Lead Arrangers and Joint Bookrunners

2 Conformed for Amendment No. 1 dated as of January 15, 2021 and Amendment No. 2 dated as of April 5, 2021

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EXHIBIT A	Form of Borrowing Request
EXHIBIT B-1	Form of Assignment and Assumption
EXHIBIT B-2	Form of Permitted Loan Purchase Assignment and Assumption
EXHIBIT B-3	Form of Affiliate Lender Assignment and Assumption
EXHIBIT C	Form of Compliance Certificate
EXHIBIT D-1	Form of Initial Term Loan Note
EXHIBIT D-2	Form of Revolving Loan Note
EXHIBIT D-3	Form of Term B-1 Note
EXHIBIT E-1	Form of U.S. Tax Compliance Certificate (Non-Partnership Foreign Lenders)
EXHIBIT E-2	Form of U.S. Tax Compliance Certificate (Non-Partnership Foreign Participants)
EXHIBIT E-3	Form of U.S. Tax Compliance Certificate (Foreign Participant Partnerships)
EXHIBIT E-4	Form of U.S. Tax Compliance Certificate (Foreign Lender Partnerships)
EXHIBIT F	Form of Mortgage
EXHIBIT G	Form of Notice of Prepayment
EXHIBIT H	Form of Notice of Account Designation
EXHIBIT I	Form of Notice of Conversion/Continuation
EXHIBIT J	Form of First Lien Intercreditor Agreement
EXHIBIT K	Form of Solvency Certificate
EXHIBIT L	Form of Secured Hedging Provider Designation
SCHEDULE 1.01(a)	Material Real Properties
SCHEDULE 1.01(b)	Existing Letters of Credit
SCHEDULE 2.01	Commitments
SCHEDULE 3.03	Government Approval, Regulation
SCHEDULE 3.05(b)	Other Liabilities
SCHEDULE 3.07	Litigation
SCHEDULE 3.08	Compliance with Laws and Agreements
SCHEDULE 3.09	Subsidiaries
SCHEDULE 3.10(b)	Leased and Owned Real Property
SCHEDULE 3.12	ERISA Matters
SCHEDULE 3.13(a)	Facilities/Properties Not in Compliance with Environmental Laws
SCHEDULE 3.13(b)	Environmental Claims
SCHEDULE 3.13(c)	Hazardous Materials
SCHEDULE 3.13(e)	Sites listed for Clean-up/Investigation
SCHEDULE 3.16	Insurance
SCHEDULE 3.19	Securities
SCHEDULE 3.22	Consents
SCHEDULE 5.17	Post Closing Matters
SCHEDULE 6.01(a)(v)	Indebtedness to Remain Outstanding
SCHEDULE 6.02(iv)	Liens to Remain Outstanding
SCHEDULE 6.03(c)	Other Businesses
SCHEDULE 6.04(ii)	Existing Investments
SCHEDULE 6.08(v)	Existing Affiliate Transactions
SCHEDULE 6.09(iii)	Existing Restrictions

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CREDIT AGREEMENT (as amended, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”) dated as of October 2, 2020, among CONSOLIDATED COMMUNICATIONS HOLDINGS, INC., a Delaware corporation ( “Holdings”), CONSOLIDATED COMMUNICATIONS, INC., an Illinois corporation (the “Borrower”), the financial institutions holding Loans or Commitments hereunder from time to time (the “Lenders”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, as administrative agent (in such capacity, the “Administrative Agent”).

WHEREAS, The Borrower has requested, and the Lenders have agreed, to extend certain credit facilities to the Borrower on the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the forgoing, and for other consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS
Section 1.01Defined Terms.  As used in this Agreement, the following terms shall have the meanings specified below:

“ABR Borrowing” means a Borrowing comprised of ABR Loans.

“ABR Loan” means any Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

“ABR Revolving Loans” means any Revolving Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

“Accepting Revolving Lenders” has the meaning assigned to such term in Section 2.22(a).

“Accepting Term Lenders” has the meaning assigned to such term in Section 2.22(c).

“Additional Collateral” has the meaning assigned to such term in Section 5.11.

“Additional Refinancing Lender” shall mean, at any time, any bank, financial institution or other institutional lender or investor that agrees to provide any portion of Credit Agreement Refinancing Indebtedness pursuant to a Refinancing Amendment in accordance with Section 2.25; provided that each Additional Refinancing Lender shall be subject to the approval of (i) the Administrative Agent, such approval not to be unreasonably withheld or delayed, to the extent that each such Additional Refinancing Lender is not then an existing Lender, an Affiliate of a then existing Lender or an Approved Fund, (ii) each Issuing Bank, such approval not to be unreasonably withheld or delayed, to the extent that the Credit Agreement Refinancing Indebtedness to be provided by such Additional Refinancing Lender is in the form of Refinancing Revolving Commitments, (iii) the Swingline Lender, such approval not to be unreasonably withheld or delayed, to the extent that the Credit Agreement Refinancing Indebtedness to be provided by such Additional Refinancing Lender is in the form of Refinancing Revolving Commitments and (iv) the Borrower.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.  Notwithstanding anything to the contrary herein in no event shall the Adjusted LIBO Rate be deemed to be less than (i) 0.0% per annum, in the case of the Revolving Loans and (ii) ~~1.0~~0.75% per annum, in the case of the ~~Initial~~ Term B-1 Loans.

“Administrative Agent” has the meaning assigned to such term in the preamble hereto.

“Administrative Agent Fees” has the meaning assigned to such term in Section 2.10(c).

“Administrative Agent’s Office” means the office of the Administrative Agent specified in or determined in accordance with the provisions of Section 9.01.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” of any Person means any other Person which, directly or indirectly, controls, is controlled by or is under common control with such Person (excluding any trustee under, or any committee with responsibility for administering, any Plan).  A Person shall be deemed to be “controlled by” any other Person if such other Person possesses, directly or indirectly, power

(a)solely for purposes of determining compliance with Section 6.08, to vote 10% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managing general partners; or

(b)to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Affiliate Lender” has the meaning assigned to such term in Section 9.22(a).

“Agent Parties” has the meaning assigned to such term in Section 9.01(e).

“Aggregate Revolving Exposure” means the aggregate amount of the Revolving Lenders’ Revolving Exposures.

“Agreement” has the meaning assigned to such term in the preamble hereto.

“All-in Yield” means, as to any Indebtedness on any date of determination, the per annum yield thereon, as determined by the Administrative Agent, based on the interest rate spreads, interest rate benchmark floors, upfront fees and original issue discount (with upfront fees and original issue discount being equated to yield based on an assumed four-year life to maturity, or if less, the then remaining life to maturity), but excluding any structuring, commitment, amendment and arranger fees or other similar fees unless such similar fees are paid to all lenders generally in the primary syndication of such Indebtedness.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%; provided that for the purpose of this definition, the Adjusted LIBO Rate for any day shall be based on the LIBO Screen Rate (or if the LIBO Screen Rate is not available for such one month Interest Period, the Interpolated Rate) at approximately 11:00 a.m. London time on such day.  Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate, respectively.  If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.12 (for the avoidance of doubt, only until any amendment has become effective pursuant to Section 2.12(b)), then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above.  For the avoidance of doubt, if the Alternate Base Rate as determined pursuant to the foregoing would be less than (x) in the case of the ~~Initial~~ Term B-1 Loans, ~~2.00~~1.75%, such rate shall be deemed to be ~~2.00~~1.75% for purposes of this Agreement and (y) in the case of the Revolving Loans, 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.

“Amendment No. 1” means Amendment No. 1, dated as of January 15, 2021, among the Borrower, Holdings, JPMorgan Chase Bank, N.A., as incremental term loan lender, and the Administrative Agent.

“Amendment No. 2” means Amendment No. 2 to this Agreement, dated as of April 5, 2021, by and among Holdings, the Borrower, the Lenders party thereto and the Administrative Agent.

“Amendment No. 2 Effective Date” means the Effective Date (as defined in Amendment No. 2).

“Amendment Lead Arrangers” means JPMorgan Chase Bank, N.A., Morgan Stanley Senior Funding, Inc., Wells Fargo Securities, LLC, Goldman Sachs Bank, USA, Deutsche Bank Securities Inc., TD Securities (USA) LLC and Mizuho Bank, Ltd. and each of their respective successors and assigns.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to Holdings or its Subsidiaries from time to time concerning or relating to bribery or corruption, including, without limitation, the United States Foreign Corrupt Practices Act of 1977 and the rules and regulations thereunder and the U.K. Bribery Act 2010 and the rules and regulations thereunder.

“Anti-Money Laundering Laws” means any and all laws, statutes, regulations or obligatory government orders, decrees, ordinances or rules applicable to a Loan Party, its Subsidiaries or Affiliates related to terrorism financing or money laundering, including any applicable provision of the PATRIOT Act and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12U.S.C. §§ 1818(s), 1820(b) and 1951-1959).

“Applicable Law” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes, executive orders, and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Applicable Rate” means, for any day, (a) with respect to the ~~Initial~~ Term B-1 Loan, (i) in the case of ABR Loans, ~~3.75~~2.50% per annum, and (ii) in the case of Eurodollar Loans, ~~4.75~~3.50% per annum; (b) with respect to Revolving Loans, (i) in the case of ABR Loans, 3.00% per annum, and (ii) in the case of Eurodollar Loans, 4.00% per annum; (c) with respect to the Commitment Fee, 0.50% per annum; and (d) with respect to any Incremental Term Loans, the rate(s) set forth in the applicable Incremental Facility Amendment; provided, that after the Trigger Date, the rates set forth in the preceding clause (b) shall be subject to a 0.25% reduction and the rate set forth in clause (c) shall be subject to a 0.125% reduction in each case if and for so long as the Consolidated First Lien Leverage Ratio does not exceed 3.20 to 1.00 as of the most recent determination date.  For purposes of such calculation, (a) the Consolidated First Lien

Leverage Ratio shall be determined as of the end of each Fiscal Quarter of Holdings’ Fiscal Year based upon the consolidated financial statements delivered pursuant to Section 5.01(a) or (b) and (b) each change in the Applicable Rate resulting from a change in the Consolidated First Lien Leverage Ratio shall be effective ten (10) Business Days after the date on which the Administrative Agent shall have received the applicable financial statements and a Compliance Certificate calculating such Consolidated First Lien Leverage Ratio pursuant to Sections 5.01(a) and (c) or Section 5.01(b), as applicable.  If at any time the Borrower has not submitted to the Administrative Agent the applicable information as and when required under Section 5.01(a), (b) or (c), the Applicable Rate shall be the rate set forth in clauses (b) and (c) (for the avoidance of doubt, without giving effect to the proviso to the first sentence of this definition) until such time as the Borrower has provided the information required under Section 5.01(a), (b) or (c).  Within one (1) Business Day of receipt of the applicable information as and when required under Sections 5.01(a) and (c), or Section 5.01(b), as applicable, the Administrative Agent shall give each Lender written notice of the Applicable Rate in effect from such date.

Notwithstanding the foregoing, in the event that any financial statement or Compliance Certificate delivered pursuant to Section 5.01(a), (b) or (c) is shown to be inaccurate (regardless of whether (a) this Agreement is in effect, or (b) the Revolving Commitments are in effect, or (c) any Loans or Obligations hereunder are outstanding when such inaccuracy is discovered or such financial statement or Compliance Certificate was delivered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Rate with respect to Revolving Loans and the Commitment Fee for any period (an “Applicable Period”) than the relevant Applicable Rate applied for such Applicable Period, then (x) the Borrower shall immediately deliver to the Administrative Agent a correct Compliance Certificate for such Applicable Period, (y) the Applicable Rate for such Applicable Period shall be determined as if the Consolidated First Lien Leverage Ratio in the corrected Compliance Certificate were applicable for such Applicable Period, and (z) the Borrower shall immediately pay to the Administrative Agent the accrued additional interest owing as a result of such increased Applicable Rate for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with Section 2.13.  Nothing in this paragraph shall limit the rights of the Administrative Agent and Lenders with respect to Section 7.01.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means (x) JPMorgan Chase Bank, N.A., Morgan Stanley Senior Funding, Inc., Wells Fargo Securities, LLC, Goldman Sachs Bank USA, Deutsche Bank Securities Inc., TD Securities (USA) LLC, CoBank, ACB and Mizuho Bank Ltd. and each of their respective successors and assigns and (y) with respect to Amendment No. 1 and Amendment No. 2, the Amendment Lead Arrangers.

“Asset Sale” means any non-ordinary course Disposition, except (a) sales, dispositions and leases permitted by Section 6.05 (other than clause (h) thereof), (b) any such transaction or series of transactions which, if not otherwise excluded pursuant to clause (a), would not generate Net Proceeds in excess of $5.0 million and (c) any transactions which are not otherwise excluded pursuant to clause (a), but in the aggregate (taken together with all such dispositions made pursuant to clause (c)) since the Closing Date have a Fair Market Value not exceeding the greater of $100.0 million and 3.0% of Total Assets.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.10), and accepted by the Administrative Agent, in substantially the form of Exhibit B-1 (or, in the case of an assignment to an Affiliate Lender, in the form of Exhibit B-3) or any other form approved by the Administrative Agent.

“Attributable Sale Leaseback Obligations” in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments  during the remaining term of the lease included in such Sale and Leaseback Transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value will be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Audited Financial Statements” means the audited consolidated balance sheets of Holdings and its Subsidiaries as of as of December 31, 2017, 2018 and 2019 and related statements of income, stockholders’ equity and cash flows of Holdings and its Subsidiaries for the three fiscal years ended December 31, 2019.

“Authorized Officer” means, with respect to the Borrower, its chief executive officer, president, chief financial officer, controller, treasurer or assistant treasurer or any other officer thereof designated in writing and reasonably acceptable to the Administrative Agent, in each case whose signature and incumbency has been certified to the Administrative Agent and the Lenders by the Secretary of the Borrower in a certificate dated the Closing Date or any successor thereto.

“Auto-Extension Letter of Credit” has the meaning assigned to such term in Section 2.06(b).

“Available Cash” means, for any Fiscal Year, for the period commencing on the first day of such Fiscal Year and ending on the last day of such Fiscal Year, an amount equal to the sum (as calculated for Holdings and its Subsidiaries on a consolidated basis for such Fiscal Year) of:

(a)Consolidated EBITDA for such period (without giving pro forma effect to the events described in the last paragraph of such definition) minus

(b)to the extent not deducted in the determination of Consolidated EBITDA for such period, the sum (without duplication) of the following in each case, for such period:

(i)(X) non-cash dividend income and (Y) any other non-cash credits included in Consolidated EBITDA;

(ii)cash Consolidated Interest Expense;

(iii)Capital Expenditures from Internally Generated Funds;

(iv)cash income taxes;

(v)scheduled principal payments of Indebtedness from Internally Generated Funds, if any;

(vi)voluntary prepayments of Indebtedness from Internally Generated Funds (other than in (i) connection with any Permitted Refinancing, (ii) prepayments of the Revolving Facility or (iii) any voluntary prepayment of the Term Loans which shall be the subject of Section 2.05(c)(iii)(B)), including any premium, make-whole or penalty payments related thereto;

(vii)the cash cost of any extraordinary or unusual losses or charges;

(viii)all cash payments made on account of losses or charges expensed during or prior to such period (to the extent not deducted in the determination of Consolidated EBITDA for such prior period);

(ix)all Transaction Fees added back in clause (a)(v) of the definition of Consolidated EBITDA for such period;

(x)all cash amounts added back in clause (d) of the definition of Consolidated EBITDA;

(xi)all cash payments in respect of cash contributions for pension obligations and “other post-employment benefit” related expenditures; and

(xii)all increases in Consolidated Working Capital; plus

(c)to the extent not included in the determination of Consolidated EBITDA, (i) cash interest income for such period, (ii) the cash amount realized in respect of extraordinary or unusual gains during such period other than to the extent subject to the requirements of Section 2.05(c)(ii) and (iii) all decreases in Consolidated Working Capital during such period.

“Available Incremental Amount” has the meaning assigned to such term in Section 2.21(a).

“Available Proceeds” means, at any time, the net cash proceeds received by Holdings following the Closing Date (other than proceeds from any Cure Amount or the Second Purchase Price Payment (as defined in the Investment Agreement)) from the sum of (i) equity contributed to its common capital, (ii) the sale of Equity Interests (other than Disqualified Stock) of Holdings or (iii) the incurrence of Indebtedness or issuance of Disqualified Stock of Holdings or any of its Subsidiaries that has been converted into or exchanged for such Equity Interests (other than  Equity Interests sold to, or Indebtedness held by, a Subsidiary of Holdings and except to the extent converted into or exchanged for Disqualified Stock), to the extent that such  proceeds were not previously applied to make an Investment pursuant to Section 6.04, or a Restricted Payment pursuant to Section 6.07.

“Available Revolving Commitment” means as to any Revolving Lender, at any time of determination, an amount equal to such Revolving Lender’s Revolving Commitment at such time minus such Revolving Lender’s Revolving Exposure at such time.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank Equity Interests” means investments in non-voting participation certificates of CoBank, ACB acquired by the Borrower from CoBank, ACB.

“Benchmark Replacement” means the sum of: (a) the alternate benchmark rate (which may include Term SOFR) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the LIBO Rate for U.S. dollar-denominated syndicated credit facilities and (b) the Benchmark Replacement Adjustment; provided that, in no event shall the Benchmark Replacement be deemed to be less than (i) 0.00%, in the case of the Revolving Loans and (ii) ~~1.00~~0.75%, in the case of the ~~Initial~~ Term B-1 Loans for the purposes of this Agreement.

“Benchmark Replacement Adjustment” means the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBO Rate with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body and (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBO Rate with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Administrative Agent decides in its reasonable discretion may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement).

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the LIBO Rate:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the LIBO Screen Rate permanently or indefinitely ceases to provide the LIBO Screen Rate; or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the LIBO Rate:

(1) a public statement or publication of information by or on behalf of the administrator of the LIBO Screen Rate announcing that such administrator has ceased or will cease to provide the LIBO Screen Rate, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBO Screen Rate;

(2) a public statement or publication of information by the regulatory supervisor for the administrator of the LIBO Screen Rate, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for the LIBO Screen Rate, a resolution authority with jurisdiction over the administrator for the LIBO Screen Rate or a court or an entity with similar insolvency or resolution authority over the administrator for the LIBO Screen Rate, which states that the administrator of the LIBO Screen Rate has ceased or will cease to provide the LIBO Screen Rate permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBO Screen Rate; or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of the LIBO Screen Rate announcing that the LIBO Screen Rate is no longer representative.

“Benchmark Transition Start Date” means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Administrative Agent or the Requisite Lenders, as applicable, by notice to the Borrower, the Administrative Agent (in the case of such notice by the Requisite Lenders) and the Lenders.

“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the LIBO Rate and solely to the extent that the LIBO Rate has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the LIBO Rate for all purposes hereunder in accordance with Section 2.12 and (y) ending at the time that a Benchmark Replacement has replaced the LIBO Rate for all purposes hereunder pursuant to Section 2.12.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Big Boy Letter” means a letter from a Lender acknowledging that (1) an assignee may have information regarding Holdings and its Subsidiaries, their ability to perform the Obligations or any other material information that has not previously been disclosed to the Administrative Agent and the Lenders (“Excluded Information”), (2) the Excluded Information may not be available to such Lender, (3) such Lender has independently and without reliance on any other party made its own analysis and determined to assign Term Loans to such assignee pursuant to Section 9.10(h) notwithstanding its lack of knowledge of the Excluded Information and (4) such Lender waives and releases any claims it may have against the Administrative Agent and its Related Parties, such assignee, Holdings and its Subsidiaries with respect to the nondisclosure of the Excluded Information, or otherwise in form and substance reasonably satisfactory to such assignee, the Administrative Agent and the assigning Lender.

“Board” means the Board of Governors of the Federal Reserve System of the United States.

“Bona Fide Debt Fund” means any debt fund, investment vehicle, regulated bank entity or unregulated lending entity that is primarily engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business for financial investment purposes which is managed, sponsored or advised by any Person controlling, controlled by or under common control with (a) any competitor of Holdings and/or any of its Subsidiaries or (b) any Affiliate of such competitor, but, in each case, with respect to which no personnel involved with any investment in such Person or the management, control or operation of such Person (i) directly or indirectly makes, has the right to make or participates with others in making any investment decisions, or otherwise causing the direction of the investment policies, with respect to such debt fund, investment vehicle, regulated bank entity or unregulated entity or (ii) has access to any information (other than information that is publicly available) relating to Holdings or its Subsidiaries or any entity that forms a part of any of their respective businesses; it being understood and agreed that the term “Bona Fide Debt Fund” shall not include any Person that is a Disqualified Lender pursuant to clause (i) of the definition thereof.

“Borrower” has the meaning assigned to such term in the preamble to this Agreement.

“Borrower Materials” has the meaning assigned to such term in Section 5.01.

“Borrowing” means a Loan or group of Loans to the Borrower of the same Class and Type made (including through a conversion or continuation) by the applicable Lenders on a single date and, with respect to any Eurodollar Loan, as to which a single Interest Period is in effect.

“Borrowing Date” means any Business Day specified in a notice pursuant to Section 2.02 as a date on which the Borrower requests Loans to be made hereunder.

“Borrowing Request” has the meaning assigned to such term in Section 2.02(a).

“Business Day” means (a) for all purposes other than as set forth in clause (b) below, any day other than a Saturday, Sunday or legal holiday on which banks in Charlotte, North Carolina and New York, New York, are open for the conduct of their commercial banking business, and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, any Eurodollar Loan, any day that is a Business Day described in clause (a) and that is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Capital Expenditures” means, for any period, any and all expenditures made by Holdings or any of its Subsidiaries in such period for assets added to or reflected in its property, plant and equipment accounts or other similar capital asset accounts or comparable items or any other capital expenditures that are, or should be, set forth as “additions to plant, property and equipment” on the financial statement prepared in accordance with GAAP, whether such asset is purchased for cash or financed as an account payable or by the incurrence of Indebtedness, accrued as a liability or otherwise including, without limitation, as a result of incurring any Capital Lease Obligations.

“Capital Lease Obligations” means all monetary or financial obligations of Holdings or any of its Subsidiaries under any leasing or similar arrangement conveying the right to use real or personal property, or a combination thereof, which, in accordance with GAAP, would or should be classified and accounted for as capital or finance leases, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date on which such lease may be terminated by the lessee without payment of a penalty.

“Cash Collateralize” means, to pledge and deposit with, or deliver to the Administrative Agent, or directly to the applicable Issuing Bank (with notice thereof to the Administrative Agent), for the benefit of one or more of the Issuing Banks, the Swingline Lender or the Revolving Lenders, as collateral for LC Exposure or obligations of the Revolving Lenders to fund participations in respect of LC Exposure or Swingline Loans, cash or deposit account balances or, if the Administrative Agent and the applicable Issuing Bank and the Swingline Lender shall agree, in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent, such Issuing Bank and the Swingline Lender, as applicable.  “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means:

(a)marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in each case maturing within one year from the date of acquisition thereof;

(b)marketable direct obligations issued by any State of the United States of America or any political subdivision of any such State or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s or carrying an equivalent rating by a nationally recognized statistical ratings organization (within the meaning of Section 3(62) of the Exchange Act), if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally);

(c)commercial paper issued by a corporation (other than an Affiliate of the Borrower), at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s, or carrying an equivalent rating by a nationally recognized statistical ratings organization (within the meaning of Section 3(62) of the Exchange Act), if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally), and in each case maturing within one year after the date of acquisition;

(d)time deposits, demand deposits, certificates of deposit, Eurodollar time deposits or bankers’ acceptances maturing within one year from the date of acquisition thereof or overnight bank deposits, in each case, issued by any bank organized under the laws of the United States of America or any State thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $500.0 million;

(e)repurchase obligations with a term of not more than 90 days for underlying securities of the types described in clause (a) above entered into with any bank meeting the qualifications specified in clause (d) above;

(f) securities issued and fully guaranteed by any state, commonwealth or territory of the United States of America, any member of the European Union or, in each case, by any political subdivision or taxing authority thereof, which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

(g)investments in money market funds which invest substantially all their assets in securities of the types described in clauses (a) through (f) above;

(h)[reserved];

(i)[reserved];

(j)investments in so-called “auction rate securities” rated AAA by S&P or Aaa by Moody’s and which have an interest rate reset date not more than 90 days from the date of acquisition thereof.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card (including non-card electronic payables), electronic funds transfer and other cash management arrangements.

“Cash Management Bank” means any Person that, (a) at the time it enters into a Cash Management Agreement with a Loan Party, is a Lender, an Affiliate of a Lender, the Administrative Agent or an Affiliate of the Administrative Agent, or (b) at the time it (or its Affiliate) becomes a Lender or the Administrative Agent (including on the Closing Date), is a party to a Cash Management Agreement with a Loan Party, in each case in its capacity as a party to such Cash Management Agreement.

“Cash Management Obligations” means all existing or future payment and other obligations owing by any Loan Party under any Cash Management Agreement (which such Cash Management Agreement is permitted hereunder) with any Cash Management Bank.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System List.

“Change in Control” means the occurrence of any of the following:

(a)Holdings becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) (including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act)) other than any of the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase, of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of more than 40% of the total voting power of the Voting Stock of Holdings; or

(b)the Borrower ceases to be a wholly-owned Subsidiary of Holdings.

For the purposes of clause (a) of this definition the Contingent Payment Rights (and any securities into which such Contingent Payment Rights are converted) shall be treated as Voting Stock of Holdings.

“Change in Law” means the occurrence, after the Closing Date, of any of the following:  (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, implemented or issued.

“Class” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, the Initial Term Loan, the Term B-1 Loans, Incremental Term Loans, Incremental Revolving Loans, Extended Revolving Loans, Extended Term Loans, Refinancing Revolving Loans, Refinancing Term Loans or Swingline Loans, and when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment, Incremental Revolving Commitment, Incremental Term Commitment, Refinancing Revolving Commitment, Refinancing Term Commitment or Extended Revolving Commitment, and when used in reference to any Lender, refers to whether such Lender is a Revolving Lender, an Initial Term Lender, a Term B-1 Lender, an Incremental Term Lender, a Lender holding Incremental Revolving Commitments and/or Incremental Revolving Loans, a Lender holding Extended Revolving Commitments and/or Extended Revolving Loans, a Refinancing Term Lender, or a Lender holding Refinancing Revolving Commitments and/or Refinancing Revolving Loans.

“Closing Date” means October 2, 2020.

“Closing Date Purchase Price Payment” means the Initial Purchase Price Payment (as defined in the Investment Agreement).

“Closing Date Refinancing” means the repayment in full (or the termination, discharge or defeasance in full) of all outstanding indebtedness under (including the release of all guarantees, liens, security interests, pledges, mortgages and other encumbrances with respect thereto, to the extent applicable) the Existing Credit Agreement and the Existing Indenture, together with any premium accrued and unpaid interest thereon and any fees and expenses with respect thereto.

“Closing Date Transactions” means, collectively, the transactions to occur pursuant to the Investment Agreement, the Loan Documents and the Senior Secured Notes Documents that are contemplated pursuant to such agreements to be consummated on the Closing Date, including (a) the making of the Closing Date Purchase Price Payment and consummation of the Initial Closing (as defined in the Investment Agreement); (b) the execution, delivery and performance of the Loan Documents, the creation of the Liens pursuant to the Security Documents, and the initial borrowings hereunder and the use of proceeds thereof; (c) the execution, delivery and performance of the Senior Secured Notes Documents and the issuance of the Senior Secured Notes; (d) the Closing Date Refinancing; and (e) the payment of all fees and expenses to be paid and owing in connection with the foregoing.

“CoBank” means CoBank, ACB, a federally chartered instrumentality of the United States.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” has the meaning assigned to such term in the Security Agreement or the Pledge Agreement (as applicable), or, as the context requires, in any other applicable Security Document and shall include all Mortgaged Property and all other assets a Lien on which is granted or purported to be granted to secure the Obligations. “Collateral” shall also include the “Trust Property” or similar defined term as such terms are defined in the Mortgages.

“Commitment” means, with respect to any Lender, such Lender’s Initial Term Commitment, Term B-1 Commitment, Revolving Commitment, Refinancing Revolving Commitment, Refinancing Term Commitment, Incremental Revolving Commitment, Incremental Term Commitment, Extended Revolving Commitment or any combination thereof (as the context requires).

“Commitment Fee” has the meaning assigned to such term in Section 2.10(a).

“Commitment Fee Average Daily Amount” has the meaning assigned to such term in Section 2.10(a).

“Commitment Fee Termination Date” has the meaning assigned to such term in Section 2.10(a).

“Commitment Letter” means that certain commitment letter dated September 13, 2020 among Holdings, JPMorgan Chase Bank, N.A., Morgan Stanley Senior Funding, Inc., Wells Fargo Securities, LLC, Wells Fargo Bank, N.A., Goldman Sachs Bank USA, Deutsche Bank AG New York Branch, Deutsche Bank AG Cayman Islands Branch, Deutsche Bank Securities Inc., TD Securities (USA) LLC and The Toronto-Dominion Bank, New York Branch as amended or supplemented.

“Commitment Percentage” means the percentage of the Total Revolving Commitment represented by such Lender’s Revolving Commitment.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Communications Laws” has the meaning assigned to such term in Section 3.22(a).

“Communications Licenses” has the meaning assigned to such term in Section 3.22(a).

“Company Material Adverse Effect” has the meaning assigned to the term “Company Material Adverse Effect” in the Investment Agreement as in effect on September 13, 2020.

“Compliance Certificate” has the meaning assigned to such term in Section 5.01(b) and shall be substantially in the form of Exhibit C.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Current Assets” means, as of any date of determination, the sum of the total assets of Holdings and its Subsidiaries on a consolidated basis that may properly be classified as current assets in conformity with GAAP excluding cash and Cash Equivalents, amounts related to current or deferred taxes based on income or profits, assets held for sale (other than assets that, were they not classified as assets held for sale, would otherwise be classified as “Consolidated Current Assets”), loans (permitted) to third parties, pension assets, deferred bank fees, derivative financial instruments and any assets in respect of Hedging Agreements, and excluding the effects of adjustments pursuant to GAAP resulting from the application of recapitalization accounting or purchase accounting as the case may be, in relation to the Closing Date Transactions or any consummated acquisition.

“Consolidated Current Liabilities” means, as of any date of determination, the total liabilities of Holdings and its Subsidiaries on a consolidated basis that may properly be classified as current liabilities in conformity with GAAP, excluding (A) the current portion of any Funded Debt, (B) the current portion of interest, (C) accruals for current or deferred taxes based on income or profits, (D) accruals of any costs or expenses related to restructuring reserves or severance, (E) Revolving Loans, Swingline Loans and L/C Exposure under this Agreement or any other revolving loans, swingline loans and letter of credit obligations under any other revolving credit facility, (F) the current portion of any Capital Lease Obligation, (G) liabilities in respect of unpaid earn-outs, (H) the current portion of any other long-term liabilities, (I) accrued litigation settlement costs, (J) any liabilities in respect of Hedging Agreements, (K) bonuses, pension and other post-retirement benefit obligations and (L) accruals, if any, of transaction costs resulting from the Closing Date Transactions, and, furthermore, excluding the effects of adjustments pursuant to GAAP resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in relation to the Closing Date Transactions or any consummated acquisition.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period,

(a)plus all amounts deducted in arriving at Consolidated Net Income for such period in respect of, without duplication, (i) Consolidated Interest Expense, amortization or write-off of debt discount and non-cash expense incurred in connection with equity compensation plans, (ii) foreign, federal, state and local income Taxes, (iii) charges for depreciation of fixed assets and amortization of intangible assets, (iv) all non-cash charges (excluding any non-cash charge to the extent that it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period) and (v) Transaction Fees as specified in reasonable detail;

(b)minus (in the case of gains) or plus (in the case of losses) gain or loss on any Disposition during such period;

(c)plus extraordinary loss (as defined by GAAP) during such period;

(d)plus the aggregate amount of all (x) unusual and non-recurring charges or expenses (including, for the avoidance of doubt, relating to storm damage and other extreme weather events) deducted in arriving at Consolidated Net Income for such period and not otherwise included in clause (a) above (y) restructuring and similar charges, fees, costs (including severance costs), expenses and reserves deducted in arriving at Consolidated Net Income for such period and not otherwise included in clause (a) above and (z) the amount of any cost savings, operating expense reductions, operating enhancements and other synergies (net of the amount of actual amounts realized) from the Investment Transactions, and any mergers, acquisitions, Investments, cost savings initiatives, operating improvements, restructurings, cost savings and similar initiatives, actions or events and that are reasonably expected to be realized within 24 months of the date of the relevant event; provided that the aggregate amount permitted to be added back pursuant to this clause (d)(z) for any Test Period shall not exceed 20% of Consolidated EBITDA after giving effect to such adjustments; provided further, that each such adjustment described in this clause (d)(z) shall be set forth in a certificate signed by a Financial Officer of the Borrower and delivered to the Administrative Agent;

(e)plus, solely for purposes of calculating the Cumulative Credit and without duplication of any amounts included under clause (i) of paragraph (a) above, Fixed Charges; and

(f)minus the sum of (x) interest income, (y) extraordinary income or gains as defined by GAAP and (z) all non-cash items increasing Consolidated Net Income, in each case, for such period.

For purposes of this definition, Investments, acquisitions, Dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, and (at the Borrower’s election) any operating improvements, restructurings, cost savings and similar initiatives, actions or events, that Holdings or any of its Subsidiaries has made during the Test Period or subsequent to such Test Period and on or prior to or simultaneously with the date for which the calculation of Consolidated EBITDA is made shall be calculated on a pro forma basis assuming that all such  mergers, acquisitions, dispositions, amalgamations, consolidations, Investments, cost savings initiatives, operating improvements, restructurings, cost savings and similar initiatives, actions or events and discontinued operations had occurred on the first day of the Test Period; provided that, notwithstanding any classification of any Person, business, assets or operations as discontinued operations because a definitive agreement for the sale, transfer or other disposition in respect thereof has been entered into, the Borrower shall not make such computations on a pro forma basis for any such classification for any period until such sale, transfer or other disposition has been consummated.

“Consolidated First Lien Indebtedness” means, at a particular date, the aggregate principal amount of Consolidated Indebtedness at such date that, at such date, is secured by a Lien on assets of Holdings or any of its Subsidiaries that is pari passu with the Liens securing the Obligations, net of (i) prior to the Unlimited Cash Netting Date, the lesser of (a) the amount of Qualified Cash and Cash Equivalents and (b) $50.0 million and (ii) on and after the Unlimited Cash Netting Date, the amount of Qualified Cash and Cash Equivalents.

“Consolidated First Lien Leverage Ratio” means, at a particular date the ratio of (a) Consolidated First Lien Indebtedness on such date to (b) Consolidated EBITDA for the Test Period most recently ended (calculated on a pro forma basis as described in the definition of “Consolidated EBITDA”). In the event that Holdings, the Borrower or any Subsidiary thereof incurs, repays, repurchases or redeems any Indebtedness (other than fluctuations in revolving borrowings in the ordinary course of business) subsequent to the commencement of the period for which the Consolidated First Lien Leverage Ratio is being calculated, but prior to or in connection with the event for which the calculation of the Consolidated First Lien Leverage Ratio is made, then the Consolidated First Lien Leverage Ratio shall be calculated giving pro forma effect to such incurrence, repayment, repurchase or redemption of Indebtedness as if the same had occurred at the beginning of the applicable four-quarter period.

“Consolidated Indebtedness” means, at a particular date, the sum of (without duplication) all debt for borrowed money of Holdings and its Subsidiaries determined on a consolidated basis in accordance with GAAP. For purposes of calculating any financial ratio under this Agreement, including the Consolidated First Lien Leverage Ratio, the Consolidated Senior Secured Ratio and the Total Net Leverage Ratio, all obligations owed by any Loan Party or any of their respective Subsidiaries under the Subordinated Notes shall be excluded from “Consolidated Indebtedness.”

“Consolidated Interest Expense” means, with respect to Holdings and its Subsidiaries on a consolidated basis for any period, the sum of (a) gross interest expense for such period, including (i) the amortization of debt discounts, (ii) the amortization of all fees (including fees with respect to Hedging Agreements) payable in connection with the incurrence of Indebtedness to the extent included in interest expense and (iii) the portion of any payments or accruals with respect to Capital Lease Obligations allocable to interest expense, and (b) capitalized interest, but excluding non-cash interest expense booked with respect to (i) tax reserves, (ii) Hedging Agreements and (iii) the refinancing of any Indebtedness (including any Permitted Refinancing).

For the purposes of this Agreement, in the event that any underwriting fees paid in connection with the original issuance of the Senior Secured Notes or the entry into this Agreement on the Closing Date, or the fees (or any portion thereof) referred to in any fee letter related to the foregoing or any similar fee paid in connection with any Permitted Refinancing is required to be expensed in the Fiscal

Quarter in which such fee is paid, rather than being capitalized and amortized over the term of the respective Indebtedness associated therewith, the entire amount of such fee shall not be included in Consolidated Interest Expense for the Fiscal Quarter in which such fee is paid, but instead shall be included in the calculation of Consolidated Interest Expense for such Fiscal Quarter and succeeding Fiscal Quarters as if such fee was capitalized and amortized over the term of such Indebtedness. For the avoidance of doubt, Consolidated Interest Expense shall include interest expense and capitalized interest with respect to the Subordinated Notes, to the extent outstanding at any time during the applicable period.

“Consolidated Net Income” means, for any period, the net income or loss of Holdings and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded therefrom, without duplication:

(a)the income or loss of any Person (other than consolidated Subsidiaries of Holdings) in which any other Person (other than Holdings or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to Holdings or any of its Subsidiaries by such Person during such period;

(b)the cumulative effect of a change in accounting principles during such period;

(c)any net after-tax income (loss) from discontinued operations and any net after-tax gains or losses on disposal of discontinued operations;

(d)the income or loss of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with Holdings or any of its Subsidiaries or that Person’s assets are acquired by Holdings or any of its Subsidiaries; and

(e)the income of any consolidated Subsidiary to the extent that declaration of payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary.

“Consolidated Senior Secured Indebtedness” means, at a particular date, the aggregate principal amount of Consolidated Indebtedness at such date that, at such date, is secured by a Lien on assets of Holdings or any of its Subsidiaries, net of (i) prior to the Unlimited Cash Netting Date, the lesser of (a) the amount of Qualified Cash and Cash Equivalents and (b) $50.0 million and (ii) on and after the Unlimited Cash Netting Date, the amount of Qualified Cash and Cash Equivalents.

“Consolidated Senior Secured Leverage Ratio” means, at a particular date the ratio of (a) Consolidated Senior Secured Indebtedness on such date to (b) Consolidated EBITDA for the Test Period most recently ended (calculated on a pro forma basis as described in the definition of “Consolidated EBITDA”). In the event that Holdings, the Borrower or any Subsidiary thereof incurs, repays, repurchases or redeems any Indebtedness (other than fluctuations in revolving borrowings in the ordinary course of business) subsequent to the commencement of the period for which the Consolidated Senior Secured Leverage Ratio is being calculated but prior to or in connection with the event for which the calculation of the Consolidated Senior Secured Leverage Ratio is made, then the Consolidated Senior Secured Leverage Ratio shall be calculated giving pro forma effect to such incurrence, repayment, repurchase or redemption of Indebtedness as if the same had occurred at the beginning of the applicable four-quarter period.

“Consolidated Working Capital” means, at any date of determination, the excess of Consolidated Current Assets minus Consolidated Current Liabilities.

“Contested Collateral Lien Conditions” means ~~(a)~~ with respect to any proceeding instituted contesting any amount payable by any Loan Party or any of its Subsidiaries, such proceeding operates to stay the sale or forfeiture of any portion of the Collateral on account of such Lien~~; and (b) in the event the amount of any such Lien shall exceed $10.0 million, the Loan Party or its applicable Subsidiary shall either obtain a bond or maintain cash reserves, in either case, in an amount sufficient to pay and discharge such Lien and the Administrative Agent’s reasonable estimate of all interest and penalties related thereto~~.

“Contingent Payment Rights” means the contingent payment right which shall be automatically converted into shares of Holdings’ common stock subject to the terms and conditions of the contingent payment right agreement to be entered into by the Investor and Holdings.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and “controlling” and “controlled” have meanings correlative thereto.

“Controlled Investment Affiliate” means, with respect to any Person, any fund or investment vehicle that (i) is organized by such Person for the purpose of making investments in one or more companies and (ii) is controlled by, or under common control with, such Person.

“Covered Party” has the meaning assigned to such term in Section 9.24.

“Credit Agreement Refinancing Indebtedness” means Indebtedness issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace, repurchase, retire or refinance, in whole or part, Revolving Loans, Initial Term Loans, Term B-1 Loans, Incremental Term Loans, Extended Term Loans or any then existing Credit Agreement Refinancing Indebtedness (“Refinanced Debt”); provided that (i) such Indebtedness has a maturity no earlier than, and a Weighted Average Life to Maturity equal to or greater than, the Refinanced Debt, (ii) such Indebtedness shall not have a greater principal amount than the principal amount of the related Refinanced Debt plus accrued interest, fees, premiums (if any) and penalties thereon and reasonable fees and expenses associated with the refinancing, (iii) such Indebtedness shall not be secured by any assets that do not constitute Collateral, (iv) such Indebtedness is not at any time guaranteed by any Subsidiaries of the Borrower other than Subsidiary Loan Parties, (v) such Indebtedness shall be unsecured or rank pari passu (without regard to the control of remedies) or junior in right of payment and security with any Obligations and, if secured on a junior lien basis, shall be subject to a Junior Lien Intercreditor Agreement, (vi) such Refinanced Debt shall be repaid, repurchased, retired, defeased or satisfied and discharged, and all accrued interest, fees, premiums (if any) and penalties in connection therewith shall be paid, on the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained, (vii) such Indebtedness shall have such pricing (including interest rate margins, rate floors, fees, premiums and funding discounts) and optional prepayment terms as may be agreed by the Borrower and the Additional Refinancing Lenders thereof, and (viii) the terms and conditions of such Indebtedness (except as otherwise provided in clause (vii) above) are substantially identical to, or are not materially more favorable, taken as a whole, to the lenders or holders providing such Indebtedness (in the good faith determination of the Borrower ~~and the Administrative Agent~~) than those applicable to the Refinanced Debt being refinanced (except for covenants or other provisions applicable only to periods after the Latest Maturity Date at the time of incurrence of such Indebtedness).

“Credit Event” has the meaning assigned to such term in Section 4.02.

“Cumulative Credit” means on any date (a) $100,000,000 plus (b) 100% of Holdings’ Consolidated EBITDA on a cumulative basis during the period (taken as one accounting period and without giving pro forma effect to the events described in the last paragraph of Consolidated EBITDA) from

October 1, 2020 to the last day of Holdings’ last Fiscal Quarter ending prior to such date for which internal financial statements are available less 1.75 times Holdings’ and its Subsidiaries’ (without duplication) Fixed Charges for the same period, minus (c)  the aggregate amount of Subject Payments paid prior to such date, plus (d) Declined Proceeds plus (e) Retained Proceeds.

“Cure Amount” has the meaning assigned to such term in Section 7.02(a).

“Cure Expiration Date” has the meaning assigned to such term in Section 7.02(a).

“Cure Right” has the meaning assigned to such term in Section 7.02(a).

“Debt Fund Affiliate Lender” shall mean entities managed by any of the Sponsors, including funds advised by their affiliated management companies that are primarily engaged in, or advise funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course and for which no personnel making investment decisions in respect of any equity fund which has a direct or indirect equity investment in Holdings, the Borrower or the  Subsidiaries has the right to make any investment decisions.

“Debt Incurrence” has the meaning assigned to such term in Section 2.05(c)(i).

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar Applicable Laws with respect to debtor relief of the United States or other applicable jurisdictions from time to time in effect.

“Declined Proceeds” has the meaning assigned to such term in Section 2.05(d).

“Default” means any Event of Default, any Event of Termination and any event or condition which upon notice, lapse of time or both would constitute an Event of Default or Event of Termination.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means, subject to Section 2.23(g), any Lender that (a) has failed to (i) fund all or any portion of the Revolving Loans or any Term Loan required to be funded by it hereunder within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Bank, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, any Issuing Bank or the Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the FDIC or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.23(g))) upon delivery of written notice of such determination to the Borrower, each Issuing Bank, the Swingline Lender and each Lender.

“Designated Non-Cash Consideration” means the Fair Market Value of non-cash consideration received by Holdings, the Borrower or one of its Subsidiaries in connection with a Disposition that is so designated as Designated Non-Cash Consideration pursuant to a certificate of an Authorized Officer of the Borrower, setting forth such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent disposition of such Designated Non-Cash Consideration.

“Destruction” means any and all damage to, or loss or destruction of, or loss of title to, all or any portion of the Property of Holdings or any of its Subsidiaries.

“Disposition” means any direct or indirect sale, transfer, lease, conveyance or other disposition by Holdings or any of its Subsidiaries of any of its property or assets, including any sale or issuance of any Equity Interests of any Subsidiary of the Borrower (other than directors’ qualifying shares and shares issued to foreign nationals to the extent required by law), and “Dispose” and “Disposed” have meanings correlative thereto.

“Disqualified Lender” means (i) the persons identified as “Disqualified Institutions” in writing to the Arrangers by the Borrower on or prior to September 13, 2020, (ii) any competitor of Holdings and its Subsidiaries identified in writing to the Arrangers on or prior to September 13, 2020 and (iii) any competitor of Holdings and its Subsidiaries identified in writing to the Arrangers (if prior to the Closing Date) or the Administrative Agent (if after the Closing Date) on or prior to the earlier of (x) completion of syndication of the Initial Term Loans and (y) 60 days after the Closing Date; provided that a “competitor” shall not include any Bona Fide Debt Fund; provided, further, that no updates to the list of Disqualified Lenders shall be deemed to retroactively disqualify any parties that have previously acquired an assignment or participation interest in respect of the Loans or the Commitments.  The Borrower shall deliver any list of Disqualified Lenders delivered after the Closing Date and any updates, supplements or modifications thereto after the Closing Date to the Administrative Agent and any such updates, supplements or modifications thereto shall only become effective one (1) Business Day after such update, supplement or modification has been sent to the Administrative Agent.

“Disqualified Stock” means any Equity Interests that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 123 days after the Latest Maturity Date; provided, however, that only the portion of Equity Interests which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such dates will be deemed to be Disqualified Stock. Notwithstanding the preceding sentence, any Equity Interests that would constitute Disqualified Stock solely because the holders thereof have the right to require the issuer of such Equity Interests to repurchase such Equity Interests upon the occurrence of a change in control or an asset sale will not constitute Disqualified Stock if the terms of such Equity Interests provide that the issuer of such Equity Interests may not repurchase or redeem any such Equity Interests pursuant to such provisions unless such repurchase or redemption complies with Section 6.07. The term “Disqualified Stock” will also include any options, warrants or other rights that are convertible into Disqualified Stock or that are redeemable at the option of the holder, or required to be redeemed, prior to the date that is 123 days after the Latest Maturity Date. Notwithstanding the foregoing or anything to the contrary herein, Disqualified Stock shall not include any Preferred Stock issued in connection with the Investment Transactions (including, but not limited to, the Series A preferred stock) any accrual of interest or payment due on account of or pursuant thereto.

“Dollars” or “$” means lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary of the Borrower that is not a Non-U.S. Subsidiary.

“Early Opt-in Election” means the occurrence of:

(1)(i) a determination by the Administrative Agent or (ii) a notification by the Requisite Lenders to the Administrative Agent (with a copy to the Borrower) that the Requisite Lenders have determined that U.S. dollar-denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in Section 2.12 are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the LIBO Rate, and

(2)(i) the election by the Administrative Agent or (ii) the election by the Requisite Lenders to declare that an Early Opt-in Election has occurred and the provision, as applicable, by the Administrative Agent of written notice of such election to the Borrower and the Lenders or by the Requisite Lenders of written notice of such election to the Administrative Agent.

“Earn-Out Obligation” means any contingent consideration based on future operating performance of the acquired entity or assets or other purchase price adjustment or indemnification obligation, payable following the consummation of an acquisition based on criteria set forth in the documentation governing or relating to such acquisition.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any credit institution or investment firm established in any EEA Member Country.

“Electronic Record” has the meaning assigned to that term in, and shall be interpreted in accordance with, 15 U.S.C. 7006.

“Electronic Signature” has the meaning assigned to that term in, and shall be interpreted in accordance with, 15 U.S.C. 7006.

“Environment” means ambient air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources such as flora and fauna, or as otherwise defined in any applicable Environmental Law.

“Environmental Claim” means any written accusation, allegation, notice of violation, claim, demand, order, directive, cost recovery action or other cause of action by, or on behalf of, any Governmental Authority or any other Person for damages, injunctive or equitable relief, personal injury (including sickness, disease or death), Remedial Action costs, tangible or intangible property damage, natural resource damages, nuisance, pollution, any adverse effect on the Environment caused by any Hazardous Material, or for fines, penalties or restrictions, resulting from or based upon: (a) the existence, or the continuation of the existence, of a Release (including sudden or non-sudden, accidental or non-accidental Releases); (b) exposure to any Hazardous Material; (c) the presence, use, handling, transportation, storage, treatment or disposal of any Hazardous Material; or (d) the violation or alleged violation of any Environmental Law or Environmental Permit.

“Environmental Laws” means any and all applicable treaties, laws (including common law), rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the protection, preservation or reclamation of the Environment, the management, Release or threatened Release of, or exposure to, any Hazardous Material.

“Environmental Liability” means any liability, contingent or otherwise (including, but not limited to, any liability for damages, natural resource damage, costs of environmental remediation, administrative oversight costs, fines, penalties or indemnities), of any member of Holdings and its Subsidiaries, directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials or (d) the Release or threatened Release of any Hazardous Materials into the Environment.

“Environmental Permit” means any permit, approval, authorization, certificate, license, variance, filing or permission required by or from any Governmental Authority pursuant to any Environmental Law.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person.

“Equity Rights” means all securities convertible or exchangeable for Equity Interests and all warrants, options or other rights to purchase or subscribe for any Equity Interests, whether or not presently convertible, exchangeable or exercisable.

“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Loan Party, is treated as a single employer under Sections 414(b) or (c) of the Code, and for the purpose of Section 302 of ERISA and/or Section 412, 4971, 4977, 4980D, 4980E and/or each “applicable section” under Section 414(t)(2) of the Code, within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” means (a) any “reportable event,” as defined in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Pension Plan (other than an event for which the 30-day notice period is waived by regulation); (b) the failure to make any (i) “minimum required contribution” (as defined in Section 430 of the Code or Section 303 of ERISA) to any Pension Plan, whether or not waived or (ii) required contribution to a Multiemployer Plan; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan; (d) the incurrence by any Loan Party or ERISA Affiliate of any liability under Title IV of ERISA with respect to any Pension Plan, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA; (e) the receipt by any Loan Party or ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Pension Plan, to appoint a trustee to administer any Pension Plan, or to take any other action with respect to a Pension Plan that could result in material liability to a Loan Party or a Subsidiary, or the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of or the appointment of a trustee to administer, any Pension Plan; (f) the incurrence by any Loan Party or ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal (including under Section 4062(e) of ERISA) from any Pension Plan or Multiemployer Plan; (g) the receipt by a Loan Party or ERISA Affiliate of any notice concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (h) the making of any amendment to any Pension Plan which could result in the imposition of a lien or the posting of a bond or other security or an increase in the minimum annual contribution to any Pension Plan resulting from a determination by such Pension Plan’s actuary that it is an at risk plan within the meaning of Section 430(i) of the Code or Section 303(i) of ERISA, or an increase in the rate of required contributions to any Multiemployer Plan resulting from a determination that such Multiemployer Plan is in endangered or critical status within the meaning of Section 432 of the Code or Section 305 of ERISA; or (i) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could result in liability to a Loan Party or any of the Subsidiaries.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor thereto), as in effect from time to time.

“Eurodollar Borrowing” means a Borrowing comprised of Eurodollar Loans.

“Eurodollar Loan” means any Loan bearing interest at a rate determined by reference to the Adjusted LIBO Rate in accordance with the provisions of Article II.

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Event of Termination” has the meaning assigned to such term in Section 7.01.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder, as amended.

“Excluded Debt Issuance” means any Indebtedness permitted to be incurred pursuant to Section 6.01(a) other than Credit Agreement Refinancing Indebtedness.

“Excluded Subsidiary” means:

(a)each Domestic Subsidiary which is an Immaterial Subsidiary (for so long as such Domestic Subsidiary remains an Immaterial Subsidiary);

(b)each Domestic Subsidiary that is not a Wholly Owned Domestic Subsidiary (for so long as such Subsidiary remains a non-Wholly Owned Domestic Subsidiary);

(c)each Subsidiary that is a Foreign Subsidiary;

(d)each Unrestricted Subsidiary;

(e)each Domestic Subsidiary that is prohibited or restricted by applicable law, rule or regulation or by any contractual obligation existing on the Closing Date (or, if later, the date that such Person becomes a Subsidiary) from guaranteeing the Obligations (in the case of any such prohibition or restriction under any contractual obligation arising after the Closing Date, to the extent that such prohibition or restriction is not entered into in contemplation of such Person becoming a Subsidiary), or which would require governmental (including regulatory) consent, approval, license or authorization to provide a guarantee of the Obligations unless such consent, approval, license or authorization has been received or obtained; provided that, to the extent necessary, with respect to any Subsidiary, (i) Holdings and the Borrower shall request the consent, approval, license or authorization of any applicable Governmental Authority for such subsidiary to guarantee or provide security for the Obligations within 30 Business Days after such Subsidiary would otherwise be required to Guarantee or provide security for the Obligations and (ii) Holdings and the Borrower shall use their commercially reasonable efforts, to the extent permitted by Applicable Law, to obtain such consent, approval, license or authorization of such Governmental Authority; provided that Holdings and the Borrower shall not be required to take any action pursuant to this proviso that would reasonably be expected to result in any unreasonable cost to or impact on the business of Holdings and its Subsidiaries (in the good faith determination of the Borrower);

(f)any captive insurance Subsidiary;

(g)any not-for-profit Subsidiary; or

(h)any other Domestic Subsidiary with respect to which, (x) in the reasonable judgment of the Borrower and the Administrative Agent, the cost, burden or consequences of providing a guarantee is excessive in view of the benefits to be obtained by the Lenders or (y) providing such guarantee would reasonably be expected to result in material adverse tax consequences to the Borrower or one of its Subsidiaries, as determined in good faith in writing delivered to the Administrative Agent by the Borrower.

“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the liability of such Loan Party for or the guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any liability or guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the liability for or the guarantee of such Loan Party or the grant of such security interest becomes effective with respect to such Swap Obligation (such determination being made after giving effect to any applicable keepwell, support or other agreement for the benefit of the applicable Loan Party, including under Section 2.12 of the Guaranty Agreement).  If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal for the reasons identified in the immediately preceding sentence of this definition.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, United States federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires the applicable interest in the applicable Commitment or, if such Lender did not fund an applicable Loan pursuant to a prior Commitment, on the date such Lender acquires the applicable interest in such Loan (other than, in each case, pursuant to an assignment request by the Borrower under Section 2.20)) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 2.16, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in the applicable Loan or Commitment or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.16(g) and (d) any United States federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” means that certain Third Amended and Restated Credit Agreement, dated as of October 5, 2016, among Holdings, the Borrower, Wells Fargo Bank, National Association, as administrative agent, issuing bank and swingline lender, and the other parties thereto (as amended, supplemented or otherwise modified from time to time).

“Existing Indenture” means that certain Indenture, dated as of September 18, 2014, among Holdings, the Borrower, and Wells Fargo Bank, National Association, as trustee (as amended, supplemented or otherwise modified from time to time).

“Existing Letters of Credit” means those letters of credit existing on the Closing Date and identified on Schedule 1.01(b).

“Extended Revolving Commitment” means, as of any date of determination and with respect to each Accepting Revolving Lender, the commitment of such Accepting Revolving Lender to make Revolving Loans in accordance with the Revolving Extension Agreement and to acquire participations in Letters of Credit and Swingline Loans hereunder, as the same may be reduced from time to time pursuant to the provisions of this Agreement.

“Extended Revolving Loans” means the loans made pursuant to an Extended Revolving Commitment.

“Extended Revolving Subfacility” means any tranche of Extended Revolving Loans.

“Extended Term Lenders” shall mean each Lender with an Extended Term Loan.

“Extended Term Loans” means the loans extended pursuant to a Term Loan Modification Agreement.

“Extended Term Subfacility” means any tranche of Extended Term Loans.

“Fair Market Value” means the price that would be paid in an arm’s-length transaction between an informed and willing seller and a willing and able buyer, as determined in good faith by an Authorized Officer of the Borrower.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantially comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, as of the date of this Agreement (or any amended or successor version described above), and any intergovernmental agreement, treaty or convention among Governmental Authorities (and any related Applicable Law) implementing the foregoing.

“FCC” has the meaning assigned to such term in Section 3.22(a).

“FDIC” means the Federal Deposit Insurance Corporation and any successor organization performing similar functions.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as  shall be set forth on the Federal Reserve Bank of New York’s Website  from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Federal Reserve Bank of New York’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Fee Letter” means that certain fee letter dated September 13, 2020 among Holdings, JPMorgan Chase Bank, N.A., Morgan Stanley Senior Funding, Inc., Wells Fargo Securities, LLC, Wells Fargo Bank, N.A., Goldman Sachs Bank USA, Deutsche Bank AG New York Branch, Deutsche Bank AG Cayman Islands Branch, Deutsche Bank Securities Inc., TD Securities (USA) LLC and The Toronto-Dominion Bank, New York Branch.

“Fees” means the Commitment Fee, the LC Fees and the Administrative Agent Fees.

“Financial Covenant” means those covenants and agreements of the Loan Parties set forth in Section 6.11.

“Financial Officer” of any corporation, partnership or other entity means the chief financial officer, the principal accounting officer, Treasurer or Controller (or person having an analogous title) of such corporation, partnership or other entity.

“First Lien Intercreditor Agreement” means the pari passu intercreditor agreement, dated as of the Closing Date and substantially in the form of Exhibit J, among the Borrower, Holdings, the

Subsidiary Loan Parties, the Administrative Agent, Wells Fargo Bank, National Association, as trustee under the Senior Secured Notes and the other parties thereto (including, any Other Debt Representative for the holders of other Indebtedness that is permitted under Section 6.01 to be, and intended to be, secured on a pari passu basis with the Liens securing the Obligations), as amended, restated, supplemented or otherwise modified from time to time in accordance with the requirements thereof and of this Agreement, and which shall also include any replacement intercreditor agreement entered into in accordance with the terms hereof.

“Fiscal Quarter” means any quarter of a Fiscal Year.

“Fiscal Year” means any period of twelve consecutive calendar months ending on December 31; references to a Fiscal Year with a number corresponding to any calendar year refer to the Fiscal Year ending on December 31 occurring during such calendar year.

“Fixed Baskets” has the meaning assigned thereto in Section 1.10(a).

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1)the Consolidated Interest Expense of such Person and its Subsidiaries for such period, whether paid or accrued, including, without limitation, original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Sale Leaseback Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations, but excluding the amortization or write-off of debt issuance costs; plus

(2)the consolidated interest of such Person and its Subsidiaries that was capitalized during such period; plus

(3)any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Subsidiaries or secured by a Lien on assets of such Person or one of its Subsidiaries (other than a pledge of Equity Interests of an Unrestricted Subsidiary to secure Non-Recourse Debt of such Unrestricted Subsidiary), whether or not such Guarantee or Lien is called upon; plus

(4)the product of (a) all dividends, whether paid or accrued (but, in the case of accrued, only in the case of (x) Preferred Stock of any Subsidiary of such Person that is not a Subsidiary Loan Party or (y) Disqualified Stock of such Person or of any of its Subsidiaries) and whether or not in cash, on any series of Disqualified Stock of such Person or on any series of Preferred Stock of such Person’s Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests (other than Disqualified Stock) of such Person or to such Person or to a Subsidiary of such Person, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal;

in each case, on a consolidated basis and in accordance with GAAP. For the avoidance of doubt, in no event will any accruals or payments in respect of or on account of the Subordinated Notes, the Preferred Stock or the Contingent Payment Rights, in each case relating to the Investment Transactions, constitute “Fixed Charges.”

“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto, (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (v) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Plan” means any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to outside the United States by any Loan Party or any of its Subsidiaries primarily for the benefit of employees of any Loan Party or any of its Subsidiaries employed outside the United States.

“Foreign Subsidiary” means a Subsidiary of the Borrower that (a) is not organized or existing under the laws of the United States of America or any state thereof or the District of Columbia, (b) directly or indirectly, holds no material assets other than equity interests of one or more entities described in clause (a) of this definition, or (c) is a Subsidiary of an entity described in clauses (a) or (b) of this definition. For the avoidance of doubt, any Subsidiary incorporated or organized under the laws of a territory of the United States (including the Commonwealth of Puerto Rico) shall constitute a “Foreign Subsidiary”.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any Issuing Bank, such Defaulting Lender’s LC Exposure with respect to Letters of Credit issued by such Issuing Bank, other than LC Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof and (b) with respect to the Swingline Lender, such Defaulting Lender’s Commitment Percentage of Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural person or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person)) that is (or will be) engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business.

“Funded Debt” means all Indebtedness of Holdings and its Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including Indebtedness in respect of the Loans.

“GAAP” means, subject to Section 1.03, generally accepted accounting principles in the United States applied on a consistent basis.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state, local or otherwise, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank and including, without limitation, the FCC and the State PUCs).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof (including pursuant to a “synthetic lease”), (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.  The amount of the obligation under any Guarantee shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made (including principal, interest and fees) and (b) the maximum amount for which such guarantor may be liable pursuant to the terms of the instrument embodying such Guarantee, unless such primary obligation and the maximum amount for which such guarantor may be liable are not stated or determinable, in which case the amount of the obligation under such Guarantee shall be such guarantor’s maximum reasonably anticipated liability in respect thereof as determined by the guarantor in good faith; irrespective, in any such case, of any amount thereof that would, in accordance with GAAP, be required to be reflected on a balance sheet of such Person.

“Guaranty Agreement” means the Guaranty Agreement dated as of October 2, 2020 by and among Holdings and the Subsidiary Loan Parties in favor of the Administrative Agent, as amended, amended and restated, supplemented, reaffirmed or otherwise modified from time to time.

“Hazardous Materials” means all pollutants, contaminants, wastes, substances, chemicals, materials and constituents, including without limitation, crude oil, petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls (“PCBs”) or PCB-containing materials or equipment of any nature which can give rise to Environmental Liability under, or are regulated pursuant to, any Environmental Law.

“Hedging Agreement” means any agreement with respect to any Interest Rate Contract, forward rate agreement, commodity swap, forward foreign exchange agreement, currency swap agreement, cross-currency rate swap agreement, currency option agreement or other agreement or arrangement designed to alter the risks of any Person arising from fluctuations in interest rates, currency values or commodity prices, all as amended, restated, supplemented or otherwise modified from time to time.

“Hedging Obligations” means all existing or future payment and other obligations owing by any Loan Party under any Hedging Agreement (which such Hedging Agreement is permitted hereunder) with any Secured Hedging Provider.

“Historical Financial Statements” means the Audited Financial Statements and the Unaudited Financial Statements.

“Holdings” has the meaning assigned to such term in the preamble to this Agreement.

“Immaterial Subsidiary” shall mean any Subsidiary that (a) did not, as of the last day of the Fiscal Quarter of Holdings most recently ended for which financial statements have been delivered pursuant to Section 5.01(a) or (b), have assets with a value in excess of 5.0% of the Total Assets or the total revenues representing in excess of 5.0% of total revenues of Holdings and its Subsidiaries on a consolidated basis as of such date, and (b) taken together with all Immaterial Subsidiaries as of such date, did not have assets with a value in excess of 10% of Total Assets or revenues representing in excess of 10% of total revenues of Holdings and its Subsidiaries on a consolidated basis as of such date; provided, that the Borrower may elect in its sole discretion to exclude as an Immaterial Subsidiary any Subsidiary that would otherwise meet the definition thereof.

“Impacted Interest Period” has the meaning assigned to such term in the definition of “LIBO Rate”.

“Impermissible Qualification” means, relative to the opinion or certification of any independent public accountant as to any consolidated financial statements of Holdings, any qualification or exception to such opinion or certification:

(a)which is of a “going concern” or similar nature;

(b)which relates to the limited scope of examination of matters relevant to such financial statement; or

(c)which relates to the treatment or classification of any item in such financial statement and which, as a condition to its removal, would require an adjustment to such item the effect of which would be to cause the Borrower to be in Default under any Financial Covenant.

“Increase Effective Date” has the meaning assigned to such term in Section 2.21(f).

“Increased Cost Lender” has the meaning assigned thereto in Section 2.20.

“Incremental Equivalent Debt” has the meaning assigned thereto in Section 6.01(a)(iv).

“Incremental Equivalent First Lien Debt” has the meaning assigned thereto in Section 6.01(a)(iv).

“Incremental Equivalent Junior Lien Debt” has the meaning assigned thereto in Section 6.01(a)(iv).

“Incremental Equivalent Non-Collateral Debt” has the meaning assigned thereto in Section 6.01(a)(iv).

“Incremental Equivalent Unsecured Debt” has the meaning assigned thereto in Section 6.01(a)(iv).

“Incremental Facilities” has the meaning assigned to such term in Section 2.21(a).

“Incremental Facility Amendment” has the meaning assigned to such term in Section 2.21(e).

“Incremental Lender” means any Person with a commitment with respect to an Incremental Facility or an outstanding Incremental Term Loan in its capacity as such; provided that each Incremental Lender shall be subject to the approval of (i) the Administrative Agent, such approval not to be unreasonably withheld or delayed, to the extent that each such Incremental Lender is not then an existing Lender, an Affiliate of a then existing Lender or an Approved Fund and (ii) with respect to any such Person providing

Incremental Revolving Commitments, each Issuing Bank, such approval not to be unreasonably withheld or delayed, and the Swingline Lender, such approval not to be unreasonably withheld or delayed.

“Incremental Revolving Commitments” has the meaning assigned to such term in Section 2.21(a).

“Incremental Revolving Loans” has the meaning assigned to such term in Section 2.21(a).

“Incremental Term Commitments” has the meaning assigned to such term in Section 2.21(a).

“Incremental Term Lender” means a Lender with an Incremental Term Commitment or an outstanding Incremental Term Loan, in its capacity as such.

“Incremental Term Loans” has the meaning assigned to such term in Section 2.21(a).

“Incurrence-Based Baskets” has the meaning assigned thereto in Section 1.10(a).

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid (excluding obligations to pay salary or benefits under deferred compensation or other benefit programs), (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services, except any such balance that constitutes an accrued expense or trade payable (provided that Indebtedness shall not include any Earn-Out Obligation or obligation in respect of purchase price adjustment, except to the extent that the contingent consideration relating thereto is not paid within 15 Business Days after the contingency relating thereto is resolved), (f) all Indebtedness (excluding prepaid interest thereon) of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness or other financial obligations of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances and (k) all Net Hedging Obligations of such Person.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is directly liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.  For the avoidance of doubt, the Contingent Payment Rights shall not constitute Indebtedness.  For purposes of calculating any financial ratio under this Agreement, including the Consolidated First Lien Leverage Ratio, the Consolidated Senior Secured Ratio and the Total Net Leverage Ratio, all obligations owed by any Loan Party or any of their respective Subsidiaries under the Subordinated Notes shall be excluded from “Indebtedness.”

“Indemnified Taxes” means all (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Information” has the meaning assigned to such term in Section 9.11.

“Initial Term Commitment” means, as to each Lender, as of any date of determination, the commitment of such Lender to make Initial Term Loans hereunder.  The initial amount of each Lender’s Initial Term Commitment is set forth on Schedule 2.01.  The aggregate principal amount of the Initial Term Commitments as of the Closing Date is $1,250.0 million.

“Initial Term Lender” means a Lender with an outstanding Initial Term Loan, in its capacity as such.

“Initial Term Loan” means the term loan made~~, or to be made,~~  on the Closing Date to the Borrower pursuant to Section 2.01(a)(i) and ~~any~~ the Incremental Term Loan ~~, the principal amount of which is added to the principal amount of the then outstanding Initial Term Loan pursuant to Section 2.21 and the applicable Incremental Facility Amendment.~~made pursuant to Amendment No. 1. For the avoidance of doubt, the Initial Term Loans were refinanced in full by the Term B-1 Loans on the Amendment No. 2 Effective Date.

~~“Initial Term Loan Maturity Date” means October 2, 2027.~~

“Interest Payment Date” means, with respect to (a) any Eurodollar Loan, (i) the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and (ii) in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, (x) each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing, (b) any ABR Loan, the last Business Day of each calendar quarter, in arrears and (c) any Loan, (i) the date of any refinancing of such Borrowing with a Borrowing of a different Type, and (ii) the Maturity Date with respect to such Loan.

“Interest Period” means (a) as to any Eurodollar Borrowing, the period commencing on the date of such Borrowing (including any date on which such Borrowing shall have been converted from a Borrowing of a different Type) or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as the case may be, and (except as provided in Section 2.02(a)) ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months (or if available and agreed to by all relevant Lenders, 12 months) thereafter, or (b) as to any ABR Borrowing (other than a Swingline Borrowing), the period commencing on the date of such Borrowing (including any date on which such Borrowing shall have been converted from a Borrowing of a different Type) or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as the case may be, and ending on the earliest of (i) the next succeeding March 31, June 30, September 30 or December 31, (ii) in the case of the ~~Initial~~ Term B-1 Loan, the ~~Initial~~ Term Loan Maturity Date, (iii) in the case of the Revolving Loans, the Revolving Maturity Date and (iv) the date such Borrowing is paid or prepaid in accordance with Section 2.05 or converted in accordance with Section 2.03 and (c) as to any Swingline Loan, a period commencing on the date of such Loan and ending on the earliest of (i) the fifth Business Day thereafter, (ii) the Revolving Maturity Date and (iii) the date such Loan is prepaid in accordance with Section 2.05; provided that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day.  Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

“Interest Rate Contract” means any interest rate swap agreement, interest rate cap agreement, interest rate floor agreement, interest rate collar agreement, interest rate option or any other agreement regarding the hedging of interest rate risk exposure executed in connection with hedging the interest rate exposure of any Person and any confirming letter executed pursuant to such agreement, all as amended, restated, supplemented or otherwise modified from time to time.

“Internally Generated Funds” means funds not constituting the proceeds of any Debt Incurrence, Excluded Debt Issuance, sale of Equity Interests, Disposition or insurance recovery.

“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period (for which the LIBO Screen Rate is available) that is shorter than the Impacted Interest Period; and (b) the LIBO Screen Rate for the shortest period (for which that LIBO Screen Rate is available for Dollars) that exceeds the Impacted Interest Period, in each case, at such time.

“Investing Parties” means the Investor, the Sponsors and any of their respective Controlled Investment Affiliates.

“Investment” has the meaning assigned to such term in Section 6.04.

“Investment Agreement” means that certain Investment Agreement, to be dated on or about September 13, 2020 by and among the Investor, and Holdings (as amended, restated, supplemented or otherwise modified from time to time).

“Investment Transactions” means the investment by one or more of the Investing Parties in Holdings pursuant to the Investment Agreement, and, in connection therewith, the entry into and performance of related transactions, agreements, instruments and arrangements, including, but not limited to:

(a)entry into the Subordinated Notes and (i) the incurrence of Indebtedness thereunder, (ii) the sale of the Subordinated Notes to one or more of the Investing Parties and (iii) the conversion or exchange of the Subordinated Notes for Series A perpetual preferred stock of Holdings in accordance with the terms thereof;

(b)the acquisition by one or more of the Investing Parties of shares of Holdings’ common stock, Series A perpetual preferred stock and Contingent Payment Rights convertible into shares of Holding’s common stock in accordance with the terms set forth in the Contingent Payment Rights agreement described below;

(c)the contingent payment rights agreement to be entered into between one or more of the Investing Parties and Holdings and any payment of cash or conversion of the contingent payment right into shares of Holdings’ common stock contemplated therein;

(d)the governance agreement entered into between the one or more of the Investing Parties and Holdings;

(e)the registration rights agreement to be entered into between one or more of the Investing Parties and Holdings and the registration and sale of any securities pursuant to the terms thereof;

(f)the certificate of designations relating to the Series A preferred stock, dividends issued pursuant to such Series A preferred stock and any other payments made in connection therewith;

(g)any documents, filings, or other actions related to certain regulatory and stockholder approvals necessary to consummate the transactions described in this definition; and

in each case, the performance of the transactions and obligations contemplated by any of the foregoing, including, but not limited to, the incurrence of Indebtedness, the making of Restricted Payments (other than Restricted Payments consisting of voluntary prepayments or redemptions of the Subordinated Notes and the Series A preferred stock) and Investments, and the sale or other disposition of any assets, Equity Interests, or other property.

“Investor” means Searchlight III CVL, L.P., a Delaware limited partnership.

“IRS” means the United States Internal Revenue Service.

“ISDA CDS Definitions” has the meaning assigned to such term in Section 9.02.

“Issuing Bank” means (a) each of Wells Fargo, JPMorgan Chase Bank, N.A., Morgan Stanley Senior Funding, Inc., Goldman Sachs Bank USA, Deutsche Bank AG New York Branch, The Toronto-Dominion Bank, New York Branch, CoBank, ACB and Mizuho Bank, Ltd., in their respective capacities as an issuer of Letters of Credit hereunder, together with its permitted successors and assigns and (b) each Revolving Lender that shall have become an Issuing Bank hereunder as provided in Section 2.06(l); provided that (x) no Issuing Bank shall be required to issue Letters of Credit in an amount in excess of the amount set forth across from its name under the heading “Letter of Credit Commitment” in Schedule 2.01 (or in the documents pursuant to which such Issuing Bank became an Issuing Bank) (with respect to each Issuing Bank, its “Letter of Credit Limit”) and (y) each of Morgan Stanley Senior Funding, Inc., Deutsche Bank AG New York Branch, Wells Fargo and Goldman Sachs Bank USA and their respective Affiliates or designees shall only be required to issue standby Letters of Credit.  Each Issuing Bank shall have the ability (in its sole discretion) to cause Letters of Credit to be issued by its Affiliates and such Letters of Credit shall be treated as issued by such Issuing Bank for all purposes under this Agreement and the other Loan Documents.

“Junior Lien Intercreditor Agreement” means one or more customary junior lien intercreditor agreements in form and substance reasonably satisfactory to the Administrative Agent, among the Borrower, Holdings, the Subsidiary Loan Parties, the Administrative Agent and one or more Other Debt Representatives for the holders of Indebtedness that is permitted under Section 6.01 to be, and intended to be, secured on a junior lien basis with the Liens securing the Obligations, as amended, restated, supplemented or otherwise modified from time to time in accordance with the requirements thereof and of this Agreement, and which shall also include any replacement intercreditor agreement entered into in accordance with the terms hereof.

“Latest Maturity Date” shall mean, at any date of determination, the latest maturity date applicable to any Term Loan hereunder at such time, including the latest maturity date of any Term Loan, any Incremental Term Loan, any Extended Term Loan or any Refinancing Term Loan, in each case as extended in accordance with this Agreement from time to time.

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time.  The LC Exposure of any Revolving Lender at any time shall be its Commitment Percentage of the total LC Exposure at such time.

“LC Fees” has the meaning assigned to such term in Section 2.10(b).

“LCT Election” has the meaning assigned to such term in Section 1.09(a).

“LCT Test Date” has the meaning assigned to such term in Section 1.09(a).

“Lenders” has the meaning assigned to such term in the preamble hereto.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement and any Existing Letter of Credit.

“Letter of Credit Limit” has the meaning assigned to such term in the definition of “Issuing Bank.”

“LFA” has the meaning assigned to such term in Section 3.22(a).

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any interest period, the LIBO Screen Rate at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such interest period; provided that if the LIBO Screen Rate shall not be available at such time for such interest period (an “Impacted Interest Period”) then the LIBO Rate shall be the Interpolated Rate.

“LIBO Screen Rate” means, for any day and time, with respect to any Borrowing, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for U.S. Dollars for a period equal in length to such interest period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion); provided that if the LIBO Screen Rate as so determined would be less than zero, such rate shall be deemed to zero for the purposes of calculating such rate.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, deed to secure debt, lien, pledge, encumbrance, charge, assignment, hypothecation or security interest in or on such asset or any filing of any financing statement under the UCC as in effect in the applicable state or jurisdiction or any other similar notice or lien under any similar notice or recording statute of any Governmental Authority, in each of the foregoing cases whether voluntary or imposed by law, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset, (c) in the case of any investment property or deposit account, any contract or other agreement, express or implied, under which any Person has the right to control such investment property or deposit account and (d) any other agreement intended to create any of the foregoing.

“Limited Condition Transaction” means (i) any Investment or acquisition (whether by merger, amalgamation, consolidation or other business combination or the acquisition of Equity Interests or otherwise), whose consummation is not conditioned on the availability of, or on obtaining, third-party financing, (ii) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of

Indebtedness, Disqualified Stock or Preferred Stock requiring irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or repayment and (iii) any Restricted Payment requiring irrevocable notice in advance thereof.

“Loan Documents” means this Agreement, each Revolving Extension Agreement, each Term Loan Modification Agreement, each Refinancing Amendment, the Guaranty Agreement, the First Lien Intercreditor Agreement, the Junior Lien Intercreditor Agreement, if any, the Security Documents, if requested by a Lender pursuant to Section 2.07(e), each Note and, solely for purposes of Section 7.01(a), the Fee Letter.

“Loan Parties” means Holdings, the Borrower and the Subsidiary Loan Parties.

“Loans” means the Revolving Loans, the Swingline Loans, the Initial Term Loan ~~and~~ , the Term B-1 Loans, the Incremental Term Loans, Incremental Revolving Loans, Extended Revolving Loans, Extended Term Loans, Refinancing Revolving Loans or Refinancing Term Loans, as the context requires.

“Material Adverse Effect” means a materially adverse effect on (a) the business, financial condition or results of operations of Holdings and its Subsidiaries, taken as a whole, after giving effect to the Investment Transactions, (b) the ability of the Borrower or the other Loan Parties to perform their payment obligations under the Loan Documents when due, or (c) the validity or enforceability of any of the Loan Documents or the rights and remedies of the Administrative Agent and the Lenders under any of the Loan Documents.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), of Holdings or any of its Subsidiaries, individually or in an aggregate principal amount exceeding $50.0 million.

“Material Real Property” means  real property located in the United States owned in fee by the Borrower or the other Loan Parties with a Fair Market Value in excess of $3.0 million (measured as of the date hereof, if owned as of the date hereof, or at the time of the closing of the acquisition thereof, if acquired after the date hereof, in each case as reasonably determined in good faith by the Borrower or such Guarantor not to exceed the actual purchase price paid for such real property if acquired after the date hereof); provided that in no event shall real property obtained by the Borrower or a Guarantor through foreclosure or otherwise through the exercise of remedies in respect of obligations owed by a third party to the Borrower, Holdings or any of their respective Subsidiaries constitute Material Real Property.

“Material Subsidiaries” means (i) the Borrower and (ii) any Subsidiary other than an Immaterial Subsidiary.

“Maturity Date” means (a) with respect to the ~~Initial~~ Term B-1 Loans, the ~~Initial~~ Term Loan Maturity Date, (b) with respect to the Revolving Commitments, the Revolving Maturity Date, (c) with respect to any Class of Incremental Term Loans or Incremental Revolving Commitments, the final maturity as specified in the applicable Incremental Facility Amendment, (e) with respect to any Class of Extended Term Loans, the final maturity date as specified in the applicable Term Loan Modification Agreement, (f) with respect to any Class of Extended Revolving Commitments, the final maturity date as specified in the applicable Revolving Extension Agreement, and (g) with respect to any Class of Refinancing Term Loans or Refinancing Revolving Commitments, the final maturity date as specified in the applicable Refinancing Amendment.

“MFN Protection” has the meaning assigned to such term in Section 2.21(b).

“Minimum Collateral Amount” means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 105% of the sum of (i) the Fronting Exposure of the Issuing Banks with respect to Letters of Credit issued and outstanding at such time and (ii) the Fronting Exposure of the Swingline Lender with respect to all Swingline Loans outstanding at such time and (b) otherwise, an amount determined by the Administrative Agent and each of the applicable Issuing Banks that is entitled to Cash Collateral hereunder at such time in their sole discretion.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Mortgage” means a mortgage, deed of trust, assignment of leases and rents or other security document granting a Lien on any Mortgaged Property, in each case, as amended, amended and restated, supplemented or otherwise modified from time to time.  Each Mortgage shall be substantially in the form of Exhibit F or otherwise satisfactory in form and substance to the Administrative Agent.

“Mortgaged Property” means each parcel of real property and the improvements thereto owned by a Loan Party which is or is intended to be subject to a Mortgage.

“Multiemployer Plan” means a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA (i) to which any Loan Party or ERISA Affiliate is then making or accruing an obligation to make contributions, (ii) to which any Loan Party or ERISA Affiliate has within the preceding six plan years made contributions, including any Person which ceased to be an ERISA Affiliate during such six year period, or (iii) with respect to which any Loan Party or any ERISA Affiliate could incur liability.

“Net Hedging Obligations” means, with respect to any Hedging Agreement, as of any date, the Termination Value of such Hedging Agreement on such date.

“Net Proceeds” means, with respect to any Debt Incurrence, Asset Sale, Destruction or Taking, (a) the cash proceeds actually received by Holdings or any of its Subsidiaries in respect of such event, including (i) any cash received in respect of any non-cash proceeds, but only as and when received, (ii) in the case of a Destruction, insurance proceeds in excess of $10.0 million, and (iii) in the case of a Taking, condemnation awards and similar payments in excess of $10.0 million, net of (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid by the Loan Parties and their Subsidiaries to third parties, (ii) the amount of all taxes paid (or reasonably estimated to be payable) by the Loan Parties and their Subsidiaries, and (iii) in the case of an Asset Sale, the amount of all payments required to be made by the Loan Parties and their Subsidiaries as a result of such event to repay Indebtedness (other than the Loans and other Indebtedness secured by a Lien on the Collateral that ranks pari passu with the Liens on the Collateral that secure the Obligations prepaid pursuant to Section 2.05(c)(ii)(ii)) secured by a Lien on such asset and the amount of any reserves established by the Loan Parties and their Subsidiaries to reserve for adjustment in respect of the sale price of any such assets in accordance with GAAP or to fund contingent liabilities, including, without limitation, pension and other post-benefit employment liabilities, liabilities related to environmental matters and liabilities under indemnification obligations associated with such event (as reasonably determined by the Borrower); provided that any amount by which such reserves are reduced for reasons other than payment of any such contingent liabilities shall be considered “Net Proceeds” upon such reduction.

“Net Short Lender” has the meaning assigned to such term in Section 9.02.

“Non-Consenting Lender” has the meaning assigned to such term in Section 2.20.

“Non-Extension Notice Date” has the meaning assigned to such term in Section 2.06(b).

“Non-Recourse Debt” means Indebtedness as to which neither the Borrower nor any of its Subsidiaries (i)(a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) other than a pledge of the Equity Interests of the Unrestricted Subsidiary that is the obligor thereunder or (b) is directly or indirectly liable as a guarantor or otherwise, or (ii) constitutes the lender.

“Non-U.S. Jurisdiction” means any jurisdiction other than the United States, any state thereof or the District of Columbia.

“Non-U.S. Subsidiary” means any Subsidiary of Holdings that is organized under the laws of a Non-U.S. Jurisdiction.

“Note” means a note substantially in the form of Exhibit D-1 , D-2 or D-~~2~~3.

“Notice of Account Designation” has the meaning assigned thereto in Section 2.02(c).

“Notice of Conversion/Continuation” has the meaning assigned thereto in Section 2.03(a).

“Notice of Prepayment” has the meaning assigned thereto in Section 2.05(a).

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined be less than zero, such rate shall be deemed to be zero for purposes of calculating such rate.

“Obligations” means (a) the unpaid principal of and interest on (including interest accruing after the maturity of the Loans made to the Borrower and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans made to or LC Disbursements made pursuant to Letters of Credit issued for the account of the Borrower and all other obligations and liabilities of the Borrower and the other Loan Parties to the Administrative Agent, the Issuing Bank or to any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement or any other document made, delivered or given in connection herewith, whether on account of principal, interest, fees, indemnities, costs or expenses (including, without limitation, all reasonable fees, charges and disbursements of counsel), or otherwise, (b) all Hedging Obligations (other than an Excluded Swap Obligation) and (c) all Cash Management Obligations.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Organic Document” means (a) relative to each Person that is a corporation, its charter, its by-laws and all shareholder agreements, voting trusts and similar arrangements applicable to any of its authorized shares of capital stock, (b) relative to each Person that is a partnership, its partnership agreement and any other similar arrangements applicable to any partnership or other Equity Interests in the Person, (c)

relative to each Person that is a limited liability company, its limited liability company agreement and any other similar arrangements applicable to such limited liability company or other Equity Interests in such Person, and (d) relative to any Person that is any other type of legal entity, such documents as shall be comparable to the foregoing.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned any interest in any Loan or Loan Document).

“Other Debt Representative” means, with respect to any series of Indebtedness permitted to be incurred hereunder and permitted hereunder to be secured by Liens on Collateral that rank on a pari passu basis with or a junior lien basis to the Lien securing the Obligations, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Other Taxes” means all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.20).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the Federal Reserve Bank of New York’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Participant” has the meaning assigned to such term in Section 9.10(d).

“Participant Register” has the meaning assigned to such term in Section 9.10(d).

“PATRIOT Act” has the meaning assigned to such term in Section 9.19.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Pension Plan” means a “pension plan,” as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a Multiemployer Plan) and to which any Loan Party or any ERISA Affiliate may have liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

“Permitted Acquisition” means any acquisition by the Borrower or a Subsidiary Loan Party of a Person, business or division relating to a business (or in the case of the acquisition of a Person, substantially all of such Person’s activities constitute a business permitted to be conducted by the Borrower and its Subsidiaries in accordance with Section 6.03) permitted to be conducted by the Borrower and its Subsidiaries in accordance with Section 6.03; provided that the following conditions are met:  (a) (I)

immediately prior to, and after giving effect to, such acquisition (and any indebtedness incurred in connection therewith) on a pro forma basis as if such acquisition had been consummated on the first day of the immediately preceding Test Period, no Default shall have occurred and be continuing and (II) the Borrower shall have demonstrated compliance with the Financial Covenant (whether or not then in effect) immediately after giving effect to such acquisition (and any Indebtedness incurred in connection therewith), (b) at all times when the Total Net Leverage Ratio calculated on a pro forma basis (and after giving effect to any Indebtedness incurred in connection with such acquisition and the use of proceeds thereof) equals or exceeds 4.50 to 1.0, the total cash consideration (including any assumed Indebtedness) in respect of all Permitted Acquisitions shall not exceed $250.0 million in the aggregate (the “Acquisition Limit”) following the Closing Date (it being understood that, (1) to the extent that Available Proceeds are available, the Borrower may also elect to expend such Available Proceeds pursuant to Section 6.04(xi) and (2) to the extent that the Cumulative Credit is available, the Borrower may also elect to expend the Cumulative Credit pursuant to Section 6.04(xiv)); provided, however, that the Acquisition Limit shall not apply to any acquisition or series of acquisitions (A) which causes the Total Net Leverage Ratio calculated on a pro forma basis (and after giving effect to any Indebtedness incurred in connection with such acquisition and the use of proceeds thereof) to be lower than the Total Net Leverage Ratio calculated immediately prior to giving effect to such acquisition (and such Indebtedness) or (B) which is consummated at any time when the Total Net Leverage Ratio calculated on a pro forma basis (and after giving effect to any Indebtedness incurred in connection with such acquisition and the use of proceeds thereof) is less than 4.50 to 1.0; (c) any Person acquired in such acquisition becomes a Subsidiary Loan Party and grants a security interest in its assets to the extent required by Section 5.11 or if such acquisition consists of Property other than Equity Interests of a Person that becomes a Subsidiary, the Borrower or the Subsidiary Loan Parties acquiring such Property comply with Section 5.11; and (d) such acquisition was not commenced or at any time conducted as a “hostile” transaction.

“Permitted Amendments” means (a) with respect to a Class or Subfacility of Revolving Loans or Revolving Commitments (i) an extension of the final maturity date of the Revolving Loans and/or Revolving Commitments of the Accepting Revolving Lenders, (ii) an increase in the Applicable Rate with respect to the applicable Revolving Loans and/or Revolving Commitments of the Accepting Revolving Lenders and the payment of increased commitment fees, LC Fees and/or other additional fees to the Accepting Revolving Lenders, (iii) the requirement that all Letters of Credit or Swingline Loans be drawn only under an Extended Revolving Subfacility, and (iv) other technical requirements and modifications regarding borrowings, prepayments, conversion or cancellation of existing Revolving Loans or Swingline Loans or Letters of Credit and other similar matters and (b) with respect to a Class or Subfacility of Term Loans, (i) an extension of the final maturity date of the applicable Term Loans and (ii) ~~an increase~~ a change in the Applicable Rate and other pricing terms (including interest rate “floors”) with respect to the Term Loans of the Accepting Term Lenders.

“Permitted Asset Swap” means a transfer of assets consisting primarily of local exchange carrier access lines and related assets by a Loan Party in which the consideration received therefrom consists of assets consisting primarily of local exchange carrier access lines and related assets (other than cash) that will be used in its business; provided that (a) the fair market value (as determined in good faith by the board of directors of such Loan Party) of the assets so transferred shall not exceed the fair market value (determined as provided in the preceding parenthetical) of the assets so received and (b) the fair market value (as determined in good faith by the board of directors of such Loan Party) of the assets transferred pursuant to all such transactions following the Closing Date shall not exceed (determined solely as of the date of any transfer) 15% of consolidated tangible assets (as shown on the consolidated balance sheet of Holdings most recently delivered to the Lenders and the Administrative Agent pursuant to Section 5.01).

“Permitted First Lien Ratio Debt” has the meaning assigned to such term in the definition of Permitted Ratio Debt.”

“Permitted Holders” means the (i) Sponsors, (ii) any of their Controlled Investment Affiliates, (iii) any Person that has no material assets other than the Equity Interests of Holdings and, directly or indirectly, holds or acquires 100.0% of the total voting power of the Voting Stock of Holdings, and of which no other Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), other than any of the other Permitted Holders specified in the foregoing clauses (i) and (ii), holds more than 50.0% of the total voting power of the Voting Stock thereof and (iv) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) the members of which include any of the Permitted Holders specified in clauses (i) and (ii) above and that, directly or indirectly, hold or acquire beneficial ownership of the Voting Stock of Holdings (a “Permitted Holder Group”), so long as (1) each member of the Permitted Holder Group has voting rights proportional to the percentage of ownership interests held or acquired by such member and (2) no Person or other “group” (other than Permitted Holders specified in clauses (i) and (ii) above) beneficially owns more than 50.0% on a fully diluted basis of the Voting Stock held by the Permitted Holder Group.

“Permitted Holder Group” has the meaning assigned to such term in the definition of “Permitted Holders.”

“Permitted Junior Lien Ratio Debt” has the meaning assigned to such term in the definition of Permitted Ratio Debt.”

“Permitted Liens” has the meaning assigned to such term in Section 6.02.

“Permitted Loan Purchase” has the meaning assigned to such term in Section 9.10.

“Permitted Loan Purchase Assignment and Assumption” means an assignment and assumption entered into by a Lender as an assignor and Holdings, the Borrower or any of the Subsidiaries as an assignee, as accepted by the Administrative Agent (if required by Section 9.10) in the form of Exhibit B-2 or such other form as shall be approved by the Administrative Agent and the Borrower (such approval not to be unreasonably withheld or delayed).

“Permitted Non-Collateral Ratio Debt” has the meaning assigned to such term in the definition of “Permitted First Lien Ratio Debt.”

“Permitted Ratio Debt” means Indebtedness of Holdings or any Subsidiary incurred in the form or notes or loans (I) secured by the Collateral on a pari passu basis with the Obligations (“Permitted First Lien Ratio Debt”), (II) secured by the Collateral on a junior lien basis to the Obligations (“Permitted Junior Lien Ratio Debt”), (III) secured solely by assets that are not Collateral (“Permitted Non-Collateral Ratio Debt”) or (IV) that is unsecured (“Permitted Unsecured Ratio Debt”), so long as on a pro forma basis: (1) there exists no Event of Default or Event of Termination; (2) after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, but without netting the proceeds thereof, (x) in the case of Permitted First Lien Ratio Debt, Permitted Junior Lien Ratio Debt and Permitted Non-Collateral Ratio Debt, the Consolidated Senior Secured Leverage Ratio calculated on a pro forma basis is no greater than 3.70 to 1.00 calculated on a pro forma basis as of the most recent date for which financial statements have been delivered pursuant to Section 5.01 or (y) in the case of Permitted Unsecured Ratio Debt, the Total Net Leverage Ratio calculated on a pro forma basis is no greater than 4.50 to 1.00 calculated on a pro forma basis as of the most recent date for which financial statements have been delivered pursuant to Section 5.01; (3) such Indebtedness shall (x) in the case of Permitted First Lien Ratio Debt, have a maturity date that is after the Latest Maturity Date at the time such Indebtedness is incurred or (y) in the case of Permitted Junior Lien Ratio Debt, Permitted Non-Collateral Ratio Debt or Permitted Unsecured Ratio Debt, have a maturity date that is at least ninety-one (91) days after the Latest Maturity Date at the time such Indebtedness is incurred; provided that the foregoing requirements of this clause (3) shall not apply to the extent such Indebtedness constitutes a customary bridge facility, so long as the long-term Indebtedness into which such customary bridge facility is to be converted or exchanged satisfies the requirements of this clause (3) and such conversion or exchange is subject only to conditions customary for similar conversions or exchange; (4) such Indebtedness shall not, have a Weighted Average Life to Maturity shorter than the longest remaining Weighted Average Life to Maturity of any then existing tranche of Term Loans; provided that the foregoing requirements of this clause (4) shall not apply to the extent such Indebtedness constitutes a customary bridge facility, so long as the long-term Indebtedness into which such customary bridge facility is to be converted or exchanged satisfies the requirements of this clause (4) and such conversion or exchange is subject only to conditions customary for similar conversions or exchange; (5) in the case of Permitted Junior Lien Ratio Debt, the Other Debt Representative for such Indebtedness shall be subject to a Junior Lien Intercreditor Agreement and, in the case of Permitted First Lien Ratio Debt, the Other Debt Representative for such Indebtedness shall be subject to a First Lien Intercreditor Agreement; and (6) Permitted Ratio Debt may only be incurred by Subsidiaries that are not Loan Parties so long as the aggregate amount of Permitted Ratio Debt incurred by Subsidiaries that are not Loan Parties pursuant to Section 6.01(a)(xx), together with any Indebtedness incurred by Subsidiaries that are not Loan Parties pursuant to Sections 6.01(a)(iii), 6.01(a)(iv) and 6.01(a)(xxi), does not exceed at any time outstanding the greater of (I) $250.0 million and (II) 7.5% of Total Assets (determined at the time such Indebtedness is assumed or incurred); and (y) any Permitted Refinancing thereof.

“Permitted Refinancing” means, with respect to any Indebtedness~~, any refinancing (or successive refinancing) thereof~~(including any refinancing of Indebtedness incurred in a prior Permitted Refinancing), any other Indebtedness incurred in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund, such Indebtedness; provided, however, that (a) no Default shall have occurred and be continuing or would arise therefrom, (b) any such refinancing Indebtedness shall (i) not have a stated maturity or Weighted Average Life to Maturity that is shorter than the Indebtedness being refinanced unless such maturity is at least one year after the ~~Initial~~ Term Loan Maturity Date (provided that this clause (i) shall not apply in respect of refinancing Indebtedness consisting of Sale and Leaseback Transactions), (ii) be at least as subordinate in right of payment to the Obligations as the Indebtedness being refinanced (and unsecured if the refinanced Indebtedness is unsecured), and (iii) be in an initial principal amount that does not exceed the principal amount so refinanced, plus all accrued and unpaid interest thereon, plus any reasonable premium and other payments required to be paid in connection with such refinancing (as determined by the Borrower), plus in either case, the amount of reasonable expenses of the Loan Parties or any of their Subsidiaries incurred in connection with such refinancing, and (c) the sole obligors and/or guarantors on such refinancing Indebtedness shall be the obligors and/or guarantors on such Indebtedness being refinanced or shall be a Loan Party.

“Permitted Unsecured Ratio Debt” has the meaning assigned to such term in the definition of “Permitted Ratio Debt.”

“Person” means any natural person, corporation, trust, joint venture, association, company, partnership, limited liability company or government, or any agency or political subdivision thereof.

“Plan” means any Pension Plan or Welfare Plan.

“Platform” means IntraLinks, Debtdomain, SyndTrak or another similar secure electronic system.

“Pledge Agreement” means the Pledge Agreement dated as of October 2, 2020 by and among Holdings, the Borrower and certain of the Subsidiaries of the Borrower in favor of the

Administrative Agent, as amended, amended and restated, supplemented, reaffirmed or otherwise modified from time to time.

“Preferred Stock” means, with respect to any Person, any and all preferred or preference Equity Interests (however designated) of such Person whether or not outstanding or issued on the Closing Date.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Projected Financial Statements” has the meaning assigned to such term in Section 3.15(b).

“Property” means any right, title or interest in or to property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible and including any ownership interests of any Person.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning assigned to such term in Section 5.01.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. § 5390(c)(8)(D).

“QFC Credit Support” has the meaning assigned to such term in Section 9.24.

“Qualified Cash and Cash Equivalents” means, as of any date of determination, the unrestricted cash and Cash Equivalents held by Holdings and its Subsidiaries as reflected on a consolidated balance sheet of Holdings as of such date excluding (i) the cash and Cash Equivalents of any Subsidiary that is not a Loan Party to the extent such Subsidiary would be prohibited on such date from distributing such cash to a Loan Party and (ii) the proceeds of any Incremental Facility or any other Indebtedness incurred substantially concurrently with the applicable determination of the Total Net Leverage Ratio, the Consolidated First Lien Leverage Ratio or the Consolidated Senior Secured Leverage Ratio, as applicable.

“Real Property” means all right, title and interest of Holdings or any of its respective Domestic Subsidiaries in and to a parcel of real property owned, leased or operated (including, without limitation, any leasehold estate) by any Loan Party or any of its respective Domestic Subsidiaries together with, in each case, all improvements and appurtenant fixtures, equipment, personal property, easements and other property and rights incidental to the ownership, lease or operation thereof.

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank, as applicable.

“Refinancing Amendment” shall mean an amendment to this Agreement executed by each of (a) the Borrower, (b) the Administrative Agent and (c) each Additional Refinancing Lender thereunder.

“Refinancing Revolving Commitments” shall mean one or more Classes of revolving credit commitments hereunder that result from a Refinancing Amendment.

“Refinancing Revolving Loans” shall mean one or more revolving loans hereunder that result from a Refinancing Amendment.

“Refinancing Term Commitments” shall mean one or more term loan commitments hereunder that fund Refinancing Term Loans of the same Class pursuant to a Refinancing Amendment.

“Refinancing Term Lender” shall mean each Lender with a Refinancing Term Commitment.

“Refinancing Term Loans” shall mean one or more term loans hereunder that result from a Refinancing Amendment.

“Register” has the meaning assigned to such term in Section 9.10(c).

“Regulated Bank” means (x) a banking organization with a consolidated combined capital and surplus of at least $5.0 billion that is (i) a U.S. depository institution the deposits of which are insured by the Federal Deposit Insurance Corporation; (ii) a corporation organized under section 25A of the U.S. Federal Reserve Act of 1913; (iii) a branch, agency or commercial lending company of a foreign bank operating pursuant to approval by and under the supervision of the Board of Governors of the Federal Reserve System under 12 CFR part 211; (iv) a non-U.S. branch of a foreign bank managed and controlled by a U.S. branch referred to in clause (iii); or (v) any other U.S. or non-U.S. depository institution or any branch, agency or similar office thereof supervised by a bank regulatory authority in any jurisdiction or (y) any Affiliate of a Person set forth in clause (x) to the extent that (1) all of the Equity Interests of such Affiliate is directly or indirectly owned by either (I) such Person set forth in clause (x) or (II) a parent entity that also owns, directly or indirectly, all of the Equity Interests of such Person set forth in clause (x) and (2) such Affiliate is a securities broker or dealer registered with the SEC under Section 15 of the Exchange Act.

“Regulation T” means Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Reinvestment Period” has the meaning assigned to such term in Section 2.05(c)(ii).

“Rejection Notice” has the meaning assigned to such term in Section 2.05(d).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, trustees, employees, agents, administrators, managers, representatives and advisors of such Person and such Person’s Affiliates.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Material in, into, onto or through the Environment.

“Relevant Governmental Body” means the Federal Reserve Board and/or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto.

“Remedial Action” means (a) “remedial action” as such term is defined in CERCLA, 42 U.S.C. Section 9601(24), and (b) all other actions required by any Governmental Authority or voluntarily undertaken to: (i) clean up, remove, treat, abate or otherwise take corrective action to address any Hazardous Material in the Environment; (ii) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material so it does not migrate or endanger or threaten to endanger public health, welfare or the Environment; or (iii) perform studies and investigations in connection with, or as a precondition to, (i) or (ii) above.

“Replacement Term Loans” has the meaning assigned to such term in Section 9.02.

“Removal Effective Date” has the meaning assigned to such term in Section 8.06(b).

“Required Amount of Loans and Commitments” has the meaning assigned to such term in the definition of the term “Requisite Lenders.”

“Requisite Lenders” means, at any time, Lenders having more than fifty percent (50%) of the sum of (a) the aggregate amount of the Revolving Commitments or, after the Revolving Maturity Date, the Revolving Exposure and (b) the aggregate outstanding amount of all Term Loans; provided that (i) the Revolving Commitment of, and the portion of the extensions of credit, as applicable, held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Requisite Lenders and (ii) the portion of any Term Loans held by Debt Fund Affiliate Lenders in the aggregate in excess of 49.9% of the Required Amount of Loans and Commitments shall be disregarded in determining Requisite Lenders at any time. For purposes of the foregoing, “Required Amount of Loans and Commitments” shall mean, at any time, the amount of Loans and Commitments required to be held by Lenders in order for such Lenders to constitute “Requisite Lenders” (without giving effect to the foregoing proviso).

“Requisite Revolving Lenders” means, collectively, Revolving Lenders having more than fifty percent (50%) of the aggregate outstanding amount of the Revolving Commitments or, after the Revolving Maturity Date, the Revolving Exposure; provided that the Revolving Commitment of, and the portion of the extensions of credit under the revolving credit facility, as applicable, held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Requisite Revolving Lenders.

“Resignation Effective Date” has the meaning assigned to such term in Section 8.06(a).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restricted Payment” means (x) any direct or indirect dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests or Equity Rights in Holdings or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests or Equity Rights in Holdings, (y) any direct or indirect payment or other distribution (whether in cash, securities or other property) of, or in respect of, principal of or interest on any Subordinated Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination in respect of any Subordinated

Indebtedness (except (i) a payment of interest or principal at the Stated Maturity thereof, (ii) the purchase, repurchase or other acquisition of any such Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase or other acquisition or (iii) intercompany Indebtedness) and (z) any payment on or with respect to, or purchase, redemption, retirement, acquisition, cancellation or termination of the Subordinated Notes.

“Retained Proceeds” has the meaning assigned to such term in Section 2.05(c)(ii).

“Revolving Borrowing” means a Borrowing comprised of Revolving Loans.

“Revolving Borrowing Request” means a Borrowing Request in connection with a Revolving Borrowing.

“Revolving Commitment” means, as to each Lender, as of any date of determination, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, as the same may be reduced from time to time pursuant to the provisions of this Agreement.  The initial amount of each Lender’s Revolving Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Commitment.  The aggregate amount of the Revolving Commitments as of the Closing Date is $250.0 million.

“Revolving Commitment Period” means (i) for the Revolving Commitments and Revolving Loans, the period from and including the Closing Date to but not including the Revolving Maturity Date, as applicable, or any earlier date on which the Revolving Commitments to make Revolving Loans pursuant to Section 2.01 shall terminate as provided herein and (ii) with respect to Incremental Revolving Loans, Refinancing Revolving Loans and Extended Revolving Loans, the period as set forth in the applicable Incremental Facility Amendment, Revolving Extension Agreement or Refinancing Amendment or such earlier date that the applicable Commitments are terminated.

“Revolving Exposure” means with respect to any Revolving Lender at any time, the sum of (a) the aggregate principal amount at such time of all outstanding Revolving Loans of such Revolving Lender, plus (b) such Revolving Lender’s LC Exposure at such time, plus (c) such Revolving Lender’s Commitment Percentage of the aggregate principal amount at such time of all outstanding Swingline Loans.

“Revolving Extension Agreement” means an agreement entered into by and among, and in form and substance satisfactory to, the Administrative Agent, the Borrower and the Accepting Revolving Lenders party thereto.

“Revolving Extension Offer” has the meaning assigned to such term in Section 2.22(a).

“Revolving Facility” means, at any time, the aggregate amount of the revolving Commitments at such time.

“Revolving Lender” means a Lender with a commitment to make Revolving Loans or with any Revolving Exposure, in its capacity as such.

“Revolving Loans” means the revolving loans made by each Revolving Lender pursuant to Section 2.01(a).

“Revolving Maturity Date” means October 2, 2025.

“Rural Digital Opportunity Fund” means the Rural Opportunity Digital Fund established by the FCC pursuant to its adoption of the Rural Digital Opportunity Fund Report and Order (FCC 20-5) adopted January 30, 2020, and released February 7, 2020.

“S&P” means Standard & Poor’s Financial Services LLC, a division of S&P Global, Inc. and any successor thereto.

“Sale and Leaseback Transaction” has the meaning assigned to such term in Section 6.06.

“Sanctioned Country” means at any time, a country or territory or region which is itself the subject or target of any Sanctions (including, as of the Closing Date, Cuba, Iran, North Korea, Syria and Crimea).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC (including, without limitation, OFAC’s Specially Designated Nationals and Blocked Persons List and OFAC’s Consolidated Non-SDN List), the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in clauses (a) and (b), including a Person that is deemed by OFAC to be a Sanctions target based on the ownership of such legal entity by Sanctioned Peron(s).

“Sanctions” means any and all economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes and anti-terrorism laws, including but not limited to those imposed, administered or enforced from time to time by the U.S. government (including those administered by OFAC or the U.S. Department of State), the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority with jurisdiction over any Lender, Holdings, the Borrower or any of their respective Subsidiaries or Affiliates.

“SEC” means the Securities and Exchange Commission.

“Secured Hedging Provider” means any Person that, (a) at the time it enters into a Hedging Agreement with a Loan Party permitted under Article VI, is a Lender, an Affiliate of a Lender, the Administrative Agent or an Affiliate of the Administrative Agent, (b) at the time it (or its Affiliate) becomes a Lender or the Administrative Agent (including on the Closing Date), is a party to a Hedging Agreement with a Loan Party or (c) at the Closing Date, is a party to a Hedging Agreement with a Loan Party and that is designated by the Borrower as a “Secured Hedging Provider” by written notice to the Administrative Agent substantially in the form of Exhibit L or such other form reasonably acceptable to the Administrative Agent and the Borrower, in each case in its capacity as a party to such Hedging Agreement.  For the avoidance of doubt, any secured Hedging Obligations existing on the Closing Date and secured under the Existing Credit Agreement shall be deemed to be secured Hedging Obligations hereunder.

“Secured Parties” means (a) the Lenders, (b) each Cash Management Bank to which any Cash Management Obligation is owed, (c) the Administrative Agent and the Collateral Agent (as defined in each of the Security Agreement and the Pledge Agreement), (d) each Issuing Bank, (e) each Secured Hedging Provider, (f) each Indemnitee and (g) the successors and permitted assigns of each of the foregoing.

“Securities Collateral” means all Collateral constituting “Certificated Securities” as defined in the UCC.

“Security Agreement” means the Security Agreement dated as of October 2, 2020 by and among Holdings, the Borrower and certain of the Subsidiaries of the Borrower in favor of the Administrative Agent, as amended, amended and restated, supplemented, reaffirmed or otherwise modified from time to time.

“Security Documents” means the Security Agreement, the Pledge Agreement, the First Lien Intercreditor Agreement, the Junior Lien Intercreditor Agreement (if any) and the Mortgages executed by the Loan Parties and each other security agreement, collateral agreement, pledge agreement or other instrument or document executed and delivered pursuant to Section 5.11, 5.12 or 5.16 to secure any of the Obligations.

“Senior Secured Notes Documents” means the Senior Secured Notes Indenture, the Senior Secured Notes, the related collateral documents, the First Lien Intercreditor Agreement and any other document, guarantee or agreement entered into in connection therewith.

“Senior Secured Notes” means the 6.500% Senior Secured Notes due 2028 issued by the Borrower on the Closing Date in an initial aggregate principal amount of $750,000,000 pursuant to the Senior Secured Notes Indenture.

“Senior Secured Notes Indenture” means that certain Indenture, dated as of the Closing Date, by and among the Borrower, the guarantors party thereto from time to time and Wells Fargo Bank, National Association, as trustee and as collateral agent, governing the Senior Secured Notes and the related note guarantees, as amended, restated, amended and restated, supplemented or otherwise modified or renewed, refunded, replaced, restructured, refinanced, repaid, increased or extended from time to time.

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the NYFRB, as the administrator of the benchmark (or a successor administrator), on the Federal Reserve Bank of New York’s Website.

“Solvent” means, as to Holdings and its Subsidiaries on a particular date, that (i) the fair value of the assets of Holdings and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of Holdings and its Subsidiaries on a consolidated basis; (ii) the present fair saleable value of the property of Holdings and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of Holdings and its Subsidiaries on a consolidated basis on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) Holdings and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; (iv) Holdings and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date; and (v) as of such date, Holdings does not intend to, and Holdings does not believe that it or any of its Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing and amounts of cash to be received by it or any such Subsidiary and the timing and amounts of cash to be payable on or in respect of its debts or the debts of any such Subsidiary.

“Specified Investment Agreement Representations” means the representations made by or with respect to Holdings and its Subsidiaries in the Investment Agreement as are material to the interests of the Lenders (in their capacities as such) (but only to the extent that the Sponsor (or its Affiliates) has (or have) the right (taking into account any applicable cure provisions) to terminate the Sponsor’s (and/or its Affiliates’) obligations under the Investment Agreement or decline to make the Initial Purchase Price

Payment (as defined in the Investment Agreement) (in each case, in accordance with the terms thereof) as a result of a breach of such representations in the Investment Agreement.

“Specified Representations” means those representations and warranties of each Loan Party set forth in Sections 3.01(a) and (d), the first sentence of Section 3.02, clause (a) of the second sentence of Section 3.02, the last sentence of Section 3.03, 3.04, 3.14, 3.18(i), 3.20(a), (b) and (c) (limited to creation, validity and perfection and except with respect to items referred to on Schedule 5.17 and subject to the last paragraph of Section 4.01) and 3.21(d) (related only to the use of proceeds of the Initial Term Loans and the Revolving Loans made on the Closing Date).

“Sponsor” means Searchlight Capital III, L.P., Searchlight III CVL, L.P., Searchlight Capital III PV, L.P. and Searchlight Capital Partners, L.P.

“State PUC” has the meaning assigned to such term in Section 3.22(a).

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Statutory Reserve Rate” means a fraction (expressed as a decimal) the numerator of which is the number one and the denominator of which is the number one minus the aggregate (expressed as a decimal) of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by any Governmental Authority of the United States or of the jurisdiction of such currency or any jurisdiction to which banks in such jurisdiction are subject for any category of deposits or liabilities customarily used to fund loans.  Such reserve percentages shall include those imposed pursuant to such Regulation D.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subfacility” means the Initial Term Loan, the Term B-1 Loans, the Revolving Commitments, any Extended Revolving Subfacility or any Extended Term Subfacility.

“Subject Payments” means, for any period, the aggregate amount of any (a) Restricted Payment made pursuant to Section 6.07(iii) or (b) Investments pursuant to Section 6.04(xiv) during such period.

“Subject Prepayment Event” has the meaning assigned to such term in Section 2.05(c).

“Subordinated Indebtedness” means any Indebtedness of any Loan Party that is by its terms subordinated in right of payment to the Obligations of such Loan Party arising under the Loans or the Guaranty Agreement, as applicable, pursuant to a written agreement to that effect.

“Subordinated Notes” means the Subordinated Notes of Holdings substantially in the form set forth in Exhibit A to the Investment Agreement (with (i) the blanks and brackets and similar items therein completed as agreed by Holdings and the holder of the Subordinated Notes and (ii) any other modifications that is not prohibited pursuant to Section 6.10(b)), if issued pursuant to the terms thereunder.

“Subsidiary” means, with respect to any Person:

(a)any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by such Person, by such Person and one or more other Subsidiaries of such Person, or by one or more other Subsidiaries of such Person; or

(b)any partnership of which more than 50% of the outstanding partnership interests having the power to act as a general partner of such partnership (irrespective of whether at the time any partnership interests other than general partnership interests of such partnership shall or might have voting power upon the occurrence of any contingency) are at the time directly or indirectly owned by such Person, by such Person and one or more other Subsidiaries of such Person, or by one or more other Subsidiaries of such Person.

Unless otherwise indicated, when used in this Agreement, the term “Subsidiary” shall refer to a Subsidiary of Holdings and shall not include any Unrestricted Subsidiary. Notwithstanding the foregoing (except as used in the definition of “Unrestricted Subsidiary” contained herein), an Unrestricted Subsidiary shall be deemed not to be a Subsidiary of Holdings, the Borrower or any of their respective Subsidiaries for purposes of this Agreement or any other Loan Document, and the financial statements and consolidation of accounts of Holdings and its Subsidiaries shall not, for purposes of this Agreement, be consolidated with any Unrestricted Subsidiary.

“Subsidiary Loan Party” means each of the Borrower’s Domestic Subsidiaries that guarantee the Obligations pursuant to the Guaranty Agreement.

“Supported QFC” has the meaning assigned to such term in Section 9.24.

“Swap Obligation” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swingline Lender” means Wells Fargo, in its capacity as lender of Swingline Loans.

“Swingline Loan” has the meaning assigned to such term in Section 2.04(a).

“Swingline Sublimit” has the meaning assigned to such term as Section 2.04(a).

“Taking” means any taking of any Property of Holdings or any of its Subsidiaries or any portion thereof, in or by condemnation or other eminent domain proceedings pursuant to any law, general or special, or by reason of the temporary requisition or use of any Property of Holdings or any Subsidiary or any portion thereof, by any Governmental Authority.

“Tax Group” has the meaning assigned to such term in Section 6.07(viii).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including back up withholding), assessments, fees or other charges imposed by an Governmental Authority, including any interest, fines, addition to tax or penalties applicable thereto.

“Term B-1 Loan” shall have the meaning assigned to such term in Amendment No. 2.

“Term B-1 Lenders” shall have the meaning assigned to such term in Amendment No. 2.

“Term B-1 Commitments” shall have the meaning assigned to such term in Amendment No. 2.

“Term Lenders” means the collective reference to the Initial Term Lenders and, without duplication, the Term B-1 Lenders, the Incremental Term Lenders, the Extended Term Lenders and the Refinancing Term Lenders.

“Term Loan Borrowing” means a borrowing comprised of Term Loans.

“Term Loan Maturity Date” means October 2, 2027.

“Term Loan Modification Agreement” means an agreement entered into, and in form and substance satisfactory to, the Administrative Agent, the Borrower and the Accepting Term Lenders.

“Term Loan Modification Offer” has the meaning assigned to such term in Section 2.22.

“Term Loans” means the collective reference to the Initial Term Loan, the Term B-1 Loans, the Incremental Term Loans, the Refinancing Term Loans and the Extended Term Loans.

“Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Terminated Lender” has the meaning assigned thereto in Section 2.20.

“Termination Value” means, in respect of any one or more Hedging Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Agreements, (a) for any date on or after the date such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Agreements (which may include a Lender or any Affiliate of a Lender).

“Test Period” means, on any date of determination, the period of four consecutive Fiscal Quarters of Holdings then most recently ended (taken as one accounting period) for which internal financial statements are available

“Testing Threshold” being met on any date means that as of such date the aggregate amount of (a) Revolving Loans and Swingline Loans outstanding at such time plus (b) the aggregate LC Exposure at such time (excluding, in the case of this clause (b), LC Exposure comprising (i) the aggregate undrawn amount of Letters of Credit issued in connection with the Rural Digital Opportunity Fund (the “RDOF Letters of Credit”), (ii) the aggregate undrawn amount of other Letters of Credit in an amount not to exceed $20.0 million, and (iii) the aggregate amount of Letters of Credit that have been Cash Collateralized) exceeds 35.0% of the aggregate amount of all Revolving Commitments (excluding the RDOF Letters of Credit) outstanding at such time.

“Total Assets” means, at any date, total assets of Holdings and its Subsidiaries calculated in accordance with GAAP on a consolidated basis as of such date.

“Total Net Debt” means, at a particular date, the aggregate principal amount of Consolidated Indebtedness at such date, net of (i) prior to the Unlimited Cash Netting Date, the lesser of (a) the amount of Qualified Cash and Cash Equivalents and (b) $50.0 million and (ii) on and after the Unlimited Cash Netting Date, the amount of Qualified Cash and Cash Equivalents.

“Total Net Leverage Ratio” means, at any date, the ratio of (a) Total Net Debt as of such date to (b) Consolidated EBITDA for the Test Period most recently ended (calculated on a pro forma basis as described in the definition of “Consolidated EBITDA”); provided that for purposes of calculating Total Net Leverage Ratio, all Indebtedness under the Subordinated Notes shall be excluded from Total Net Debt. In the event that Holdings, the Borrower or any Subsidiary thereof incurs, repays, repurchases or redeems any Indebtedness (other than fluctuations in revolving borrowings in the ordinary course of business) subsequent to the commencement of the period for which the Total Net Leverage Ratio is being calculated but prior to or in connection with the event for which the calculation of the Total Net Leverage Ratio is made, then the Total Net Leverage Ratio shall be calculated giving pro forma effect to such incurrence, repayment, repurchase or redemption of Indebtedness as if the same had occurred at the beginning of the applicable four-quarter period.

“Total Revolving Commitment” means, at any time, the aggregate amount of the Revolving Commitments, as in effect at such time.

“Trade Date” has the meaning assigned thereto in the Assignment and Assumption.

“Transaction Fees” means, without duplication, all non-recurring transaction fees, charges and other amounts related to (a) this Agreement (including any amendment or other modification hereof or thereof), (b) any Permitted Acquisition (including, without limitation, the cost of obtaining a fairness opinion and prepaid premiums with respect to directors’ and officers’ insurance, but excluding all amounts otherwise included in accordance with GAAP in determining Consolidated EBITDA) and (c) the incurrence, prepayment or repayment of Indebtedness permitted hereunder (including premiums, make whole or penalty payments in connection therewith).

“Transformative Acquisition” shall mean any acquisition by Holdings or any Subsidiary that is either (a) not permitted by the terms of this Agreement immediately prior to the consummation of such acquisition or (b) if permitted by the terms of this Agreement immediately prior to the consummation of such acquisition, would not provide Holdings and its Subsidiaries with adequate flexibility under this Agreement for the continuation and/or expansion of their combined operations following such consummation, as determined by the Borrower acting in good faith.

“Trigger Date” means the date on which a Compliance Certificate for the first full Fiscal Quarter ending after the Closing Date shall have been received by the Administrative Agent pursuant to Section 5.01(b) or (c).

“Type,” when used in respect of any Loan or Borrowing, refers to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined.  For purposes hereof, “Rate” shall include the Adjusted LIBO Rate and the Alternate Base Rate.

“UCC” means the Uniform Commercial Code as in effect in the applicable state or jurisdiction.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended  from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

“Unaudited Financial Statements” means the unaudited consolidated balance sheets of Holdings and its subsidiaries as of March 31, 2020 and June 30, 2020 and related statements of income, stockholders’ equity and cash flows of the Borrower and its subsidiaries for the fiscal quarters ended March 31, 2020 and June 30, 2020, in each case prepared in accordance with GAAP.

“United States” means the United States of America.

“Unlimited Cash Netting Date” shall mean the date on which the cumulative amount of all Capital Expenditures made by Holdings and its Subsidiaries after the Closing Date and on or prior to such date is at least $1,000.0 million.

“Unrefunded Swingline Loan” has the meaning assigned thereto in Section 2.04(c).

“Unrestricted Subsidiary” shall mean (a) any Subsidiary of the Borrower (whether now owned or acquired or created after the Closing Date) that the Borrower designates as an Unrestricted Subsidiary in a written notice to the Administrative Agent; provided that (w) such designation shall be deemed to be an Investment on the date of such designation in an Unrestricted Subsidiary in an amount equal to the sum of (i) Holdings’ direct or indirect equity ownership percentage of the net worth of such designated Subsidiary immediately prior to such designation (such net worth to be calculated without regard to any guarantee provided by such designated Subsidiary) and (ii) the aggregate principal amount of any Indebtedness owed by such designated Subsidiary to Holdings or any other Subsidiary immediately prior to such designation, all calculated, except as set forth in the parenthetical to clause (i), on a consolidated basis in accordance with GAAP, (x) no Default or Event of Default would result from such designation, (y) such Subsidiary does not own any intellectual property that is material to the Borrower and its Subsidiaries, taken as a whole and (b) each Subsidiary of an Unrestricted Subsidiary.  Any subsidiary of an Unrestricted Subsidiary shall also be an Unrestricted Subsidiary. If, at any time, any of the foregoing requirements are violated, the applicable Unrestricted Subsidiary shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Agreement and any Indebtedness and Liens of such Subsidiary shall be deemed to be incurred as of such date.

The Borrower may designate an Unrestricted Subsidiary to be a Subsidiary for purposes of this Agreement; provided that (1) such designation will be deemed to be an Incurrence of Indebtedness by a Subsidiary of the Borrower of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if such Indebtedness is permitted under Section 6.01, (2) all outstanding Investments owned by such Unrestricted Subsidiary will be deemed to be made as of the time of such designation and such designation will only be permitted if such Investments would be permitted under Section 6.07, (3) all Liens upon property or assets of such Unrestricted Subsidiary existing at the time of such designation will be deemed created at the time of such designation and such designation will be permitted only if such Liens would be permitted under Section 6.02 and (4) no Default or Event of Default would be in existence following such designation.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regimes” has the meaning assigned to such term in Section 9.24.

“U.S. Tax Compliance Certificate” has the meaning assigned thereto in Section 2.16(d).

“Voting Stock” of any Person as of any date means the Equity Interests of such Person that is ordinarily entitled to vote in the election of the board of directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(a)the sum of the total of the products obtained by multiplying (i) the amount of each scheduled installment, sinking fund, serial maturity or other required payment of principal including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment; by

(b)the then outstanding principal amount of such Indebtedness.

“Welfare Plan” means a “welfare plan,” as such term is defined in Section 3(1) of ERISA, that is maintained or contributed to by a Loan Party or any Subsidiary or with respect to which a Loan Party or any Subsidiary could incur liability.

“Wells Fargo” means Wells Fargo Bank, National Association, a national banking association, and its successors.

“Wholly Owned Domestic Subsidiary” shall mean a Wholly Owned Subsidiary that is also a Domestic Subsidiary.

“Wholly Owned Subsidiary” of any person shall mean a Subsidiary of such person, all of the Equity Interests of which (other than directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law) are owned by such person or by one or more Wholly Owned Subsidiaries of such person. Unless the context otherwise requires, “Wholly Owned Subsidiary” shall mean a Subsidiary of Holdings that is a Wholly Owned Subsidiary of Holdings.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part 1 of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02Classification of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”).  Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).
Section 1.03Terms Generally.
(a)The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require.  Except as otherwise expressly provided herein, (i) any reference in this Agreement to any Loan Document means such document as amended, restated, supplemented or otherwise modified from time to time and (ii) all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that for purposes of determining compliance with the covenants contained in Article VI, all accounting terms herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP as in effect on the Closing Date and applied on a basis consistent with the application used in the financial statements referred to in Section 3.05; provided, further, that all leases of any Person that are or would be characterized as operating leases in accordance with GAAP prior to giving effect to FASB Accounting Standards Update ASU 2016-02 (whether or not such operating leases were in effect at the time of effectiveness thereof) shall continue to be accounted for as operating leases (and not as Capital Lease Obligations) for purposes of this Agreement regardless of FASB Accounting Standards Update ASU 2016-02 or any change in GAAP following the Closing Date that would otherwise require such leases to be recharacterized as Capital Lease Obligations.  Without limiting the foregoing, all references to a “Capital Lease Obligation” or “Capital Leases Obligations” shall be understood to be a reference to a “Financing Lease” or “Financing Leases” where such nomenclature is consistent with GAAP.
(b)If any payment under this Agreement or any other Loan Document shall be due on any day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and in the case of any payment accruing interest, interest thereon shall be paid for the period of such extension.
Section 1.04UCC Terms.  Terms defined in the UCC in effect on the Closing Date and not otherwise defined herein shall, unless the context otherwise indicates, have the meanings provided by those definitions.  Subject to the foregoing, the term “UCC” refers, as of any date of determination, to the UCC then in effect.
Section 1.05Rounding.  Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
Section 1.06References to Agreement and Laws.  Unless otherwise expressly provided herein, (a) references to formation documents, governing documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document;

and (b) references to any Applicable Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Applicable Law.
Section 1.07Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
Section 1.08Letter of Credit Amounts.  Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the maximum face amount of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit, whether or not such maximum face amount is in effect at such time.
Section 1.09Limited Condition Transactions.
(a)Notwithstanding anything to the contrary provided in this Agreement, when calculating the availability under any basket or ratio under this Agreement or compliance with any provision of this Agreement in connection with any Limited Condition Transaction and any actions or transactions related thereto (including acquisitions, Investments, the incurrence or issuance of Indebtedness, and the use of proceeds thereof, the incurrence of Liens, repayments, dividends and Asset Sales or distributions), in each case, at the option of the Borrower (the Borrower’s election to exercise such option, an “LCT Election”), the date of determination for availability under any such basket or ratio and whether any such action or transaction is permitted (or any requirement or condition therefor is complied with or satisfied (including as to the absence of any continuing Default or Event of Default)) under this Agreement shall be deemed to be the date (the “LCT Test Date”) either (a) that the definitive agreements for such Limited Condition Transaction are entered into (or, if applicable, the date of delivery of an irrevocable notice, declaration of a dividend or distribution or similar event), (b) solely in connection with an acquisition to which the United Kingdom City Code on Takeovers and Mergers applies, the date on which a “Rule 2.7 announcement” of a firm intention to make an offer is published on a regulatory information service in respect of a target of a Limited Condition Transaction is made (or that equivalent notice under equivalent laws, rules or regulations in such other applicable jurisdiction is made), (c) that notice is given with respect to any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Stock or Preferred Stock requiring irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or repayment or (d) that notice is given with respect to any dividend or other distribution requiring irrevocable notice in advance thereof and, in each case, if, after giving pro forma effect to the Limited Condition Transaction and any actions or transactions related thereto (including acquisitions, Investments, the incurrence or issuance of Indebtedness, Disqualified Stock or Preferred Stock and the use of proceeds thereof, the incurrence of Liens, repayments, dividends or other distributions and dispositions) and any related pro forma adjustments permitted hereunder, Holdings, the Borrower or any of their respective Subsidiaries would have been permitted to take such actions or consummate such transactions on the relevant LCT Test Date in compliance with such ratio, test or basket (and any related requirements and conditions), such ratio, test or basket (and any related requirements and conditions) shall be deemed to have been complied with (or satisfied) for all purposes (in the case of Liens, for example, whether such Liens are to secure Indebtedness that is committed, issued or incurred at the LCT Test Date or at any time thereafter); provided that (a) if financial statements for one or more subsequent Fiscal Quarters shall have become available, the Borrower may elect, in its sole discretion, to redetermine all such ratios, tests or baskets on the basis of such financial statements, in which case, such date of redetermination shall thereafter be deemed to be the applicable LCT Test Date for purposes of such ratios, tests or baskets and (b) except as contemplated in the foregoing clause (a), compliance with such ratios, tests or baskets (and any related requirements and conditions) shall not be determined or tested at any time after the applicable LCT Test Date for such Limited Condition Transaction and any actions or transactions related thereto (including acquisitions, Investments, the incurrence or issuance of Indebtedness, and the use of proceeds thereof, the incurrence of Liens, repayments, dividends or distributions and Asset Sales).

(b)For the avoidance of doubt, if the Borrower has made an LCT Election, (1) if any of the ratios, tests or baskets for which compliance was determined or tested as of the LCT Test Date would at any time after the LCT Test Date have been exceeded or otherwise failed to have been complied with as a result of fluctuations in any such ratio, test or basket, including due to fluctuations in Consolidated EBITDA or Total Assets of Holdings or the Person subject to such Limited Condition Transaction, such baskets, tests or ratios will not be deemed to have been exceeded or failed to have been complied with as a result of such fluctuations; (2) if any related requirements and conditions (including as to the absence of any continuing Default or Event of Default) for which compliance or satisfaction was determined or tested as of the LCT Test Date would at any time after the LCT Test Date not have been complied with or satisfied (including due to the occurrence or continuation of a Default or Event of Default), such requirements and conditions will not be deemed to have been failed to be complied with or satisfied (and such Default or Event of Default shall be deemed not to have occurred or be continuing); and (3) in calculating the availability under any ratio, test or basket in connection with any action or transaction unrelated to such Limited Condition Transaction following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement or date for redemption, purchase or repayment specified in an irrevocable notice for such Limited Condition Transaction is terminated, expires or passes, as applicable, without consummation of such Limited Condition Transaction, any such ratio, test or basket shall be determined or tested giving pro forma effect to such Limited Condition Transaction.

The foregoing provisions shall apply with similar effect during the pendency of multiple Limited Condition Transactions such that each of the possible scenarios is separately tested.

Section 1.10Certain Calculations and Tests.
(a)If any of the Loan Parties or any of their Subsidiaries shall undertake any action or transaction which meets the criteria of one or more than one of the categories of exceptions, thresholds or baskets pursuant to any applicable covenants in Article VI or Section 2.21, such action or transaction (or any applicable portion thereof) may divided and classified within such covenant or Section, in the case of Indebtedness, Liens, Investments and Restricted Payments, and later (on one or more occasions) be re-divided and/or reclassified under one or more of the exceptions, thresholds or baskets under such covenant or Section as the Borrower may elect from time to time, including reclassifying any utilization of fixed exceptions, thresholds or baskets (“Fixed Baskets”) as incurred under any available incurrence-based exception, threshold or basket (“Incurrence-Based Baskets”) (including reclassifying amounts of Incremental Facilities or Incremental Equivalent Debt outstanding under or incurred in reliance on clause (A) of the definition of “Available Incremental Amount” to clause (B) thereof) and if any applicable ratios or financial tests for such incurrence-based baskets would be satisfied in any subsequent fiscal quarter, such reclassification shall be deemed to have automatically occurred if not elected by the Borrower.
(b)In the event any Fixed Baskets are intended to be utilized together with any Incurrence-Based Baskets in a single transaction or series of related transactions (including the incurrence of Incremental Facilities or Incremental Equivalent Debt in reliance on clause (A) and clause (B) of the definition of “Available Incremental Amount”), (i) compliance with or satisfaction of any applicable financial ratios or tests for the portion of such Indebtedness or other applicable transaction or action to be incurred under any Incurrence-Based Baskets shall first be calculated without giving effect to amounts being utilized pursuant to any Fixed Baskets, but giving full pro forma effect to all applicable and related transactions (including, subject to the foregoing with respect to Fixed Baskets, any incurrence and repayments of Indebtedness) and all other permitted pro forma adjustments and (ii) thereafter, incurrence of the portion of such Indebtedness or other applicable transaction or action to be incurred under any Fixed Baskets shall be calculated.

Section 1.11Divisions.  For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws), (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.
Section 1.12Rates; LIBO Rate Notification.  The interest rate on Eurodollar Loans and  ABR Loans (when determined by reference to clause (c) of the definition of Alternate Base Rate) is  determined by reference to the LIBO Rate, which is derived from the London interbank offered  rate. The London interbank offered rate is intended to represent the rate at which contributing  banks may obtain short-term borrowings from each other in the London interbank market. In  July 2017, the U.K. Financial Conduct Authority announced that, after the end of 2021, it would no  longer persuade or compel contributing banks to make rate submissions to the ICE Benchmark  Administration (together with any successor to the ICE Benchmark Administrator, the “IBA”) for  purposes of the IBA setting the London interbank offered rate. As a result, it is possible that commencing in 2022, the London interbank offered rate may no longer be available or may no  longer be deemed an appropriate reference rate upon which to determine the interest rate on  Eurodollar Loans. In light of this eventuality, public and private sector industry initiatives are  currently underway to identify new or alternative reference rates to be used in place of the London  interbank offered rate. Upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, Section 2.12(b) provides a mechanism for determining an alternative rate of interest. The  Administrative Agent will promptly notify the Borrower, pursuant to Section 2.12(b), of any change  to the reference rate upon which the interest rate on Eurodollar Loans and ABR Loans (when  determined by reference to clause (c) of the definition of Alternate Base Rate) is based. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any  liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “LIBO Rate” or with respect to any alternative or successor rate thereto, or replacement rate thereof (including, without limitation, (i)  any such alternative, successor or replacement rate implemented pursuant to Section 2.12(b), whether upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, and (ii) the implementation of any Benchmark Replacement Conforming Changes pursuant to Section  2.12(b)), including without limitation, whether the composition or characteristics of any such  alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the LIBO Rate or have the same volume or liquidity as did the London  interbank offered rate prior to its discontinuance or unavailability.
ARTICLE II

THE CREDITS
Section 2.01Credit Commitments.
(a)Subject to the terms and conditions hereof:
(i)Each Initial Term Lender severally agrees to make an Initial Term Loan on the Closing Date to the Borrower in Dollars in the amount of the Initial Term Commitment of such Initial Term Lender (net of any upfront fees or original issue discount due and payable thereon).
(ii)Each Revolving Lender severally agrees to make Revolving Loans in Dollars to the Borrower from time to time during the Revolving Commitment Period; provided that the amount of Revolving Loans that may be borrowed on the Closing Date will be limited to an amount sufficient to fund (i) any original issue discount or upfront fees required to be funded on the Closing

Date pursuant to the “Market Flex” and/or “Securities Demand” provisions in the Fee Letter and (ii) any ordinary course working capital requirements of the Borrower and its Subsidiaries on the Closing Date.
(iii)Each Incremental Term Lender severally agrees, if such Incremental Term Lender has so committed pursuant to Section 2.21, to make Incremental Term Loans to the Borrower in an aggregate principal amount not to exceed its Incremental Term Commitment and otherwise on the terms and subject to the conditions set forth in the Incremental Facility Amendment to which such Lender is a party.
(iv)Each Extending Term Lender agrees, severally and not jointly, if such Extending Term Lender has so committed pursuant to Section 2.22, to make Extended Term Loans to the Borrower in an aggregate principal amount not to exceed its Commitment with respect thereto and otherwise on the terms and subject to the conditions set forth in the Extension Amendment to which such Lender is a party.
(v)Each Refinancing Term Lender agrees, severally and not jointly, if such Refinancing Term Lender has so committed pursuant to Section 2.25, to make Refinancing Term Loans to the Borrower in an aggregate principal amount not to exceed its Refinancing Term Commitment and otherwise on the terms and subject to the conditions set forth in the Refinancing Amendment to which such Lender is a party.
(b)Amounts repaid or prepaid in respect of Term Loans may not be reborrowed.  During the Revolving Commitment Period the Borrower may use the Revolving Commitments by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.  Notwithstanding anything to the contrary contained in this Agreement, in no event may Revolving Loans be borrowed under this Article II if, after giving effect thereto (and to any concurrent repayment or prepayment of Loans), (i) the Aggregate Revolving Exposure would exceed the Total Revolving Commitment then in effect or (ii) the Revolving Exposure of any Revolving Lender would exceed such Revolving Lender’s Revolving Commitment.
(c)The Revolving Loans and the Term Loans may from time to time be (i) Eurodollar Loans, (ii) ABR Loans or (iii) a combination thereof, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.02 and 2.03.
(d)Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans of the same Type made by the Revolving Lenders ratably in accordance with their respective Revolving Commitments.  The failure of any Revolving Lender to make any Revolving Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Revolving Commitments of the Revolving Lenders are several and no Revolving Lender shall be responsible for any other Lender’s failure to make Revolving Loans as required.
Section 2.02Procedure for Borrowing.
(a)The Borrower may borrow under this Agreement (subject, in each case, to the limitations in Section 2.01(b)) by giving the Administrative Agent notice substantially in the form of Exhibit A (a “Borrowing Request”), which notice must be received by the Administrative Agent prior to (i) 11:00 a.m., three Business Days prior to the requested Borrowing Date, in the case of a Eurodollar Borrowing, or (ii) 11:00 a.m., on the Business Day prior to the requested Borrowing Date, in the case of an ABR Borrowing.  The Borrowing Request for each Borrowing shall specify (A) the amount to be borrowed, (B) the requested Borrowing Date, (C) whether the Borrowing is to be of Eurodollar Loans or ABR Loans, (D) if the

Borrowing is to be of Eurodollar Loans, the length of the initial Interest Period therefor, and (E) the location and number of the account to which funds are to be disbursed, which shall comply with the requirements of this Agreement.  If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing.  If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.
(b)Each Revolving Borrowing shall be in a minimum aggregate principal amount $3.0 million or an integral multiple of $1.0 million in excess thereof (or, if less, the aggregate amount of the then Available Revolving Commitments).
(c)Upon receipt of a Revolving Borrowing Request, the Administrative Agent shall promptly notify each Revolving Lender of the aggregate amount of such Revolving Borrowing and such Revolving Lender’s Commitment Percentage thereof, which shall be based on the respective Available Revolving Commitments of all the Revolving Lenders.  Each Revolving Lender will make such Revolving Lender’s Commitment Percentage of each such Revolving Borrowing available to the Administrative Agent for the account of the Borrower at the Administrative Agent’s Office prior to 1:00 p.m. on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent.  Amounts so received by the Administrative Agent will promptly be made available to the Borrower by the Administrative Agent crediting the account of the Borrower identified in the most recent notice substantially in the form of Exhibit H (a “Notice of Account Designation”) delivered by the Borrower to the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the Revolving Lenders and in like funds as received by the Administrative Agent; provided that if on the Borrowing Date of any Revolving Loans to be made to the Borrower, any Swingline Loans made to the Borrower or LC Disbursements for the account of the Borrower shall be then outstanding, the proceeds of such Revolving Loans shall first be applied to pay in full such Swingline Loans or LC Disbursements, with any remaining proceeds to be made available to the Borrower as provided above; and provided further that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.
(d)Each applicable Term Lender will make its Term Loan Borrowing available to the Administrative Agent for the account of the Borrower at the Administrative Agent’s Office prior to 10:00 a.m. on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent.  Amounts so received by the Administrative Agent will be made available to the Borrower by 10:00 a.m. on the Borrowing Date by the Administrative Agent crediting the account of the Borrower identified in the most recent Notice of Account Designation delivered by the Borrower to the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the applicable Term Lenders and in like funds as received by the Administrative Agent.
Section 2.03Conversion and Continuation Options for Loans.
(a)The Borrower may elect from time to time to convert (i) Eurodollar Loans to ABR Loans, by giving the Administrative Agent irrevocable prior written notice of such election in the form attached as Exhibit I (a “Notice of Conversion/Continuation”) not later than 11:00 a.m. on the Business Day prior to a requested conversion or (ii) ABR Loans to Eurodollar Loans by giving the Administrative Agent a Notice of Conversion/Continuation not later than 11:00 a.m. three Business Days prior to a requested conversion; provided that if any such conversion of Eurodollar Loans is made other than on the last day of an Interest Period with respect thereto, the Borrower shall pay any amounts due to the Lenders pursuant to Section 2.17 as a result of such conversion.  Any such Notice of Conversion/Continuation with respect to the conversion to Eurodollar Loans shall specify the length of the initial Interest Period or Interest Periods therefor.  Upon receipt of any Notice of Conversion/Continuation the Administrative Agent shall promptly notify each relevant Lender thereof.  All or any part of the outstanding Eurodollar Loans or ABR Loans may be converted as provided herein; provided that (i) no Loan may be converted into a Eurodollar Loan when any Default has occurred and is continuing, (ii) no Revolving Loan may be converted into a Eurodollar Loan after the date that is one month prior to the Revolving Maturity Date, and (iii) no ~~Initial~~ Term B-1 Loan may be converted into a Eurodollar Loan after the date that is one month prior to the ~~Initial~~ Term Loan Maturity Date.
(b)Any Eurodollar Loans may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving prior notice to the Administrative Agent pursuant to a Notice of Conversion/Continuation, not later than 11:00 a.m. three Business Days prior to a requested continuation setting forth the length of the next Interest Period to be applicable to such Loans; provided that no Eurodollar Loan may be continued as such (i) when any Default has occurred and is continuing, (ii) with respect to Revolving Loans, after the date that is one month prior to the Revolving Maturity Date and (iii) with respect to the ~~Initial~~ Term B-1 Loan, after the date that is one month prior to the ~~Initial~~ Term Loan Maturity Date; and provided, further, that if the Borrower shall fail to give any required notice as described above in this Section 2.03 or if such continuation is not permitted pursuant to the preceding proviso, then such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period (in which case the Administrative Agent shall notify the Borrower of such conversion).
(c)There shall be no more than ten (10) Interest Periods outstanding at any time with respect to the Eurodollar Loans made to the Borrower.
(d)This Section shall not apply to Swingline Loans.
Section 2.04Swingline Loans.
(a)Subject to the terms and conditions hereof, the Swingline Lender may (in its sole discretion) make swingline loans (individually, a “Swingline Loan” and collectively, the “Swingline Loans”) to the Borrower from time to time during the Revolving Commitment Period in accordance with the procedures set forth in this Section 2.04, provided that (i) the aggregate principal amount of all Swingline Loans shall not exceed $10.0 million (the “Swingline Sublimit”) at any one time outstanding, (ii) the principal amount of any borrowing of Swingline Loans may not exceed the aggregate amount of the Available Revolving Commitments of all Revolving Lenders immediately prior to such borrowing or result in the Aggregate Revolving Exposure then outstanding exceeding the Total Revolving Commitments then in effect, and (iii) in no event may Swingline Loans be borrowed hereunder if a Default shall have occurred and be continuing which shall not have been subsequently cured or waived.  Amounts borrowed under this Section 2.04 may be repaid and, up to but excluding the Revolving Maturity Date, reborrowed.  All Swingline Loans shall at all times be ABR Loans.  The Borrower shall give the Administrative Agent notice of any Swingline Loan requested hereunder (which notice must be received by the Administrative Agent prior to 11:00 a.m. on the requested Borrowing Date) specifying (A) the amount to be borrowed, and (B) the requested Borrowing Date.  Upon receipt of such notice, the Administrative Agent shall promptly notify the Swingline Lender of the aggregate amount of such borrowing.  Not later than 2:00 p.m. on the Borrowing Date specified in such notice the Swingline Lender shall make such Swingline Loan available to the Administrative Agent for the account of the Borrower at the Administrative Agent’s Office in funds immediately available to the Administrative Agent.  Amounts so received by the Administrative Agent will promptly be made available to the Borrower by the Administrative Agent crediting the account of the Borrower identified in the most recent Notice of Account Designation with the amount made available to the Administrative Agent by the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e), by remittance to the Issuing Bank) and in like funds as received by the Administrative Agent.  Each Borrowing pursuant to this Section 2.04 shall be in a minimum principal amount of $500,000 or an integral multiple of $100,000 in excess thereof.

(b)Notwithstanding the occurrence of any Default or noncompliance with the conditions precedent set forth in Article IV or the minimum borrowing amounts specified in Section 2.02, if any Swingline Loan shall remain outstanding at 10:00 a.m. on the seventh Business Day following the Borrowing Date thereof and if by such time on such seventh Business Day the Administrative Agent shall have received neither (i) a Borrowing Request delivered by the Borrower pursuant to Section 2.02 requesting that Revolving Loans be made pursuant to Section 2.01 on the immediately succeeding Business Day in an amount at least equal to the aggregate principal amount of such Swingline Loan, nor (ii) any other notice satisfactory to the Administrative Agent indicating the Borrower’s intent to repay such Swingline Loan on the immediately succeeding Business Day with funds obtained from other sources, the Administrative Agent shall be deemed to have received a notice from the Borrower pursuant to Section 2.02 requesting that ABR Revolving Loans be made pursuant to Section 2.01 on such immediately succeeding Business Day in an amount equal to the amount of such Swingline Loan, and the procedures set forth in Section 2.02 shall be followed in making such ABR Revolving Loans.  The proceeds of such ABR Revolving Loans shall be applied to repay such Swingline Loan.
(c)If, for any reason, ABR Revolving Loans may not be, or are not, made pursuant to paragraph (b) of this Section 2.04 to repay any Swingline Loan as required by such paragraph, effective on the date such ABR Revolving Loans would otherwise have been made, each Revolving Lender severally, unconditionally and irrevocably agrees that it shall, without regard to the occurrence of any Default, purchase a participating interest in such Swingline Loan (“Unrefunded Swingline Loan”) in an amount equal to the amount of the ABR Revolving Loan which would otherwise have been made pursuant to paragraph (b) of this Section 2.04.  Each Revolving Lender will immediately transfer to the Administrative Agent, in immediately available funds, the amount of its participation, and the proceeds of such participations shall be distributed by the Administrative Agent to the Swingline Lender.  All payments by the Revolving Lenders in respect of Unrefunded Swingline Loans and participations therein shall be made in accordance with Section 2.13.
(d)Notwithstanding the foregoing, a Revolving Lender shall not have any obligation to acquire a participation in a Swingline Loan pursuant to the foregoing paragraphs if a Default shall have occurred and be continuing at the time such Swingline Loan was made and such Revolving Lender shall have notified the Swingline Lender in writing prior to the time such Swingline Loan was made, that such Default has occurred and that such Revolving Lender will not acquire participations in Swingline Loans made while such Default is continuing.
(e)Notwithstanding anything to the contrary contained in this Section 2.04, the Swingline Lender shall not be obligated to make any Swingline Loan at a time when any other Lender is a Defaulting Lender, unless the Swingline Lender has entered into arrangements (which may include the delivery of Cash Collateral) with the Borrower or such Defaulting Lender which are satisfactory to the Swingline Lender to eliminate the Swingline Lender’s Fronting Exposure (after giving effect to Section 2.23(c)) with respect to any such Defaulting Lender.
Section 2.05Optional and Mandatory Prepayments of Loans.
(a)The Borrower may at any time and from time to time prepay the Loans (subject to compliance with the terms of Section 2.05(f) and Section 2.17), in whole or in part, upon irrevocable prior written notice to the Administrative Agent substantially in the form of Exhibit G (a “Notice of Prepayment”) not later than 12:00 noon two Business Days prior to the date of such prepayment, specifying (i) the date and amount of prepayment, and (ii) the Class of Loans to be prepaid and whether the prepayment is of Eurodollar Loans, ABR Loans or a combination thereof (including, in the case of Eurodollar Loans, the Borrowing to which such prepayment is to be applied and, if of a combination thereof, the amount allocable to each).  A Notice of Prepayment may state that such prepayment is conditioned upon the availability of other financing or any other transaction or condition, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent prior to the specified date of such prepayment) if such condition is not satisfied (it being understood that any revocation by the Borrower of a Notice of Prepayment shall entitle Lenders to any amounts as set forth in Section 2.17).  A Notice of Prepayment received after 12:00 noon shall be deemed received on the next Business Day.  Upon receipt of any Notice of Prepayment the Administrative Agent shall promptly notify each relevant Lender thereof.  If any Notice of Prepayment is given, the amount specified in such Notice of Prepayment shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid.  Partial prepayments of Loans (other than Swingline Loans) shall be in a minimum principal amount of $3.0 million or a whole multiple of $1.0 million in excess thereof (or, if less, the remaining outstanding principal amount thereof).  Partial prepayments of Swingline Loans shall be in a minimum principal amount of $500,000 or a whole multiple of $100,000 in excess thereof (or, if less, the remaining outstanding principal amount thereof).  Each prepayment of the Loans under this Section 2.05(a) shall be applied as directed by the Borrower to the remaining scheduled installments of the applicable Class of Term Loans, including as to any specific Type of Loan.
(b)In the event and on such occasion that the Aggregate Revolving Exposure exceeds the Total Revolving Commitment, the Borrower shall be obligated to immediately prepay Revolving Borrowings or Swingline Borrowings (or, if no such Borrowings are outstanding, deposit cash collateral in the account established with the Administrative Agent pursuant to Section 2.06(i)) to the extent of such excess.
(c)(i)  If Holdings or any Subsidiary shall incur or permit the incurrence of any Indebtedness (including pursuant to debt securities which are convertible into, or exchangeable or exercisable for, any Equity Interest or Equity Rights) (other than Excluded Debt Issuances) (each, a “Debt Incurrence”), 100% of the Net Proceeds thereof shall be applied immediately after receipt thereof toward the prepayment of Term Loans in accordance with Section 2.05(d) below.
(ii)If Holdings or any of its Subsidiaries shall receive Net Proceeds from any Asset Sale or from insurance or condemnation recoveries in respect of any Destruction or any proceeds or awards in respect of any Taking (the date of any such receipt, a “Subject Prepayment Event”), an amount equal to 100% the percentage of such Net Proceeds shall be applied toward the prepayment of (i) the Term Loans and (ii) up to a ratable amount of other Indebtedness secured by a Lien on the Collateral that ranks pari passu with the Liens on the Collateral that secure the Obligations to the extent required by the documents governing such Indebtedness; provided that any such prepayment under this clause (ii) shall be made ratably with repayment of the Term Loans; provided if and to the extent that (1) no Default exists on the date of such Subject Prepayment Event, or, in the case of an Asset Sale, would arise as a result of such Asset Sale and (2) if all or any portion of such Net Proceeds are reinvested, or committed to be reinvested, in the business of Holdings or any of its Subsidiaries (x) within 365 days (the “Reinvestment Period”) after receipt by Holdings or any of its Subsidiaries thereof or (y) if committed to be reinvested on or prior to the 365th day after receipt Holdings or any of its Subsidiaries thereof, are subsequently reinvested in the business of Holdings or any of its Subsidiaries within 180 days following the end of the Reinvestment Period, only the remaining Net Proceeds must be applied to prepay the Term Loans or other Indebtedness as described above; provided further, that, if at the time of receipt of such Net Proceeds by Holdings or any of its Subsidiaries, or at any time during the Reinvestment Period, after giving effect to any such Asset Sale, if relevant, and the application of the proceeds thereof on a pro forma basis, (1) the Consolidated Senior Secured Leverage Ratio is less than or equal to 2.50 to 1.00, only an amount equal to 50% of such Net Proceeds shall be subject to this clause (c)(ii) and/or (2) the Consolidated Senior Secured Leverage Ratio is less than or equal to 2.00 to 1.00, none of such Net Proceeds shall be subject to this clause (c)(ii) (and the remaining 50% or 100%, as applicable, of such Net Proceeds will constitute “Retained Proceeds”).

Any Retained Proceeds may be retained by the Borrower and may be used for any purpose permitted hereunder and will, if so retained by the Borrower, constitute a portion of the Cumulative Credit.
(iii)Within 10 days of the delivery of financial statements and the related Compliance Certificate referred to in Section 5.01(a), beginning with the financial statements for the Fiscal Year ending December 31, 2021, the Borrower shall apply an amount, if positive, equal to:
(A)the Available Cash for such Fiscal Year multiplied by the percentage set forth in the table below; minus
(B)the sum of the aggregate amount of optional prepayments of the Term Loans pursuant to Section 2.05, plus up to a ratable amount of optional prepayments of other Indebtedness secured by a Lien on the Collateral that ranks pari passu with the Liens on the Collateral that secure the Obligations  plus prepayments of the Revolving Facility to the extent the Revolving Commitments are permanently reduced by the amount of such repayments at the time of such prepayments in each case to the extent funded with Internally Generated Funds, made during such Fiscal Year or following the end of such Fiscal Year but prior to the date of such prepayment (provided however, for the avoidance of doubt that any such amounts shall only be credited in one Fiscal Year), towards prepayment of (x) the Term Loans and (y) up to a ratable amount of other Indebtedness secured by a Lien on the Collateral that ranks pari passu with the Liens on the Collateral that secure the Obligations to the extent required by the documents governing such Indebtedness; provided that any such prepayment under this clause (y) shall be made no more than ratably with repayment of the Term Loans:
Consolidated Senior Secured Leverage Ratio	Percentage of Available Cash
>2.50 to 1.00	50%
<2.50 to 1.00 but >2.00 to 1.00	25%
<2.00 to 1.00	0%

For purposes of the above table, the Consolidated Senior Secured Leverage Ratio shall be determined in accordance with the above referenced Compliance Certificate.

The Borrower shall give the Administrative Agent at least three (3) Business Days’ notice of any prepayment pursuant to this Section 2.05(c).

(d)Any prepayment of Term Loans pursuant to Section 2.05(c) shall be applied in direct order of maturity to the remaining scheduled principal installments of the Term Loans, and each such prepayment shall be paid to the Lenders in accordance with their respective pro rata shares.  Notwithstanding the foregoing, each Lender may reject all or a portion of its pro rata share of any mandatory prepayment (such declined amounts, the “Declined Proceeds”) of any tranche of Term Loans required to be made pursuant to clauses (c)(ii) or (c)(iii) above by providing written notice (each, a “Rejection Notice”) to the Administrative Agent and the Borrower no later than 5:00 p.m. one (1) Business Day after the date of such Lender’s receipt of notice from Administrative Agent regarding such prepayment. Each Rejection Notice from a Lender shall specify the principal amount of the prepayment of Term Loans to be rejected by such Lender. If a Lender fails to deliver a Rejection Notice to the Administrative Agent within the time frame specified above or such Rejection Notice fails to specify the principal amount of the Term Loans to be rejected, any such failure will be deemed an acceptance of the total amount of such mandatory prepayment of such Term Loans. Any Declined Proceeds may be retained by the Borrower may be used for any purpose permitted hereunder and will, if so retained by the Borrower, constitute a portion of the Cumulative Credit.
(e)Notwithstanding any other provisions of this Section 2.05, (i) to the extent that any of or all the Net Proceeds from any Asset Sale or the increase in Available Cash during any Fiscal Year are attributable to Non-U.S. Subsidiaries and are prohibited, delayed or restricted by applicable local law, rule or regulation from being repatriated to the United States or from being distributed to a Loan Party, an amount equal to the portion of such Net Proceeds or increase in Available Cash so affected will not be required to be applied as a prepayment at the times provided in this Section 2.05 for so long, but only so long, as the applicable local law, rule or regulation will not permit repatriation to the United States or distribution to a Loan Party (the Borrower hereby agreeing to take and to cause the applicable Non-U.S. Subsidiary to promptly take all commercially reasonable actions required by the applicable local law, rule or regulation to permit such repatriation or distribution), and once such repatriation or distribution of any of such affected Net Proceeds or increase in Available Cash is permitted under the applicable local law, rule or regulation an amount equal to such affected Net Proceeds or increase in Available Cash will be promptly (and in any event not later than two Business Days after any such repatriation or distribution) applied (net of additional taxes payable or reserved against as a result thereof, to the extent not already taken into account under the definition of “Net Proceeds”) as a prepayment pursuant to this Section 2.05 and (ii) to the extent that the Borrower has determined in good faith that repatriation of any of or all the Net Proceeds from any Asset Sale or increase in Available Cash during any Fiscal Year attributable to Non-U.S. Subsidiaries would have a material adverse tax consequence with respect to such Net Proceeds or increase in Available Cash, an amount equal to the portion of such Net Proceeds or increase in Available Cash having such effect will not be required to be applied as a prepayment at the times provided in this Section 2.05 for so long, but only so long, as such material adverse tax consequence exists (the Borrower hereby agreeing to take and to cause the applicable Non-U.S. Subsidiary to promptly take all commercially reasonable actions within its control to eliminate such effects), and once such repatriation or distribution of any of such affected Net Proceeds or increase in Available Cash shall cease to generate such material adverse tax consequences, an amount equal to such affected Net Proceeds or increase in Available Cash will be promptly (and in any event not later than two Business Days after any such repatriation or distribution) applied (net of additional taxes payable or reserved against as a result thereof, to the extent not already taken into account under the definition of “Net Proceeds”) as a prepayment pursuant to this Section 2.05.
(f)If, on or prior to the six (6) month anniversary of the ~~Closing~~ Amendment No. 2 Effective Date, (i) the Borrower enters into any amendment to this Agreement the effect of which is to reduce the All-in Yield applicable to all or a portion of the ~~Initial~~ Term ~~Loan~~ B-1 Loans (other than any such reduction in connection with a Change in Control or Transformative Acquisition (or series of Transformative Acquisitions)) or (ii) incurs any long-term secured term loans that are broadly syndicated to banks and other institutional investors in financings similar to the ~~Initial~~ Term B-1 Loan (other than any such Indebtedness incurred in connection with a Change in Control or Transformative Acquisition (or series of Transformative Acquisitions)) (A) the proceeds of which are used to prepay the ~~Initial~~ Term ~~Loan~~B-1 Loans, in whole or in part, and (B) which has a lower All-in Yield than the All-in Yield applicable to all or a portion of the ~~Initial~~ Term ~~Loan~~ B-1 Loans so prepaid, then, in each case, the Borrower shall pay to the Administrative Agent, for the ratable account of the applicable ~~Initial~~ Term B-1 Lenders, a premium in an amount equal to 1.00% of the principal amount of the ~~Initial~~ Term ~~Loan~~ B-1 Loans so prepaid or refinancing made on or prior to the six (6) month anniversary of the ~~Closing~~ Amendment No. 2 Effective Date.  For the purpose hereof, any amendment described in clause (i) of the preceding sentence shall be deemed a refinancing of the ~~Initial~~ Term B-1 Loan whose All-in Yield is reduced (it being understood that the premium with respect to such amendment shall be paid to any Non-Consenting Lender that is required to assign its ~~Initial~~ Term B-1 Loan pursuant to Section 2.20).

Section 2.06Letters of Credit.
(a)General.  Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit for the account of Holdings or any of its Subsidiaries, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Revolving Commitment Period.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.
(b)Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.  To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof, the name of the Person (which must be Holdings or a Subsidiary of Holdings) for whose account such Letter of Credit is to be issued, and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit.  If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit.  A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) the LC Exposure shall not exceed $100.0 million, (ii) unless the applicable Issuing Bank otherwise agrees, the stated amount of all outstanding Letters of Credit issued by such Issuing Bank shall not exceed the Letter of Credit Limit of such Issuing Bank then in effect and (iii) the Aggregate Revolving Exposure shall not exceed the Total Revolving Commitment.  No Issuing Bank shall at any time be obligated to issue any Letter of Credit hereunder if (x) the beneficiary of such Letter of Credit is a Sanctioned Person or (y) the issuance thereof would be contrary to any Applicable Law.  If the Borrower so requests in any applicable letter of credit application (or the amendment of an outstanding Letter of Credit), the applicable Issuing Bank may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit shall permit such Issuing Bank to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon by the Borrower and the applicable Issuing Bank at the time such Letter of Credit is issued. Unless otherwise directed by the applicable Issuing Bank, the Borrower shall not be required to make a specific request to such Issuing Bank for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Revolving Lenders shall be deemed to have authorized (but may not require) the applicable Issuing Bank to permit the extension of such Letter of Credit at any time to an expiration date not later than the date permitted pursuant to Section 2.06(c); provided, that such Issuing Bank shall not permit any such extension if (A) such Issuing Bank has determined that it would not be permitted at such time to issue such Letter of Credit in its extended form under the terms hereof (except that the expiration date may be extended to a date that is no more than one year from the then-current expiration date in accordance with Section 2.06(c)) or (B) it has received notice (which may be in writing or by telephone (if promptly confirmed in writing)) on or before the day that is seven Business Days before the Non-Extension Notice Date from the Administrative Agent that the Requisite Revolving Lenders have elected not to permit such extension or (C) it has received notice (which may be in writing or by telephone (if promptly confirmed in writing)) on or before the day that is seven

Business Days before the Non-Extension Notice Date from the Administrative Agent, any Revolving Lender or the Borrower that one or more of the applicable conditions set forth in Section 4.02 is not then satisfied, and in each such case directing such Issuing Bank not to permit such extension.
(c)Expiration Date.  Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year (unless otherwise agreed upon by the Borrower and the applicable Issuing Bank in their sole discretion) after the date of the issuance of such Letter of Credit (or, in the case of any extension thereof, one year (unless otherwise agreed upon by the Borrower and the applicable Issuing Bank in their sole discretion) after the then-current expiration date) and (ii) the date that is five Business Days prior to the Revolving Maturity Date; provided, that any Letter of Credit with a one year tenor may provide for automatic extension thereof for additional one year periods (which, in no event, shall extend beyond the date referred to in clause (ii) of this paragraph (c)) so long as such Letter of Credit permits the applicable Issuing Bank to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof within a time period during such twelve-month period to be agreed upon at the time such Letter of Credit is issued; provided, further, that if such Issuing Bank consents in its sole discretion, the expiration date on any Letter of Credit may extend beyond the date referred to in clause (ii) above, provided, that if any such Letter of Credit is outstanding or is issued under the Revolving Commitments of any Class after the date that is five Business Days prior to the Revolving Maturity Date the Borrower shall either (1) provide Cash Collateral pursuant to documentation reasonably satisfactory to the Administrative Agent and the relevant Issuing Bank in an amount equal to the face amount of each such Letter of Credit or (2) arrange for such Letter of Credit to be backstopped by a letter of credit reasonably satisfactory to the applicable Issuing Bank, in each case, on or prior to the date that is five Business Days prior to the Revolving Maturity Date or, if later, such date of issuance.  Notwithstanding anything to the contrary herein, from and after the Revolving Maturity Date no Revolving Lender shall be required to acquire or otherwise hold a participation in any Letter of Credit that is outstanding after such date.
(d)Participations.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Revolving Lender’s Commitment Percentage of the aggregate amount available to be drawn under such Letter of Credit.  In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Revolving Lender’s Commitment Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section 2.06, or of any reimbursement payment required to be refunded to the Borrower for any reason.  Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
(e)Reimbursement.  If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m. on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 10:00 a.m. on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on such date; provided that the

Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.02 that such payment be financed with an ABR Revolving Loan or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligations to make such payment shall be discharged and replaced by the resulting ABR Revolving Loan or Swingline Loan.  If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due in respect thereof and such Revolving Lender’s Commitment Percentage thereof.  Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Commitment Percentage of the payment then due, in the same manner as provided in Section 2.02 with respect to Loans made by such Revolving Lender (and Section 2.02 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Revolving Lenders.  Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Revolving Lenders and the Issuing Bank as their interests may appear.  Any payment made by a Revolving Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligations to reimburse such LC Disbursement.
(f)Obligations Absolute.  The Borrower’s obligations to reimburse LC Disbursements as provided in paragraph (e) of this Section 2.06 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder.  Neither the Administrative Agent, the Revolving Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to Holdings or any of its Subsidiaries to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by Applicable Law) suffered by such Person that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof or acting with gross negligence or willful misconduct.  The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)Disbursement Procedures.  The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligations to reimburse the Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.
(h)Interim Interest.  If the Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section 2.06, then Section 2.08(c) shall apply.  Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section 2.06 to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.
(i)Cash Collateralization.  If any Event of Default or Event of Termination shall occur and be continuing which results in the Obligations becoming due and payable or the termination of the Revolving Commitments in accordance with the terms of this Agreement and the Administrative Agent, at the direction of the Requisite Revolving Lenders in respect of the Revolving Commitments, requires the Borrower to Cash Collateralize the LC Exposure pursuant to Section 7.04, the Borrower shall deposit in an account with the Administrative Agent an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid fees thereon not later than (1) the Business Day that the Borrower receives notice thereof, if such notice is received on such day prior to 12:00 noon or (2) if clause (1) above does not apply, the Business Day immediately following the day that the Borrower receives such notice.  Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Obligations under this Agreement and the Borrower hereby grants the Administrative Agent a security interest in respect of each such deposit and such account in which such deposits are held.  The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account.  Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest.  Interest or profits, if any, on such investments shall accumulate in such account.  Moneys deposited in such account pursuant to this Section 2.06(i) shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other obligations of the Borrower under this Agreement and the other Loan Documents.  If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default or Event of Termination, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Defaults have been cured or waived.
(j)Defaulting Lenders.  Notwithstanding anything to the contrary contained in this Section 2.06, the Issuing Bank shall not be obligated to issue any Letter of Credit at a time when any other Lender is a Defaulting Lender, unless the Issuing Bank has entered into arrangements (which may include the delivery of Cash Collateral) with the Borrower or such Defaulting Lender which are satisfactory to the Issuing Bank to eliminate the Issuing Bank’s Fronting Exposure (after giving effect to Section 2.23(c)) with respect to any such Defaulting Lender.

(k)Reporting of Letter of Credit Information.  At any time that there is an Issuing Bank that is not also the financial institution acting as Administrative Agent, then (i) on the last Business Day of each calendar month, (ii) on each date that a Letter of Credit is amended, terminated or otherwise expires, (iii) on each date that a Letter of Credit is issued or the expiry date of a Letter of Credit is extended, and (iv) upon the request of the Administrative Agent, each Issuing Bank (or, in the case of clauses (ii), (iii) or (iv) of this Section, the applicable Issuing Bank) shall deliver to the Administrative Agent a report setting forth in form and detail reasonably satisfactory to the Administrative Agent information (including, without limitation, any reimbursement, Cash Collateral, or termination in respect of Letters of Credit issued by such Issuing Bank) with respect to each Letter of Credit issued by such Issuing Bank that is outstanding hereunder.  No failure on the part of any Issuing Bank to provide such information pursuant to this Section 2.06(k) shall limit the obligations of the Borrower or any Revolving Lender hereunder with respect to its reimbursement and participation obligations hereunder.
(l)Designation of Additional Issuing Banks.  The Borrower may, at any time and from time to time, designate as additional Issuing Banks one or more Revolving Lenders that agree to serve in such capacity as provided below.  The acceptance by a Revolving Lender of an appointment as an Issuing Bank hereunder shall be evidenced by an agreement, which shall be in form and substance reasonably satisfactory to the Administrative Agent and the Borrower, executed by the Borrower, the Administrative Agent and such designated Revolving Lender and, from and after the effective date of such agreement, (i) such Revolving Lender shall have all the rights and obligations of an Issuing Bank under this Agreement and (ii) references herein to the term “Issuing Bank” shall be deemed to include such Revolving Lender in its capacity as an issuer of Letters of Credit hereunder.
Section 2.07Repayment of Loans; Evidence of Debt.
(a)The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of the relevant Lenders (i) in respect of Revolving Loans, on the Revolving Maturity Date (or such earlier date as, and to the extent that, such Revolving Loan becomes due and payable pursuant to Section 2.05 or Article VII), the unpaid principal amount of each Revolving Loan and each Swingline Loan made by each such Lender; and (ii) in respect of the ~~Initial~~ Term B-1 Loan, unless the ~~Initial~~ Term B-1 Loan becomes due and payable earlier pursuant to Section 2.05 or Article VII, the unpaid principal amount of the ~~Initial Term Loan in consecutive quarterly installments on the last Business Day of each of March, June, September and December commencing March 31, 2021 in an aggregate amount for each installment equal to $3,500,939.85 with the remainder due and payable in full on the Initial~~ Term B-1 Loans in full on the Term Loan Maturity Date ~~(as the amounts of individual installments may be adjusted pursuant to Section 2.05 hereof)~~.  The unpaid principal amount of each Incremental Revolving Loan, Incremental Term Loan, Refinancing Revolving Loan, Refinancing Term Loan, Extended Revolving Loan and Extended Term Loan shall be payable in such amounts and on such dates, if any, as shall be set forth in the applicable Incremental Facility Amendment, Revolving Extension Agreement, Term Loan Modification Agreement or Refinancing Amendment (or such earlier date as, and to the extent that, such Loan becomes due and payable pursuant to Section 2.05 or Article VII).  The Borrower hereby further agrees to pay interest in immediately available funds at the applicable office of the Administrative Agent (as specified in Section 2.13 (a)) on the unpaid principal amount of the Revolving Loans, Swingline Loans and Term Loans made from time to time until payment in full thereof at the rates per annum, and on the dates, set forth in Section 2.08.  All payments required hereunder shall be made in Dollars.
(b)Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to the appropriate lending office of such Lender resulting from each Loan made by such lending office of such Lender from time to time, including the amounts of principal and interest payable and paid to such lending office of such Lender on behalf of the Borrower from time to time under this Agreement.

(c)The Administrative Agent shall maintain the Register pursuant to Section 9.10, and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each such Loan, the Class and Type of each such Loan and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder in respect of each such Loan, (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower in respect of each such Loan and each Lender’s share thereof and (iv) the amount of Loans of each Class owed to each Lender.
(d)The entries made in the Register and accounts maintained pursuant to paragraphs (b) and (c) of this Section 2.07 and the Notes maintained pursuant to paragraph (e) of this Section 2.07 shall, to the extent permitted by Applicable Law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made by such Lender in accordance with the terms of this Agreement.
(e)The Loans of each Class made by each Lender shall, if requested by the applicable Lender (which request shall be made to the Administrative Agent), be evidenced by a single Note duly executed on behalf of the Borrower, in substantially the form attached as Exhibit D-1 , D-2 or D-~~2~~3, as applicable, with the blanks appropriately filled, payable to such Lender or its registered assigns.
Section 2.08Interest Rates and Payment Dates.
(a)Each Eurodollar Loan shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) for each day during each Interest Period with respect thereto at a rate per annum equal to (i) the Adjusted LIBO Rate determined for such Interest Period, plus (ii) the Applicable Rate.
(b)Each ABR Loan (including each Swingline Loan) shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, or over a year of 360 days when the Alternate Base Rate is determined by reference to clause (b) or (c) of the definition of “Alternate Base Rate”) at a rate per annum equal to the Alternate Base Rate plus the Applicable Rate.
(c)If all or a portion of (i) the principal amount of any Loan, (ii) any interest payable thereon, (iii) any Commitment Fee or (iv) any other amount payable hereunder shall not be paid when due (whether at the stated maturity thereof or by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum which is (x) in the case of overdue principal (except as otherwise provided in clause (y) below), the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section 2.08 plus 2.00% per annum or (y) in the case of any overdue interest, Commitment Fee, or other amount, the rate described in Section 2.08(b) applicable to an ABR Revolving Loan plus 2.00% per annum, in each case from the date of such nonpayment to (but excluding) the date on which such amount is paid in full (after as well as before judgment).
(d)Interest on the Loans shall be payable in arrears on each Interest Payment Date and on the applicable Maturity Date; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.  Interest in respect of each Loan shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.
Section 2.09Computation of Interest.  Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error.
Section 2.10Fees.
(a)The Borrower agrees to pay a commitment fee (a “Commitment Fee”) to each Revolving Lender (other than Defaulting Lenders, if any), which Commitment Fee shall be payable in arrears through the Administrative Agent on the last day of March, June, September and December beginning on December 31, 2020, and on the Commitment Fee Termination Date (as defined below).  The Commitment Fee due to each Revolving Lender shall commence to accrue for a period commencing on the Closing Date and shall cease to accrue on the date (the “Commitment Fee Termination Date”) that is the earlier of (i) the date on which the Revolving Commitment of such Revolving Lender shall be terminated as provided herein and (ii) the first date after the end of the Revolving Commitment Period.  The Commitment Fee accrued to each Revolving Lender shall equal the Applicable Rate multiplied by such Lender’s Commitment Fee Average Daily Amount (as defined below) for the applicable quarter (or shorter period commencing on the date of this Agreement and ending with such Lender’s Commitment Fee Termination Date).  A Revolving Lender’s “Commitment Fee Average Daily Amount” with respect to a calculation period shall equal the average daily amount during such period calculated using the daily amount of such Revolving Lender’s Revolving Commitment less such Revolving Lender’s Revolving Exposure (excluding clause (c) of the definition thereof for purposes of determining the Commitment Fee Average Daily Amount only) for any applicable days during such Revolving Lender’s Revolving Commitment Period.  All Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days.
(b)The Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender, subject to Section 2.23(f), a participation fee with respect to its participations in Letters of Credit, which shall accrue at a rate equal to the Applicable Rate for Eurodollar Revolving Loans on the average daily amount of such Revolving Lender’s LC Exposure represented by Letters of Credit issued hereunder (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date on which such Revolving Lender’s Revolving Commitment terminates and the date on which such Revolving Lender ceases to have any LC Exposure, and (ii) to the applicable Issuing Bank, for its own account, a fronting fee with respect to each Letter of Credit issued by such Issuing Bank of 0.125% per annum on the available amount of each such Letter of Credit, as well as the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.  Participation fees and fronting fees (collectively, “LC Fees”) accrued through and including the last day of March, June, September and December of each calendar year during the Revolving Commitment Period shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Closing Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand.  Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand therefor.  All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(c)The Borrower agrees to pay to the Administrative Agent the administrative fee set forth in the Fee Letter.

(d)All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution.  Once paid, none of the Fees shall be refundable.
Section 2.11Termination, Reduction or Adjustment of Commitments.
(a)Unless previously terminated, (i) the Revolving Commitments shall terminate on the Revolving Maturity Date, (ii) any Incremental Term Commitments of a Class shall terminate on the making of the Incremental Term Loans of such Class, (ii) each Class of Incremental Revolving Commitments shall terminate on the date specified in the Incremental Facility Amendment for such Class, (iii) any Refinancing Term Commitments of a Class shall terminate on the making of the Refinancing Term Loans of such Class, (iv) each Class of Refinancing Revolving Commitments shall terminate on the date specified in the Refinancing Amendment for such Class, (v) each Class of Extended Revolving Commitments shall terminate on the date specified in the Revolving Extension Agreement for such Class ~~and~~ ; (vi) the Initial Term Loan Commitments shall terminate on the making of the Initial Term Loans and (vii) the Term B-1 Commitments shall terminate on the making of the Term B-1 Loans.
(b)The Borrower shall have the right, upon one Business Day’s notice to the Administrative Agent, to terminate or, from time to time, reduce the amount of the Revolving Commitments (provided that no such termination or reduction of Revolving Commitments shall be permitted if, after giving effect thereto and to any repayments of the Revolving Loans made on the effective date thereof, the Aggregate Revolving Exposure then outstanding would exceed the Total Revolving Commitment then in effect). Such notice may state that such termination or reduction is conditioned upon the availability of other financing or any other transaction or condition, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent prior to the specified date of such termination or reduction) if such condition is not satisfied.
(c)If any prepayment of Term Loans would otherwise be required pursuant to Section 2.05 but cannot be made because there are no Term Loans outstanding, or because the amount of the required prepayment exceeds the outstanding amount of Term Loans, then, on the date that such prepayment is required, the amount not required to prepay the Term Loans shall be applied to the permanent reduction of the Revolving Commitments.
Section 2.12Alternate Rate of Interest.  (a)  Subject to clauses (b), (c), (d) and (e) of this Section 2.12, if prior to the commencement of any Interest Period for a Eurodollar Borrowing:
(i)the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable (including because the LIBO Screen Rate is not available or published on a current basis), for such Interest Period,
(ii)the Administrative Agent is advised by the Requisite Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for Dollars for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for Dollars such Interest Period, or
(iii)Dollar deposits are not being offered to banks in the London interbank Eurodollar market for the applicable amount and Interest Period of such Eurodollar Loan,

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, if (A) any

Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing or (B) any Notice of Conversion/Continuation requests a conversion to or continuation of any Eurodollar Borrowing, such Notice of Conversion/Continuation shall be disregarded; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.

(b)Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, the Administrative Agent and the Borrower may amend this Agreement to replace the LIBO Rate with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all Lenders and the Borrower, so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Requisite Lenders of each Class.  Any such amendment with respect to an Early Opt-in Election will become effective on the date that Lenders comprising the Requisite Lenders of each Class have delivered to the Administrative Agent written notice that such Requisite Lenders accept such amendment. No replacement of LIBO Rate with a Benchmark Replacement pursuant to this Section 2.12 will occur prior to the applicable Benchmark Transition Start Date.
(c)In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.
(d)The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes and (iv) the commencement or conclusion of any Benchmark Unavailability Period.  Any determination, decision or election that may be made by the Administrative Agent or Lenders pursuant to this Section 2.12, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 2.12.
(e)Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Eurodollar Borrowing of, conversion to or continuation of Eurodollar Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans. During any Benchmark Unavailability Period, the component of ABR based upon the LIBO Rate will not be used in any determination of ABR.
Section 2.13Pro Rata Treatment and Payments.
(a)Each reduction of the Revolving Commitments of the Revolving Lenders shall be made pro rata according to the amounts of such Revolving Lenders’ Commitment Percentages.  Each payment (including each prepayment) by the Borrower on account of principal of and interest on Loans which are ABR Loans shall be made pro rata according to the respective outstanding principal amounts of such ABR Loans then held by the Lenders of the applicable Class.  Each payment (including each prepayment) by the

Borrower on account of principal of and interest on Loans which are Eurodollar Loans designated by the Borrower to be applied to a particular Eurodollar Borrowing shall be made pro rata according to the respective outstanding principal amounts of such Loans then held by the Lenders of the applicable Class.  Each payment (including each prepayment) by the Borrower on account of principal of and interest on Swingline Loans shall be made pro rata according to the respective outstanding principal amounts of the Swingline Loans or participating interests therein, as the case may be, then held by the relevant Lenders.  All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 1:00 p.m. on the due date thereof to the Administrative Agent, for the account of the Lenders of the applicable Class, at the Administrative Agent’s Office specified in Section 9.01 in Dollars and in immediately available funds.  Any payment received after such time but before 2:00 p.m. on such day shall be deemed a payment on such date for the purposes of Section 7.01, but for all other purposes shall be deemed to have been made on the next succeeding Business Day.  Any payment received after 2:00 p.m. shall be deemed to have been made on the next succeeding Business Day for all purposes.  The Administrative Agent shall distribute such payments to the Lenders entitled thereto in the same currency as received and promptly upon receipt in like funds as received.  If any payment hereunder (other than payments on Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.  If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day (and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension) unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.

If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations (other than pursuant to Sections 2.15, 2.16, 2.17 or 9.03) greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (i) notify the Administrative Agent of such fact, and (ii) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:

(A)if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and
(B)the provisions of this paragraph shall not be construed to apply to (1) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (2) the application of Cash Collateral provided for in Section 2.24 or (3) any payment obtained by a Lender as consideration for the assignment of, or sale of, a participation in any of its Loans or participations in Swingline Loans and Letters of Credit to any assignee or participant, other than to Holdings or any of its Subsidiaries or Affiliates unless effected pursuant to Section 9.10(h) or 9.22.

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party in the amount of such participation.

For the purpose of clause (b)(i) of the definition of “Excluded Taxes,” a participation acquired pursuant to this Section 2.13 shall be treated as having been acquired on the earlier date(s) on which the applicable Lender acquired the applicable interest(s) in the Commitment(s) or Loan(s) to which such participation relates.

This Section 2.13(a) shall not apply to any action taken by CoBank with respect to any  Bank Equity Interests held by the Borrower.

(b)Subject to Section 2.12, unless the Administrative Agent shall have been notified in writing by any Lender prior to a Borrowing that such Lender will not make the amount that would constitute its share of such Borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate for the period until such Lender makes such amount immediately available to the Administrative Agent.  A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this Section 2.13(b) shall be conclusive in the absence of manifest error.  If such Lender’s share of such Borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Revolving Loans hereunder, on demand, from the Borrower, but without prejudice to any right or claim that the Borrower may have against such Lender.
(c)Subject to Section 7.05, if at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.
(d)Notwithstanding the foregoing clauses, if there exists a Defaulting Lender each payment by the Borrower to such Defaulting Lender hereunder shall be applied in accordance with Section 2.23(b).
Section 2.14Illegality.  Notwithstanding any other provision herein, if the adoption of or any change in any Applicable Law, or in the interpretation or application thereof, shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert ABR Loans to Eurodollar Loans shall forthwith be suspended until such time as the making or maintaining of Eurodollar Loans shall no longer be unlawful, and (b) such Lender’s Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to ABR Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law.
Section 2.15Increased Costs.
(a)Increased Costs Generally.  If any Change in Law shall:

(i)impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or advances, loans or other credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBO Rate) or any Issuing Bank;
(ii)subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)impose on any Lender or any Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender, the Issuing Bank or such other Recipient of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender, such Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, such Issuing Bank or such other Recipient hereunder (whether of principal, interest or any other amount) then, upon written request of such Lender, such Issuing Bank or other Recipient, the Borrower shall promptly pay to any such Lender, such Issuing Bank or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, such Issuing Bank or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)Capital Requirements.  If any Lender or any Issuing Bank determines that any Change in Law affecting such Lender or such Issuing Bank or any lending office of such Lender or such Lender’s or such Issuing Bank’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Revolving Commitment of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time upon written request of such Lender or such Issuing Bank the Borrower shall promptly pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.
(c)Certificates for Reimbursement.  A certificate of a Lender, or an Issuing Bank or such other Recipient setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank, such other Recipient or any of their respective holding companies, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower, shall be conclusive absent manifest error.  The Borrower shall pay such Lender or such Issuing Bank or such other Recipient, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.
(d)Delay in Requests.  Failure or delay on the part of any Lender or any Issuing Bank or such other Recipient to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Bank’s or such other Recipient’s right to demand such compensation; provided that the Borrower shall not be required to compensate any Lender or an Issuing Bank or any other Recipient pursuant to this Section for any increased costs incurred or reductions suffered more than six (6) months prior to the date that such Lender or such Issuing Bank or such other Recipient, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or such Issuing Bank’s or such other Recipient’s intention to claim compensation therefor (except that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).
(e)The provisions of this Section 2.15 shall survive the termination of the Loan Documents and the payment of the Obligations hereunder.
Section 2.16Taxes.
(a)Defined Terms.  For purposes of this Section 2.16, the term “Lender” includes any Issuing Bank and the term “Applicable Law” includes FATCA.
(b)Payments Free of Taxes.  All payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law.  If any Applicable Law (as determined in the good faith discretion of any applicable withholding agent) requires the deduction or withholding of any Tax in respect of any such payment, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that, after such deduction or withholding has been made (including any such deductions and withholdings applicable to additional sums payable under this Section 2.16), the applicable Lender (or, in the case of any amount received by the Administrative Agent for its own account, the Administrative Agent) receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(c)Payment of Other Taxes by the Loan Parties.  The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, all Other Taxes.
(d)Indemnification by the Loan Parties.  The Loan Parties shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.16) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Recipient (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Recipient, shall be conclusive absent manifest error.
(e)[Reserved].
(f)Evidence of Payments.  As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.16, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g)Status of Lenders.
(i)Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to any payment made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.16(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)Without limiting the generality of the foregoing:
(A)Any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), two duly executed and properly completed originals of IRS Form W-9 certifying that such Lender is exempt from United States federal backup withholding Tax;
(B)any Foreign Lender shall, to the extent it is legally eligible to do so, deliver to the Borrower and the Administrative Agent on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), two duly executed and properly completed originals of whichever of the following is applicable:

(1)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)IRS Form W-8ECI;

(3)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and that no payments under any Loan Document are effectively connected with such Foreign Lender’s conduct of a trade or business within the United States (a “U.S. Tax Compliance Certificate”) and (y) IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(4)to the extent a Foreign Lender is not the beneficial owner, IRS Form W-8IMY, accompanied by executed copies of IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership (and not a participating Lender) and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of such direct and indirect partner(s);

(C)any Foreign Lender shall, to the extent it is legally eligible to do so, deliver to the Borrower and the Administrative Agent on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), two duly executed and properly completed originals of any other documentation prescribed by Applicable Law as a basis for claiming exemption from or a reduction in United States federal withholding Tax, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)if a payment made to a Lender under any Loan Document would be subject to United States federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Applicable Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine whether such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(iii)Notwithstanding any other provision of this Section 2.16(g), a Lender shall not be required to deliver any documentation that such Lender is not legally eligible to deliver.
(iv)Each Lender hereby authorizes the Administrative Agent to deliver to the Loan Parties and to any successor Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to this Section 2.16(g).

Each Lender agrees that if any documentation described above that it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such documentation or promptly notify the Borrower and the Administrative Agent in writing of its legal ineligibility to do so.

(h)Treatment of Certain Refunds.  If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.16 (including by the payment of additional amounts pursuant to this Section 2.16), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.16 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 2.16(h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this Section 2.16(h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.16(h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This Section 2.16(h) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(i)Survival.  Each Person’s obligations under this Section 2.16 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
Section 2.17Indemnity.  In the event any Lender shall incur any loss or expense (including any loss (other than lost profit) or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to make, continue or maintain any portion of the principal amount of any Loan as, or to convert any portion of the principal amount of any Loan into, a Eurodollar Loan) as a result of any conversion of a Eurodollar Loan to an ABR Loan or repayment or prepayment of the principal amount of any Eurodollar Loan on a date other than the scheduled last day of the Interest Period applicable thereto, whether pursuant to Section 2.03, 2.05, 2.07, 2.14, 2.15 or 2.20 or otherwise, or any failure to borrow or convert any Eurodollar Loan after notice thereof shall have been given hereunder, whether by reason of any failure to satisfy a condition to such Borrowing or otherwise, or as a consequence of any failure by the Borrower to make any payment when due of any amount due hereunder in connection with a Eurodollar Loan then, upon the written notice of such Lender to the Borrower (with a copy to the Administrative Agent), the Borrower shall, within five days of receipt thereof, pay directly to such Lender such amount as will (in the reasonable determination of such Lender) reimburse such Lender for such loss or expense.  Such written notice (which shall include calculations in reasonable detail) shall, in the absence of manifest error, be conclusive and binding on the Borrower.
Section 2.18Change of Lending Office.  Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.14, 2.15 or 2.16 with respect to such Lender, it will, if requested by the Borrower, use commercially reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided that such designation is made on terms that, in the sole good faith judgment of such Lender, cause such Lender and its respective lending offices to suffer no material economic, legal or regulatory disadvantage; and provided, further, that nothing in this Section 2.18 shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Sections 2.14, 2.15 and 2.16.
Section 2.19[Reserved].
Section 2.20Assignment of Commitments Under Certain Circumstances.  In the event that any Lender shall have delivered a notice or certificate pursuant to Section 2.15, or the Borrower shall be required to make additional payments to any Lender under Section 2.16 (each, an “Increased Cost Lender”)

or in the event any Lender (a “Non-Consenting Lender”) does not consent to any proposed amendment to this Agreement pursuant to Section 9.02 for which the consent of each Lender, each affected Lender, each Lender of any Class or each affected Lender of any Class is required and to which the Requisite Lenders or Requisite Lenders of such Class, as applicable, have consented, then, the Borrower shall have the right, but not the obligation, at the expense of the Borrower, upon notice to such Increased Cost Lender or Non-Consenting Lender (the “Terminated Lender”) and the Administrative Agent, to replace such Terminated Lender with an assignee (in accordance with and subject to the restrictions contained in Section 9.10) approved by the Administrative Agent and (solely with respect to Revolving Commitments and Revolving Loans) the Issuing Bank and the Swingline Lender (which approval shall not be unreasonably withheld), and such Terminated Lender hereby agrees to transfer and assign without recourse (in accordance with and subject to the restrictions contained in Section 9.10) all its interests, rights (other than its existing rights to payments pursuant to Sections 2.15 and 2.16) and obligations under this Agreement and the related Loan Documents to such assignee; provided, however, that no Terminated Lender shall be obligated to make any such assignment unless (a) such assignment shall not conflict with any law or any rule, regulation or order of any Governmental Authority and (b) such assignee or the Borrower shall pay to the affected Terminated Lender in immediately available funds on the date of such assignment the principal of and interest accrued to the date of payment on the Loans made by such Terminated Lender and participations in LC Disbursements and Swingline Loans held by such Terminated Lender and all commitment fees and other fees owed to such Terminated Lender hereunder and all other amounts accrued for such Terminated Lender’s account or owed to it hereunder (including, without limitation, any Commitment Fees), (c) in the case of any Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent, (d) the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 9.10 and (e) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments thereafter.
Section 2.21Increase in Commitments.
(a)Provided (x) immediately prior to and immediately after giving effect to any Incremental Facility referred to below there exists no Default and (y) after giving effect to any Incremental Facility referred to below and the use of proceeds therefrom, the Borrower would be in pro forma compliance with the Financial Covenant (whether or not then in effect) as of the most recent date for which financial statements have been delivered pursuant to Section 5.01, upon notice to the Administrative Agent by the Borrower, the Borrower may request (i) additional term loans, including without limitation, a borrowing of an additional term loan the principal amount of which will be added to the outstanding principal amount of the existing tranche of Term Loans with the latest Maturity Date (collectively, the “Incremental Term Loans” and the related commitments, the “Incremental Term Commitments”) or (ii) one or more increases in the Total Revolving Commitment (any such increase an “Incremental Revolving Commitment” and collectively with the Incremental Term Loans, the “Incremental Facilities” and any Loans made pursuant to such Incremental Revolving Commitment, “Incremental Revolving Loans”) in an aggregate amount of not less than $25.0 million for any such request.  The sum of the aggregate amount of all Incremental Facilities and the aggregate principal amount of all Indebtedness issued pursuant to Section 6.01(a)(iv) shall not exceed the sum (the “Available Incremental Amount”) of (A) $300.0 million plus (B) such amount which would not cause the Consolidated Senior Secured Leverage Ratio, calculated on a pro forma basis as of the most recent date for which financial statements have been delivered pursuant to Section 5.01 after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof (including, without limitation, the application of any proceeds thereof to the refinancing or repayment of the Term Loans or a Permitted Refinancing of Indebtedness incurred under Section 6.01(a)(iv)) but without netting the proceeds thereof and assuming (1) in the case of any Incremental Revolving Commitment that such Incremental Revolving Commitment is fully drawn and (2) that all Indebtedness incurred pursuant to Section 6.01(a)(iv) is secured Indebtedness for so long as it is outstanding (whether or not such Indebtedness is in fact so secured), to exceed 3.70 to 1.00 (it being understood and agreed for avoidance of doubt that any Indebtedness incurred under this clause (B) shall not reduce the $300 million limit in clause (A) above).
(b)Each Incremental Term Loan shall be subject to the following requirements:  (i) other than pricing, maturity and amortization, the Incremental Term Loans shall have the same terms as the ~~Initial~~ Term ~~Loan~~ B-1 Loans existing immediately prior to the effectiveness of the amendment creating such Incremental Term Loans, (ii) such Incremental Term Loan will mature and amortize in a manner reasonably acceptable to the Administrative Agent, the Incremental Term Lenders making such Incremental Term Loan and the Borrower, but will not in any event have a shorter Weighted Average Life to Maturity than the remaining Weighted Average Life to Maturity of the ~~Initial~~ Term ~~Loan~~ B-1 Loans or a maturity date earlier than the ~~Initial~~ Term Loan Maturity Date; and (iii) in the event that the All-in Yield for any tranche of the Incremental Term Loans incurred within 12 months of the Closing Date is more than 50 basis points greater than the All-in Yield for the ~~Initial~~ Term ~~Loan~~B-1 Loans, then the Applicable Rate for the ~~Initial~~ Term ~~Loan~~ B-1 Loans shall be increased to the extent necessary such that the All-in Yield for the ~~Initial~~ Term ~~Loan~~ B-1 Loans is not more than 50 basis points less than the All-in Yield for such tranche of Incremental Term Loans (this clause (iii), the “MFN Protection”).
(c)Each Incremental Revolving Commitment shall be part of the Total Revolving Commitment and all such Commitments and any Revolving Loans thereunder shall have terms and conditions that are identical to those applicable to Revolving Commitments and Revolving Loans hereunder.  In connection with any Incremental Revolving Commitment, the outstanding Revolving Loans and Commitment Percentages of Swingline Loans and LC Exposure will be reallocated by the Administrative Agent on the applicable Increase Effective Date among the Revolving Lenders (including the Incremental Lenders providing such Incremental Revolving Commitment) in accordance with their revised Commitment Percentages (and the Revolving Lenders (including the Incremental Lenders providing such Incremental Revolving Commitments) agree to make all payments and adjustments necessary to effect such reallocation and the Borrower shall pay any and all costs required pursuant to Section 2.17 in connection with such reallocation as if such reallocation were a repayment).
(d)Each Incremental Facility and the Loans made thereunder shall be deemed to be an Obligation and shall be secured on a pari passu basis with all other Obligations.
(e)At the time of the sending of such notice, the Borrower (in consultation with the Administrative Agent) shall specify the date on which the Borrower proposes that any Incremental Facility shall be effective (which shall be a date no less than ten (10) Business Days from the date of delivery of such notice to the Administrative Agent or such ~~later~~ other date as agreed to by the Administrative Agent).  The Borrower may invite any Lender, any Affiliate or Approved Fund of any Lender and/or any other Person reasonably satisfactory to the Administrative Agent to provide an Incremental Facility.  Any Person offered or approached to provide all or a portion of any Incremental Facility may elect or decline, in its sole discretion, to provide such Incremental Facility (provided that any Person not responding prior to the proposed effective date of the applicable Incremental Facility shall be deemed to have declined to provide any portion of such Incremental Facility). Each Incremental Lender shall become a Lender or make its Commitment to the applicable Incremental Facility available, as the case may be, under this Agreement, pursuant to an amendment (an “Incremental Facility Amendment”) to this Agreement giving effect to the modifications permitted by this Section 2.21 and, as appropriate, the other Loan Documents, executed by the Loan Parties, each Incremental Lender (to the extent applicable), the Administrative Agent and (solely in the case of an Incremental Lender providing Incremental Revolving Commitments and solely to the extent required for an assignment of Loans or Commitments to such Incremental Lender pursuant to Section 9.10) each Issuing Bank and the Swingline Lender (provided that, (a) with the consent of each Incremental Lender, the Administrative Agent may execute such Incremental Facility Amendment on behalf of the applicable Incremental Lenders and (b) none of the signatures of any Issuing Bank, Swingline Lender or

Administrative Agent shall be unreasonably withheld or delayed).  An Incremental Facility Amendment may, without the consent of any other Lender and notwithstanding anything in Section 9.02 to the contrary, effect such amendments to this Agreement and the other Loan Documents as may be reasonably necessary in the opinion of the Administrative Agent, to effect the provisions of this Section 2.21 (including, without limitation, appropriate amendments to the definitions of “Requisite Lenders,” “Requisite Revolving Lenders,” and to Section 2.05 in order to provide the same treatment Loans made, and Commitments established, pursuant to such Incremental Facility as is applicable to the ~~Initial~~ Term B-1 Loan or the Revolving Loans, as the case may be).
(f)If any Commitments are provided in accordance with this Section 2.21, the Administrative Agent and the Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such Commitments.  The Administrative Agent shall promptly notify the Borrower and each applicable Lender of such Lender’s final allocation of such Commitments and the Increase Effective Date.  As a condition precedent to such Commitments and the related Loans, the Borrower shall deliver to the Administrative Agent such documents and opinions as the Administrative Agent may reasonably request, flood hazard certifications with respect to each real property location that is subject to a Mortgage, and for any such real property location that is in a flood zone, evidence of flood insurance (with appropriate endorsements naming the Administrative Agent as the mortgagee and lender loss payee) and a certificate of the Borrower dated as of the Increase Effective Date signed by a Financial Officer of the Borrower certifying and attaching (A) the resolutions adopted by the board of directors (or equivalent governing body) of the Borrower approving or consenting to such Commitments and the related Loans and (B) a certificate demonstrating that, after giving pro forma effect to such Loans and the use of proceeds therefrom, the Borrower would be in pro forma compliance with the Financial Covenant (whether or not then in effect) as of the end of the most recently ended Fiscal Quarter for which appropriate financial information is available. In addition, notwithstanding the foregoing, no Incremental Facility Amendment shall become effective under this Section 2.21 unless the Administrative Agent shall have legal opinions, a certificate of an Authorized Officer, board resolutions and such other corporate documents as the Administrative Agent may request, in each case in form and substance reasonably satisfactory to the Administrative Agent.
(g)Notwithstanding anything to the contrary contained in this Agreement, the Borrower may, upon written notice to the Administrative Agent, elect to use any available capacity under Sections 6.01(a)(ix) and 6.01(a)(xix) at any time to create or incur up to $25.0 million in the aggregate of secured Indebtedness in accordance with such provisions as Incremental Facilities, which such Incremental Facilities shall be in addition to the amount of Incremental Facilities permitted under the second sentence of Section 2.21(a) and under Section 6.01(a)(iv) and otherwise on the same terms as detailed above in this Section 2.21 and further, that any such usage shall otherwise subsequently reduce the capacity available to the Borrower for the incurrence or creation of secured Indebtedness under such provisions.
(h)This Section 2.21 shall supersede any provisions in Section 2.13 or 9.02 to the contrary.  For the avoidance of doubt, any of the provisions of this Section 2.21 may be amended with the consent of the Requisite Lenders.
Section 2.22Extension Offers.
(a)The Borrower may, by written notice to the Administrative Agent from time to time, make one or more offers (each, a “Revolving Extension Offer”) to all the Revolving Lenders to make one or more Permitted Amendments pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Borrower.  Such notice shall set forth (i) the terms and conditions of the requested Permitted Amendments and (ii) the date on which such Permitted Amendments are requested to become effective (which shall not be less than 10 Business Days after the date of such notice, unless agreed to by the consenting Lenders and the Administrative Agent).  Any extension of a maturity date or change in the pricing pursuant to a Permitted Amendment shall become effective only with respect to the Revolving Loans and Revolving Commitments of the Revolving Lenders that accept the applicable Revolving Extension Offer (the “Accepting Revolving Lenders”).
(b)The Borrower and each Accepting Revolving Lender shall execute and deliver to the Administrative Agent a Revolving Extension Agreement (which may take the form of an amendment and restatement of this Agreement so long as no modifications are made that would otherwise be prohibited by Section 9.02 without obtaining the vote of any other Class, Subfacility or other group of Lenders) and such other documentation as the Administrative Agent shall reasonably specify to evidence the acceptance of the Permitted Amendments and the terms and conditions thereof.  The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Revolving Extension Agreement.  The Lenders hereby irrevocably authorize the Administrative Agent to enter into technical amendments to this Agreement and the other Loan Documents as may be necessary or advisable to effectuate the transactions contemplated by the Permitted Amendments (including amendments to Section 2.13 hereof if deemed advisable by the Administrative Agent, and any other amendments necessary to treat the Revolving Loans and Revolving Commitments of the Accepting Revolving Lenders as Extended Revolving Loans and/or Extended Revolving Commitments, including, without limitation, to include appropriately the Accepting Revolving Lenders in any determination of Requisite Lenders and Requisite Revolving Lenders, and to incorporate appropriately any Extended Revolving Loans into the definition of Subfacility, the provisions of Article II or other similar provisions).  Notwithstanding the foregoing, no Permitted Amendment shall become effective under this Section 2.22 unless the Administrative Agent shall have received flood hazard certifications with respect to each real property location that is subject to a Mortgage and, for any such real property location that is in a flood zone, evidence of (i) flood insurance (with appropriate endorsements naming the Administrative Agent as mortgagee and lender loss payee), (ii) legal opinions, a certificate of an Authorized Officer, board resolutions and (iii) such other corporate documents as the Administrative Agent may request, in each case in form and substance reasonably satisfactory to the Administrative Agent.  Any extension of the maturity date of the Revolving Commitments that results in an extension of an Issuing Bank’s obligations with respect to Letters of Credit shall require the consent of such Issuing Bank.
(c)The Borrower may, by written notice to the Administrative Agent from time to time, make one or more offers (each, a “Term Loan Modification Offer”) to all the ~~Initial~~ Term B-1 Lenders and/or one or more Classes of Term Loans to make one or more Permitted Amendments pursuant to procedures specified by the Administrative Agent and reasonably acceptable to the Borrower.  Such notice shall set forth (i) the terms and conditions of the requested Permitted Amendments and (ii) the date on which such Permitted Amendments are requested to become effective (which shall not be less than 10 Business Days after the date of such notice, unless agreed to by the consenting Lenders and the Administrative Agent).  Permitted Amendments shall become effective only with respect to the Term Loans of the Lenders that accept the applicable Term Loan Modification Offer (such Lenders, the “Accepting Term Lenders”).
(d)The Borrower and each Accepting Term Lender shall execute and deliver to the Administrative Agent a Term Loan Modification Agreement (which may take the form of an amendment and restatement of this agreement so long as no modifications are made that would otherwise be prohibited by Section 9.02 without obtaining the vote of any other Class, Subfacility or other group of Lenders) and such other documentation as the Administrative Agent shall reasonably specify to evidence the acceptance of the Permitted Amendments and the terms and conditions thereof.  The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Term Loan Modification Agreement.  The Lenders hereby irrevocably authorize the Administrative Agent to enter into technical amendments to this Agreement and the other Loan Documents as may be necessary or advisable to effectuate the transactions contemplated by the Permitted Amendments (including amendments to Section 2.13 hereof if deemed advisable by the Administrative Agent, and any other amendments necessary to treat the Term Loans and  of the Accepting Term Lenders as Extended Term Loans, including, without limitation, to include appropriately the Accepting Term Lenders in any determination of Requisite Lenders, and to incorporate appropriately any Extended Term Loans into the definition of Subfacility, the provisions of Article II or other similar provisions).  Notwithstanding the foregoing, no Permitted Amendment shall become effective under this Section 2.22 unless the Administrative Agent shall have received legal opinions, a certificate of an Authorized Officer, board resolutions and such other corporate documents as the Administrative Agent may request, in each case in form and substance reasonably satisfactory to the Administrative Agent.
(e)Notwithstanding the foregoing, the Administrative Agent shall have the right (but not the obligation) to seek the advice or concurrence of the Requisite Lenders, with respect to any matter contemplated by this Section 2.22 and, if the Administrative Agent seeks such advice or concurrence, the Administrative Agent shall be permitted to enter into such amendments with the Borrower in accordance with any instructions actually received from such Requisite Lenders and shall also be entitled to refrain from entering into such amendments with the Borrower unless and until it shall have received such advice or concurrence; provided that whether or not there has been a request by the Administrative Agent for any such advice or concurrence, all such amendments entered into with the Borrower by the Administrative Agent hereunder (and, for the avoidance of doubt, all Revolving Extension Agreements, Term Loan Modification Agreement or Refinancing Amendments delivered to the Administrative Agent in accordance with this Section 2.22) shall be binding and conclusive on the Lenders.  Without limiting the foregoing, in connection with any extension of a maturity date pursuant to this Section, the respective Loan Parties shall (at their expense) amend (and the Administrative Agent is hereby directed to amend) each Security Document that has a maturity date prior to the then latest maturity date so that such maturity date is extended to the then latest maturity date after giving effect to any Permitted Amendment or Refinancing Amendment (or such later date as may be advised by counsel to the Administrative Agent).
(f)This Section 2.22 shall supersede any provisions in Section 2.13 or 9.02 to the contrary.  For the avoidance of doubt, any of the provisions of this Section 2.22 may be amended with the consent of the Requisite Lenders.
Section 2.23Defaulting Lenders.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:
(a)Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definitions of Requisite Lenders, Requisite Revolving Lenders and Section 9.02.
(b)Defaulting Lender Waterfall.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise), or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.04, shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank and/or the Swingline Lender hereunder; third, to Cash Collateralize the Fronting Exposure of the Issuing Banks and the Swingline Lender with respect to such Defaulting Lender in accordance with Section 2.24; fourth, as the Borrower may request (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to (A) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans and funded participations under this Agreement and (B) Cash Collateralize the Issuing Bank’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit and Swingline Loans issued under this Agreement, in accordance with Section 2.24; sixth, to the payment of any amounts owing to the Administrative Agent, the Lenders, any Issuing Bank or Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by the Administrative Agent, any Lender, any Issuing Bank or Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (i) such payment is a payment of the principal amount of any Loans or funded participations in Swingline Loans or Letters of Credit in respect of which such Defaulting Lender has not fully funded its appropriate share and (ii) such Loans were made or related Swingline Loans or Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Revolving Loans of, and funded participations in Swingline Loans or Letters of Credit owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or funded participations in Swingline Loans or Letters of Credit owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in LC Exposure and Swingline Loans are held by the Lenders pro rata in accordance with the Revolving Commitments under the applicable revolving credit facility without giving effect to Section 2.23(c).  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.23(b) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(c)Reallocation of Applicable Percentages to Reduce Fronting Exposure.  All or any part of such Defaulting Lender’s participation in LC Exposure and Swingline Loans shall be reallocated among the non-Defaulting Lenders in accordance with their respective Commitment Percentages (calculated without regard to such Defaulting Lender’s Revolving Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Exposure of any non-Defaulting Lender to exceed such non-Defaulting Lender’s Revolving Commitment.  Subject to Section 9.23, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation.
(d)Cash Collateral for Letters of Credit.  If the reallocation described in clause (c) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, repay Swingline Loans in an amount equal to the Swingline Lenders’ Fronting Exposure and (y) second, Cash Collateralize the Issuing Banks’ Fronting Exposure in accordance with the procedures set forth in Section 2.24.
(e)Prepayment of Swingline Loans.
(i)No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(ii)Each Defaulting Lender shall be entitled to receive participation fees pursuant to Section 2.10(b) for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Commitment Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.24.
(iii)With respect to any Commitment Fee or letter of credit participation fees not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (1) pay to each non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in LC Exposure or Swingline Loans that has been reallocated to such non-Defaulting Lender pursuant to clause (c) above, (2) pay to each applicable Issuing Bank and Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s or Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (3) not be required to pay the remaining amount of any such fee.
(f)Defaulting Lender Cure.  If the Borrower, the Administrative Agent, the Swingline Lender and the Issuing Banks agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held on a pro rata basis by the Lenders in accordance with their Commitment Percentages (without giving effect to Section 2.23(c)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.
Section 2.24Cash Collateral.  At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent, any Issuing Bank (with a copy to the Administrative Agent) or the Swingline Lender (with a copy to the Administrative Agent), the Borrower shall Cash Collateralize the Fronting Exposure of such Issuing Bank and/or the Swingline Lender, as applicable, with respect to such Defaulting Lender (determined after giving effect to Section 2.23(c) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.
(a)Grant of Security Interest.  The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of each Issuing Bank and the Swingline Lender, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lender’s obligation to fund participations in respect of LC Exposure and Swingline Loans, to be applied pursuant to subsection (b) below.  If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent, each Issuing Bank and the Swingline Lender as herein provided or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(b)Application.  Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, Cash Collateral provided under this Section 2.24 or Section 2.23 in respect of Letters of Credit and Swingline Loans shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of LC Exposure and Swingline Loans (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.
(c)Termination of Requirement.  Cash Collateral (or the appropriate portion thereof) provided to reduce the Fronting Exposure of any Issuing Bank and/or the Swingline Lender, as applicable, shall no longer be required to be held as Cash Collateral pursuant to this Section 2.24 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent, the Issuing Banks and the Swingline Lender that there exists excess Cash Collateral; provided that, subject to Section 2.23, the Person providing Cash Collateral, the Issuing Banks and the Swingline Lender may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations; and provided further that to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.
Section 2.25Refinancing Amendments.
(a)At any time after the Closing Date, the Borrower may obtain Credit Agreement Refinancing Indebtedness from any Additional Refinancing Lender, in each case pursuant to a Refinancing Amendment.
(b)The effectiveness of any Refinancing Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 4.02 and, to the extent reasonably requested by the Administrative Agent, to receipt by the Administrative Agent of (i) flood hazard certifications with respect to each real property location that is subject to a Mortgage, and for any such real property location that is in a flood zone, evidence of flood insurance (with appropriate endorsements naming the Administrative Agent as the mortgagee and lender loss payee), (ii) customary legal opinions, board resolutions and officers’ certificates consistent with those delivered on the Closing Date other than changes to such legal opinions resulting from a change in law, change in fact or change to counsels’ forms of opinions reasonably satisfactory to the Administrative Agent, and (iii) reaffirmation agreements and/or such amendments to the Security Documents as may be reasonably requested by the Administrative Agent in order to ensure that such Credit Agreement Refinancing Indebtedness is provided with the benefit of the applicable Loan Documents.
(c)Each issuance of Credit Agreement Refinancing Indebtedness shall be in an aggregate principal amount that is (x) not less than $25,000,000, and (y) an integral multiple of $1,000,000 in excess thereof.
(d)Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended pursuant to a Refinancing Amendment, without the consent of any other Lenders, to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto, and (ii) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.25, and the Requisite Lenders hereby expressly authorize the Administrative Agent to enter into any such Refinancing Amendment.

(e)This Section 2.25 shall supersede any provisions in Section 2.13 or 9.02 to the contrary.  For the avoidance of doubt, any of the provisions of this Section 2.25 may be amended with the consent of the Requisite Lenders.
ARTICLE III

REPRESENTATIONS AND WARRANTIES

In order to induce the Lenders and the Administrative Agent to enter into this Agreement and to extend credit hereunder and under the other Loan Documents, each Loan Party makes the representations and warranties set forth in this Article III and upon the occurrence of each Credit Event thereafter:

Section 3.01Organization, etc.  Each Loan Party (a) is a corporation or other form of legal entity, and each of its Subsidiaries is a corporation, partnership or other form of legal entity, validly organized and existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be, (b) has all requisite corporate or other power and authority to carry on its business as now conducted, (c) is duly qualified to do business and is in good standing as a foreign corporation or foreign partnership (or comparable foreign qualification, if applicable, in the case of any other form of legal entity), as the case may be, in each jurisdiction where the nature of its business requires such qualification, except where the failure to so qualify will not have a Material Adverse Effect, and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and, in the case of the Borrower, to borrow or otherwise obtain credit hereunder.  No Loan Party nor any Subsidiary thereof is an Affected Financial Institution.
Section 3.02Due Authorization, Non-Contravention, etc.  The execution, delivery and performance by each Loan Party that is a party hereto of this Agreement and each other Loan Document to which it is a party, the borrowing of the Loans, the use of the proceeds thereof and the issuance of the Letters of Credit hereunder are within each Loan Party’s corporate, partnership or comparable powers, as the case may be, have been duly authorized by all necessary corporate, partnership or comparable and, if required, stockholder action, as the case may be.  The execution, delivery and performance by each Loan Party that is a party hereto of this Agreement and each other Loan Document to which it is a party, the borrowing of the Loans, the use of the proceeds thereof and the issuance of the Letters of Credit hereunder do not:
(a)contravene the Organic Documents of any Loan Party or any of its respective Subsidiaries, except where any such contravention would not reasonably be expected to have a Material Adverse Effect;
(b)contravene any law, statute, rule or regulation binding on or affecting any Loan Party or any of its respective Subsidiaries, except where any such contravention would not reasonably be expected to have a Material Adverse Effect;
(c)violate or result in a default or event of default or an acceleration of any rights or benefits under any material indenture, agreement or other instrument binding upon any Loan Party or any of its respective Subsidiaries except where any such violation, default, event of default or acceleration would not reasonably be expected to not have a Material Adverse Effect; or

(d)result in, or require the creation or imposition of, any Lien on any material asset of any Loan Party or any of its respective Subsidiaries, except Liens created under the Loan Documents and Permitted Liens.
Section 3.03Government Approval, Regulation, etc.  Except as set forth on Schedule 3.03, no consent, authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body or other Person is required for the due execution, delivery or performance by the Borrower or any other Loan Party of this Agreement or any other Loan Document which has been entered into, the borrowing of the Loans, or the use of the proceeds thereof and the issuance of Letters of Credit hereunder, except such as have been obtained or made and are in full force and effect and except filings necessary to perfect Liens under the Security Documents.  No Loan Party nor any of their Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
Section 3.04Validity, etc.  This Agreement has been duly executed and delivered by each Loan Party that is a party hereto and constitutes, and each other Loan Document to which any Loan Party is to be a party will, on the due execution and delivery thereof and assuming the due execution and delivery of this Agreement by each of the other parties hereto, constitute, the legal, valid and binding obligation of such Loan Party enforceable in accordance with its respective terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity.
Section 3.05Financial Information.
(a)The Historical Financial Statements, copies of which have been furnished to the Administrative Agent and each Lender, have been prepared in accordance with GAAP consistently applied, and present fairly in all material respects the consolidated financial condition of Holdings and its Subsidiaries as of the dates thereof and the results of their operations and cash flows for the periods then ended.
(b)On the Closing Date, except for the Obligations, as disclosed in the financial statements referred to above or the notes thereto or on Schedule 3.05(b) hereto, no Loan Party or any of its Subsidiaries has any Indebtedness, material contingent liabilities, long-term commitments or unrealized losses.
Section 3.06No Material Adverse Effect.  Since December 31, 2019, no event or circumstance has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect.
Section 3.07Litigation.  Except as set forth on Schedule 3.07, there is no pending or, to the knowledge of any Loan Party, threatened litigation, action or proceeding affecting any Loan Party or any of its Subsidiaries’ operations, properties, businesses, assets or prospects, or the ability of the parties to consummate the transactions contemplated hereby, which would have a Material Adverse Effect or which purports to affect the legality, validity or enforceability of this Agreement, any other Loan Document or the other transactions contemplated hereby.
Section 3.08Compliance with Laws and Agreements.  Except as set forth on Schedule 3.08, none of the Loan Parties has violated, is in violation of or has been given written notice of any violation of any Applicable Law (other than Environmental Laws, which are the subject of Section 3.13), regulation or order of any Governmental Authority applicable to it or its property or any indenture, agreement or other instrument binding upon it or its property, except for any violations which do not have a Material Adverse Effect.

Section 3.09Subsidiaries.  Schedule 3.09 sets forth the name and type of entity of Holdings and its Material Subsidiaries, and the direct or indirect ownership interest (or other investment as applicable) of Holdings in each such Subsidiary (including the legal structure), and identifies each Subsidiary of Holdings that is a Loan Party, in each case as of the Closing Date.
Section 3.10Ownership of Properties.
(a)Each Loan Party and each of its Subsidiaries has good and marketable title to (or other similar title in jurisdictions outside the United States), or valid leasehold interests in, or easements or other limited property interests in, or is licensed to use, all its material properties and assets (including all Mortgaged Properties), except where the failure to have such title in the aggregate would not reasonably be expected to have a Material Adverse Effect.  All Mortgaged Properties are free and clear of Liens, except for Permitted Liens and all of such other properties are free and clear of Liens, other than Permitted Liens.
(b)As of the Closing Date, Schedule 3.10(b) contains a true and complete list of each parcel of Real Property (i) owned by any Loan Party as of the date of this Agreement and describes the type of interest therein held by such Loan Party and (ii) leased, subleased or otherwise occupied or utilized by any Loan Party, as lessee, and describes the type of interest therein held by such Loan Party and whether such lease, sublease or other instrument requires the consent of the landlord thereunder or other parties thereto to the transactions contemplated hereby. As of the Closing Date, Schedule 1.01(a) hereto contains a true and complete list of each Material Real Property.
(c)Each Loan Party and each of its Subsidiaries has complied with all obligations under all leases to which it is a party, except where the failure to comply would not have a Material Adverse Effect, and all such leases are in full force and effect, except leases in respect of which the failure to be in full force and effect would not reasonably be expected to have a Material Adverse Effect.  Each Loan Party and each of its Subsidiaries enjoys peaceful and undisturbed possession under all such leases, other than leases in respect of which the failure to enjoy peaceful and undisturbed possession would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.
(d)Each Loan Party and each of its Subsidiaries owns, possesses, is licensed or otherwise has the right to use, or could obtain ownership or possession of, on terms not materially adverse to it, all patents, trademarks, service marks, trade names, copyrights, licenses and rights with respect thereto necessary for the present conduct of its business, without any known conflict with the rights of others, except where such conflicts would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(e)As of the Closing Date, no Loan Party has received any written notice of, or has any knowledge of, any pending or contemplated condemnation proceeding affecting any of the Mortgaged Properties or any sale or disposition thereof in lieu of condemnation that remains unresolved as of the Closing Date.
(f)No Loan Party is obligated on the Closing Date under any right of first refusal, option or other contractual right to sell, assign or otherwise dispose of any Mortgaged Property or any interest therein.
(g)As of the date of this Agreement, no Loan Party has received any notice of, nor has any knowledge of, the occurrence or pendency or contemplation of any Taking or Destruction affecting all or any portion of its property.  No Mortgage encumbers improved Real Property that is located in an area that has been identified as an area having special flood hazards within the meaning of the Flood Insurance Laws unless flood insurance in compliance with the Flood Insurance Laws has been obtained in accordance with Section 5.04.

Section 3.11Taxes.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: as of the date of this Agreement, each Loan Party and each Subsidiary has filed all federal, foreign and all other income tax returns and reports required by Applicable Law to have been filed by it and has paid all Taxes due (including, in each case, in its capacity as a withholding agent), except any such Taxes which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books; provided that, in the case of any Taxes that are being contested, any such contest of Taxes with respect to Collateral shall satisfy the Contested Collateral Lien Conditions.
Section 3.12Pension and Welfare Plans.  No ERISA Event has occurred or is reasonably expected to occur which could reasonably be expected to have a Material Adverse Effect or give rise to a Lien (other than a Permitted Lien) on the assets of Holdings or any of its Subsidiaries.  Each Loan Party and each of their ERISA Affiliates are in compliance in all respects with the presently applicable provisions of ERISA and the Code with respect to each Plan except for failures to so comply which would not reasonably be expected to have a Material Adverse Effect.  Except as set forth on Schedule 3.12, no condition exists or event or transaction has occurred with respect to any Plan which reasonably might result in the incurrence by any Loan Party or any ERISA Affiliate of any liability, fine or penalty which could reasonably be expected to have a Material Adverse Effect.  None of the Loan Parties or any of their respective Subsidiaries has any contingent liability with respect to post-retirement benefits provided under a Welfare Plan, other than (i) liability for continuation coverage described in Part 6 of Subtitle B of Title I of ERISA and (ii) liabilities that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

Except as would not reasonably be expected to have a Material Adverse Effect, (a) each Foreign Plan has been maintained in compliance with its terms and with the requirements of any and all Applicable Laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities, and (b) none of the Loan Parties or any of their respective Subsidiaries has incurred any obligation in connection with the termination of or withdrawal from any Foreign Plan.

Section 3.13Environmental Warranties.
(a)Except as set forth on Schedule 3.13(a), all facilities and property owned, leased or operated by Holdings or any of its Material Subsidiaries, and all operations conducted thereon, are in compliance with all Environmental Laws, except for such noncompliance that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
(b)Except as set forth on Schedule 3.13(b), there are no pending or threatened (in writing):
(i)Environmental Claims received by Holdings or any of its Material Subsidiaries, or
(ii)written claims, complaints, notices or inquiries received by Holdings or any of its Material Subsidiaries regarding Environmental Liability,

in each case which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(c)Except as set forth on Schedule 3.13(c), there have been no Releases of Hazardous Materials at, on, under or from any property now or, to any Loan Party’s knowledge, previously owned, leased or operated by Holdings or any of its Material Subsidiaries that, individually or in the aggregate, have had or could reasonably be expected to have a Material Adverse Effect.

(d)Holdings and its Material Subsidiaries have been issued and are in compliance with all Environmental Permits necessary for their operations, facilities and businesses and each is in full force and effect, except for such Environmental Permits which, if not so obtained or as to which Holdings and its Material Subsidiaries are not in compliance, or are not in effect, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
(e)Except as set forth on Schedule 3.13(e), as of the date of this Agreement, to any Loan Party’s knowledge no property now or previously owned, leased or operated by Holdings or any of its Material Subsidiaries is listed or proposed (with respect to owned property only) for listing on the CERCLIS or on any similar state list of sites requiring investigation or clean-up, or on the National Priorities List pursuant to CERCLA.
(f)To any Loan Party’s knowledge, there are no underground storage tanks, active or abandoned, including petroleum storage tanks, surface impoundments or disposal areas, on or under any property now or  previously owned or leased by Holdings or any of its Material Subsidiaries which, singly or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
(g)As of the Closing Date, to any Loan Party’s knowledge neither Holdings nor any of its Material Subsidiaries has transported or arranged for the transportation of any Hazardous Material to any location which is listed or proposed for listing on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any similar state list or which is the subject of federal, state or local enforcement actions or other investigations which would reasonably be expected to lead to any Environmental Claim against Holdings or any of its Material Subsidiaries.
(h)As of the Closing Date, no Liens have been recorded pursuant to any Environmental Law with respect to any property or other assets currently owned or leased by Holdings or any of its Material Subsidiaries.
(i)Neither Holdings nor any of its Material Subsidiaries is currently conducting any Remedial Action pursuant to any Environmental Law, nor has Holdings or any of its Material Subsidiaries assumed by contract, agreement or operation of law any obligation under Environmental Law, the cost of which, singly or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
(j)There are no polychlorinated biphenyls or friable asbestos present at any property owned, leased or operated by Holdings or any of its Material Subsidiaries, which, singly or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
Section 3.14Regulations T, U and X.  The Loans, the use of the proceeds thereof, this Agreement and the transactions contemplated hereby will not result in a violation of or be inconsistent with any provision of Regulation T, Regulation U or Regulation X.
Section 3.15Disclosure; Accuracy of Information; Projected Financial Statements.  No document, certificate or statement furnished to the Administrative Agent or any Lender by or on behalf of any Loan Party in connection herewith contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein and therein not misleading, in light of the circumstances under which they were made; provided that to the extent this or any such document, certificate or statement was based upon or constitutes a forecast, estimate or projection, the Loan Parties represent only that such forecast, estimate or projection was made in good faith by the Loan Parties and was prepared using reasonable assumptions and estimates.

Section 3.16Insurance.  As of the date of this Agreement, set forth on Schedule 3.16 is a summary of all insurance policies maintained by Holdings and its Subsidiaries (a) with respect to properties material to the businesses of Holdings and its Subsidiaries against such casualties and contingencies and of such types and in such amounts as are customary in the case of similar businesses operating in the same or similar locations, and (b) required to be maintained pursuant to the Security Documents.  All such insurance policies are maintained with financially sound and responsible insurance companies.
Section 3.17Labor Matters.  Except as would not reasonably be expected to have a Material Adverse Effect, (a) there are no strikes, lockouts or slowdowns against Holdings or any of its Material Subsidiaries pending or, to the knowledge of any Loan Party, threatened; (b) the hours worked by and payments made to employees of Holdings or any of its Material Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters; and (c) all payments due from Holdings or any of its Material Subsidiaries, or for which any claim may be made against Holdings or any of its Material Subsidiaries, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of Holdings or such Material Subsidiary.
Section 3.18Solvency.  (i) As of the Closing Date, after giving effect to the Closing Date Transactions (including the issuance of the Senior Secured Notes and the Borrowing of any Revolving Loans on the Closing Date), immediately following the making of the Initial Term Loans and after giving effect to the application of the proceeds of such Initial Term Loans, Senior Secured Notes and such Revolving Loans (if any), and (ii) immediately after giving effect to each Credit Event, in each case, the Loan Parties and their Subsidiaries will be Solvent, on a consolidated basis.
Section 3.19Securities.  The Equity Interests of Holdings and each of its Subsidiaries have been duly authorized, issued and delivered and are fully paid, nonassessable and were not issued in violation of any preemptive rights.  Except as set forth in Schedule 3.19, the Equity Interests of each Subsidiary held, directly or indirectly, by any Loan Party are owned, directly or indirectly, by such Loan Party free and clear of all Liens (other than Permitted Liens).  Except for the documents and transactions contemplated to be entered into by the Investment Agreement and the Investment Transactions or as otherwise set forth in Schedule 3.19, there are not, as of the date of this Agreement, any options, warrants, calls, subscriptions, convertible or exchangeable securities, rights, agreements, commitments or arrangements for any Person to acquire any Equity Interests of Holdings or any of its Subsidiaries or any other securities convertible into, exchangeable for or evidencing the right to subscribe for any such Equity Interests.
Section 3.20Security Documents.
(a)The Pledge Agreement is effective to create in favor of the Administrative Agent for its benefit and the benefit of the Secured Parties, legal, valid and enforceable security interests in the Securities Collateral and, when such Securities Collateral is delivered to the Administrative Agent together with stock powers or endorsements in blank, the Administrative Agent shall have a fully perfected Lien on, and security interest in, all right, title and interest of the pledgor thereunder in such Securities Collateral.
(b)(i) Each of the Pledge Agreement and the Security Agreement is effective to create in favor of the Administrative Agent, for its benefit and the benefit of the Secured Parties, legal, valid and enforceable security interests in the Collateral described therein to the extent such Collateral is not excluded from the coverage of Article 9 of the UCC and (ii) when (x) financing statements in appropriate form are filed in the applicable filing offices to perfect such security interests (to the extent such security interests can be perfected by filing) and (y) upon the taking of possession or control by the Administrative Agent of any such Collateral in which a security interest may be perfected only by possession or control (which possession or control shall be given to the Administrative Agent to the extent possession or control by the

Administrative Agent is required by the Security Agreement and/or the Pledge Agreement), the Administrative Agent shall have a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in such Collateral (other than the Intellectual Property (as defined in the Security Agreement)) to the extent such Lien and security interest can be perfected by the filing of a financing statement pursuant to the UCC or by possession or control by the Administrative Agent, in each case prior and superior in right to any other Person, other than with respect to Permitted Liens.
(c)The Administrative Agent has a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Intellectual Property (as defined in the Security Agreement) in which a security interest may be perfected by filing, recording or registering a security agreement, financing statement or analogous document in the United States Patent and Trademark Office or the United States Copyright Office, as applicable (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered trademarks, trademark applications and copyrights acquired by the Loan Parties after the Closing Date), in each case prior and superior in right to any other Person other than with respect to Permitted Liens.
(d)Each Mortgage executed and delivered after the Closing Date by any Loan Party will be effective to create in favor of the Administrative Agent, for its benefit and the benefit of the Secured Parties, a legal, valid and enforceable Lien on and security interest in all of such Loan Party’s right, title and interest in and to the Mortgaged Properties thereunder and the proceeds thereof, in each case prior and superior in right to any other Person, other than with respect to the rights of Persons pursuant to Permitted Liens.
Section 3.21Anti-Corruption Laws; Anti-Money Laundering Laws and Sanctions.
(a)None of (i) Holdings, the Borrower, any of their respective Subsidiaries, any of their respective directors, officers, or, to the knowledge of Holdings, the Borrower or such Subsidiary, any of their respective employees or Affiliates, or (ii) to the knowledge of the Borrower, any agent or representative of Holdings, the Borrower or any of their respective Subsidiaries that will act in any capacity in connection with or benefit from the credit facilities established hereunder, (A) is a Sanctioned Person or currently the subject or target of any Sanctions, (B) is controlled by or is acting on behalf of a Sanctioned Person, (C) has its assets located in a Sanctioned Country, (D) is under administrative, civil or criminal investigation for an alleged violation of, or received notice from or made a voluntary disclosure to any governmental entity regarding a possible violation of, Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions by a governmental authority that enforces Sanctions or any Anti-Corruption Laws or Anti-Money Laundering Laws, or (E) directly or indirectly derives revenues from investments in, or transactions with, Sanctioned Persons.
(b)Each of Holdings, the Borrower and their respective Subsidiaries has implemented and maintains in effect policies and procedures designed to ensure compliance by Holdings, the Borrower and their respective Subsidiaries and their respective directors, officers, employees, agents and Affiliates with all Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions.
(c)Each of Holdings, the Borrower and their respective Subsidiaries, each director, officer, and to the knowledge of the Borrower, employee, agent and Affiliate of Holdings, the Borrower and each such Subsidiary, is in compliance with all Anti-Corruption Laws, Anti-Money Laundering Laws in all material respects and applicable Sanctions.
(d)No proceeds of any Loans or Letters of Credit have been used, directly or indirectly, by the Borrower, any of its Subsidiaries or any of its or their respective directors, officers, employees and agents in violation of Section 5.13(c).

Section 3.22Communications Matters.
(a)The business of Holdings, the Borrower and their respective Subsidiaries is being conducted in compliance with (a) applicable requirements under the federal Communications Act of 1934, as amended, and with all relevant rules, regulations and published policies of the Federal Communications Commission (the “FCC”); (b) any applicable state communications laws and regulations of a state public service commission or similar state governmental authority (“State PUC”); and (c) any applicable local communications laws and regulations of a Local Franchising Authority (“LFA”) (collectively, the “Communications Laws”), except as would not have a Material Adverse Effect.  Holdings, the Borrower and their respective Subsidiaries possess all registrations, licenses, authorizations, franchises, and certifications issued by the FCC, State PUCs, and LFAs necessary to conduct their respective businesses as currently conducted.  All licenses, franchises, and authorizations issued by the FCC, State PUCs, and LFAs required for the operations of Holdings, the Borrower and their respective Subsidiaries are in full force and effect (collectively, the “Communications Licenses”).
(b)There is no condition, event or occurrence existing, nor, to the best of Holdings’ and the Borrower’s knowledge, is there any proceeding being conducted or threatened by any Governmental Authority, which would reasonably be expected to cause the termination, suspension, cancellation, or nonrenewal of any of the Communications Licenses, or the imposition of any penalty or fine by any Governmental Authority with respect to any of the Communications Licenses, Holdings, the Borrower or their respective Subsidiaries, in each case which would have a Material Adverse Effect;
(c)There is no (i) outstanding decree, decision, judgment, or order that has been issued by the FCC, State PUCs, or LFAs against Holdings, the Borrower, any of their respective Subsidiaries or the Communications Licenses or (ii) notice of violation, order to show cause, complaint, investigation or other administrative or judicial proceeding pending or, to the best of Holdings’ and the Borrower’s knowledge, threatened by or before the FCC, State PUC, or LFAs against Holdings, the Borrower, any of their respective Subsidiaries or the Communications Licenses that, assuming an unfavorable decision, ruling or finding, in the case of each of (i) or (ii) above, would have a Material Adverse Effect;
(d)Except as set forth in Schedule 3.22, no consent, approval, authorization, order or waiver of, or filing with, the FCC, State PUCs, or LFAs is required under the Communications Laws to be obtained or made by Holdings, the Borrower or any of their respective Subsidiaries for the execution, delivery and performance of this Agreement or the transactions contemplated herein and therein; and
(e)Holdings, the Borrower and their respective Subsidiaries each have filed with the FCC, State PUCs (to the extent required by the applicable State PUC), and LFAs (to the extent required by the applicable LFA), all necessary reports, documents, instruments, information, or applications required to be filed pursuant to the Communications Laws, and have paid all fees required to be paid pursuant to the Communications Laws, except as would not have a Material Adverse Effect.
Section 3.23Beneficial Ownership Certificate.  As of the Closing Date, the information included in the Beneficial Ownership Certification, if applicable, is true and correct in all material respects.
ARTICLE IV

CONDITIONS
Section 4.01Conditions to Closing and Initial Extensions of Credit.  The obligation of the Lenders to close this Agreement and to make the initial Loans or issue or participate in the initial Letter of Credit, if any, is subject to the satisfaction of each of the following conditions:

(a)Executed Loan Documents.  This Agreement, a Note in favor of each Lender requesting a Note, the Security Documents (other than the Mortgages and any other item referred to on Schedule 5.17) and the Guaranty Agreements, together with any other applicable Loan Documents, shall have been duly authorized, executed and delivered to the Administrative Agent by the parties thereto and shall be in full force and effect, and no Default or Event of Default shall exist hereunder or thereunder.
(b)Specified Investment Agreement Representations.  The Specified Investment Agreement Representations shall be true and correct on and as of the Closing Date; provided that to the extent such representations and warranties specifically refer to an earlier date, they shall be true and correct as of such earlier date.
(c)Specified Representations.  The Specified Representations shall be true and correct in all material respects (but in all respects if any such representation or warranty is qualified by “material” or “Material Adverse Effect”) on and as of the Closing Date.
(d)No Material Adverse Effect.  Since the date of the Investment Agreement, there shall not have been any Company Material Adverse Effect.
(e)Officer’s Certificate.  A certificate from an Authorized Officer of Holdings and the Borrower certifying that the conditions in Sections 4.01(b), (c) and (d) have been satisfied.
(f)Closing Date Investment.  The Initial Closing (as defined in the Investment Agreement) shall have been consummated or shall be consummated substantially simultaneously with the closing under this Agreement on the terms described in the Investment Agreement, without giving effect to any amendment, waiver, consent or other modification thereof by the Sponsor that is materially adverse to the interests of the Lenders (in their capacities as such) unless it is approved by the Arrangers (which approval shall not be unreasonably withheld, delayed or conditioned).
(g)Closing Date Refinancing. The Closing Date Refinancing shall have been, or substantially concurrently with the initial Borrowing hereunder shall be, consummated.
(h)Certificate of Secretary of each Loan Party.  A certificate of an Authorized Officer of each Loan Party certifying as to the incumbency and genuineness of the signature of each officer of such Loan Party executing Loan Documents to which it is a party and certifying that attached thereto is a true, correct and complete copy of (A) the articles or certificate of incorporation or formation (or equivalent), as applicable, of such Loan Party and all amendments thereto, certified by the appropriate Governmental Authority in its jurisdiction of incorporation, organization or formation (or equivalent), as applicable, (B) the bylaws or other governing document of such Loan Party as in effect on the Closing Date, (C) resolutions duly adopted by the board of directors (or other governing body) of such Loan Party authorizing and approving the transactions contemplated hereunder and the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party, and (D) evidence of the identity, authority and capacity of each Authorized Officer thereof authorized to act as an Authorized Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party on the Closing Date.
(i)Certificates of Good Standing.  Certificates dated as of a recent date of the good standing of each Loan Party under the laws of its jurisdiction of incorporation, organization or formation (or equivalent), as applicable.

(j)Solvency Certificate.  The Lenders shall have received a solvency certificate substantially in the form of Exhibit K and signed by a Financial Officer of the Borrower or Holdings (at the Borrower’s option) confirming the solvency of Holdings and its Subsidiaries on a consolidated basis after giving effect to the Closing Date Transactions on the Closing Date.
(k)Opinions of Counsel.  Opinions of counsel to the Loan Parties addressed to the Administrative Agent and the Lenders with respect to the Loan Parties, the Loan Documents and such other matters as the Administrative Agent shall reasonably request (which such opinions shall expressly permit reliance by permitted successors and assigns of the Administrative Agent and the Lenders).
(l)Personal Property Collateral.
(i)Filings and Recordings.  The Administrative Agent shall have received (or been given authority to file) all filings and recordations that are necessary to perfect the security interests of the Administrative Agent, on behalf of the Secured Parties, in the Collateral
(ii)Pledged Collateral.  The Administrative Agent shall have received (A) original stock certificates or other certificates evidencing the certificated Equity Interests pledged pursuant to the Security Documents, together with an undated stock power for each such certificate duly executed in blank by the registered owner thereof and (B) each original promissory note pledged pursuant to the Security Documents together with an undated allonge for each such promissory note duly executed in blank by the holder thereof.
(m)Historical Financial Statements.  The Arrangers shall have received copies of the Historical Financial Statements.
(n)Fees and Expenses.  All fees required to be paid on the Closing Date pursuant to the Commitment Letter and the Fee Letter and reasonable and documented out-of-pocket expenses required to be paid on the Closing Date pursuant to the Commitment Letter with respect to expenses, to the extent invoiced at least three Business Days prior to the Closing Date, shall have been paid, or shall be paid substantially concurrently with, the initial Borrowings hereunder (which amounts may be offset against the proceeds of the Loans).
(o)Borrowing Request.  The Administrative Agent shall have received a Borrowing Request from the Borrower in accordance with Section 2.02.
(p)PATRIOT Act, etc.  Holdings, the Borrower and each of the other Loan Parties shall have provided to the Administrative Agent and the Lenders, at least five Business Days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act and a Beneficial Ownership Certificate for any Loan Party that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, in each case to the extent requested of the Borrower at least 10 Business Days prior to the Closing Date.
(q)Notice of Account Designation. The Administrative Agent shall have received a duly executed and completed Notice of Account Designation.

Without limiting the generality of the provisions of the last paragraph of Section 8.03, for purposes of determining compliance with the conditions specified in this Section 4.01, the Administrative Agent and each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, it is understood that to the extent any security interest in the intended Collateral or any deliverable (including those referred to in Sections 4.01(l)) related to the perfection of security interests in the intended Collateral (other than any Collateral (a) the security interest in which may be perfected by the filing of a Uniform Commercial Code financing statement or (b) consisting of stock certificates in the possession of Holdings) is not or cannot be provided and/or perfected on the Closing Date (1) without undue burden or expense or (2) after the Borrower and Holdings have used commercially reasonable efforts to do so, then the provision and/or perfection of such security interest(s) or deliverable shall not constitute a condition precedent to the availability of the Commitments on the Closing Date but, to the extent otherwise required hereunder, shall be delivered after the Closing Date in accordance with Section 5.17.

Section 4.02Conditions to Each Credit Event after the Closing Date.  The agreement of each Lender (other than any Person with an Incremental Term Commitment) to make any Loan and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit (such event being called a “Credit Event”) (excluding continuations and conversions of Loans) requested to be made by it on any date after the Closing Date is subject to the satisfaction of the following conditions:
(a)The Administrative Agent shall have received a notice of such Credit Event as required by Section 2.02, 2.04 or 2.06, as applicable.
(b)The representations and warranties made by each Loan Party set forth in Article III hereof and in the other Loan Documents shall be true and correct in all material respects (or if qualified by materiality or reference to Material Adverse Effect, in all respects) with the same effect as if then made (unless expressly stated to relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (or in all respects, as applicable) as of such earlier date).
(c)At the time of and immediately after such Credit Event, no Default shall have occurred and be continuing or would result therefrom.
(d)In the case of a borrowing of Loans, the Administrative Agent shall have received a Borrowing Request from the Borrower in accordance with Section 2.02.

Each Credit Event shall be deemed to constitute a representation and warranty by the Borrower on the date of such Credit Event, as to the matters specified in paragraphs (b) and (c) of this Section 4.02.

ARTICLE V

AFFIRMATIVE COVENANTS

Each Loan Party hereby covenants and agrees with the Lenders that on or after the Closing Date and until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees and other amounts payable hereunder or under any other Loan Document have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed:

Section 5.01Financial Information, Reports, Notices, etc.  The Borrower will furnish, or will cause to be furnished, to the Administrative Agent for distribution to each Lender copies of the following financial statements, reports, notices and information:
(a)as soon as available and in any event within 45 days (or such shorter period for the filing of Holdings’ Form 10-Q as may be required by the SEC) after the end of each of the first three Fiscal Quarters of each Fiscal Year of Holdings, commencing with the Fiscal Quarter ending March 31, 2021, a consolidated balance sheet of Holdings as of the end of such Fiscal Quarter and consolidated statements of earnings and cash flow of Holdings for such Fiscal Quarter and for the same period in the prior Fiscal Year and for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter, certified by a Financial Officer of the Borrower; provided, that if at the end of any applicable Fiscal Quarter there are any Unrestricted Subsidiaries, the Borrower shall also furnish a reasonably detailed presentation, either on the face of the annual financial statements delivered pursuant to this clause (a) or in the footnotes thereto, of the financial condition and results of operations of Holdings and its Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries;
(b)as soon as available and in any event within 90 days (or such shorter period as may be required for the filing of Holdings’ Form 10-K by the SEC) after the end of each Fiscal Year of Holdings, commencing with the Fiscal Year ending December 31, 2020, a copy of the annual audit report for such Fiscal Year for Holdings on a consolidated basis, including therein a consolidated balance sheet of Holdings as of the end of such Fiscal Year and consolidated statements of earnings and cash flow of Holdings for such Fiscal Year, in each case certified (without any Impermissible Qualification) by Ernst & Young LLP or other independent public accountants reasonably acceptable to the Administrative Agent, together with a certificate from a Financial Officer of the Borrower (a “Compliance Certificate”) (i) containing a computation in reasonable detail of, and showing compliance with, the financial ratios and restrictions contained in the Financial Covenant and computations of Available Cash and the Cumulative Credit and (ii) to the effect that, in making the examination necessary for the signing of such certificate, such Financial Officer has not become aware of any Default that has occurred and is continuing, or, if such Financial Officer has become aware of such Default, describing such Default and the steps, if any, being taken to cure it, and concurrently with the delivery of the foregoing financial statements, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines); provided, that if at the end of any applicable Fiscal Year there are any Unrestricted Subsidiaries, the Borrower shall also furnish a reasonably detailed presentation, either on the face of the annual financial statements delivered pursuant to this clause (b) or in the footnotes thereto, of the financial condition and results of operations of Holdings and its Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries;
(c)as soon as available and in any event within 45 days (or such shorter period as may be required for the filing of Holdings’ Form 10-Q by the SEC) after the end of each Fiscal Quarter referred to in clause (a) of this Section, a Compliance Certificate (i) containing a computation in reasonable detail of, and showing compliance with, the Financial Covenant and (ii) to the effect that, in making the examination necessary for the signing of such certificate, such Financial Officer has not become aware of any Default that has occurred and is continuing, or, if such Financial Officer has become aware of such Default, describing such Default and the steps, if any, being taken to cure it;

(d)no later than 10 days prior to the commencement of each Fiscal Year of Holdings beginning with the 2021 Fiscal Year, a detailed consolidated budget by Fiscal Quarter for such Fiscal Year (including a projected combined balance sheet and related statements of projected operations and cash flow as of the end of and for each Fiscal Quarter during such Fiscal Year and a narrative description from a Financial Officer describing such consolidated budget, in form satisfactory to the Administrative Agent) and the succeeding Fiscal Years through the Fiscal Year ending on or immediately after the ~~Initial~~ Term Loan Maturity Date (including a projected combined balance sheet and related statements of projected operations and cash flow as of the end of and for each Fiscal Quarter during such Fiscal Year) and, promptly when available, any significant revisions of such budgets;
(e)promptly upon receipt thereof, copies of all reports submitted to Holdings or any of its Subsidiaries by independent certified public accountants in connection with each annual, interim or special audit of the books of Holdings or any of its Subsidiaries made by such accountants, including any management letters submitted by such accountants to management in connection with their annual audit, in each case, to the extent such accountants have consented thereto;
(f)as soon as possible and in any event within three Business Days after becoming aware of the occurrence of any Default, a statement of a Financial Officer of the Borrower setting forth details of such Default and the action which the Borrower has taken and proposes to take with respect thereto;
(g)as soon as possible and in any event within five Business Days after (i) the occurrence of any adverse development with respect to any litigation, action or proceeding that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect or (ii) the commencement of any litigation, action or proceeding that would reasonably be expected to have a Material Adverse Effect or that purports to affect the legality, validity or enforceability of this Agreement or any other Loan Document or the transactions contemplated hereby or thereby, notice thereof and copies of all documentation relating thereto;
(h)promptly after the sending or filing thereof, copies of all reports which Holdings sends to any of its security holders, and all reports, registration statements (other than on Form S-8 or any successor form) or other materials (including affidavits with respect to reports) which Holdings or any of its Subsidiaries or any of its officers files with the SEC or any national securities exchange;
(i)promptly upon becoming aware of the taking of any specific actions by the Loan Parties, their Subsidiaries or any other Person to terminate any Pension Plan (other than a termination pursuant to Section 4041(b) of ERISA which can be completed without the Loan Parties, their Subsidiaries or any ERISA Affiliate having to provide more than $1.0 million in addition to the normal contribution required for the plan year in which termination occurs to make such Pension Plan sufficient), or the occurrence of an ERISA Event which could result in a Lien on the assets of any Loan Party or any of their respective Subsidiaries or in the incurrence by any Loan Party or any of their respective Subsidiaries of any liability, fine or penalty which could reasonably be expected to have a Material Adverse Effect, or any increase in the contingent liability of any Loan Party or any of their respective Subsidiaries with respect to any post-retirement Welfare Plan benefit if the increase in such contingent liability could reasonably be expected to have a Material Adverse Effect, notice thereof and copies of all documentation relating thereto;

(j)upon request by the Administrative Agent, copies of: (i) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by any Loan Party or any of their respective Subsidiaries or ERISA Affiliates with the IRS with respect to each Pension Plan; (ii) the most recent actuarial valuation report for each Pension Plan; (iii) all notices received by any Loan Party or any of their respective Subsidiaries or ERISA Affiliates from a Multiemployer Plan sponsor or any governmental agency concerning an ERISA Event; and (iv) such other documents or governmental reports or filings relating to any Plan as the Administrative Agent shall reasonably request;
(k)as soon as possible, notice of any other development that could reasonably be expected to have a Material Adverse Effect;
(l)simultaneously with the delivery of financial statements pursuant to Sections 5.01(a) and (b), certifications by the chief executive officer and the chief financial officer or others under the Exchange Act, the Sarbanes-Oxley Act of 2002, as amended, and/or the rules and regulations of the SEC, without any exceptions or qualifications; and
(m)such other information respecting the condition or operations, financial or otherwise, of any Loan Party or any of their respective Subsidiaries as any Lender through the Administrative Agent may from time to time reasonably request (including, without limitation any information and documentation required by bank regulatory authorities under applicable “Know Your Customer” rules and regulations, the PATRIOT Act and the Beneficial Ownership Regulation).

Documents required to be delivered pursuant to Section 5.01(a) or (b) or Section 5.01(h) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed in Section 9.01; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that:  (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests in writing that the Borrower deliver such paper copies until such time as a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent and each Lender (by facsimile or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions of such documents.  Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Sections 5.01(b) and 5.01(c) to the Administrative Agent.  Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders and the Issuing Banks materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on the Platform and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to Holdings or its securities) (each, a “Public Lender”).  The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such

Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, means that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers, the Issuing Banks and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to Holdings or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.11); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

Section 5.02Compliance with Laws, etc.  The Loan Parties will, and will cause each of their Subsidiaries to, comply in all respects with all Applicable Laws, rules, regulations and orders, except where such noncompliance, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, such compliance to include, subject to the foregoing (without limitation):
(a)the maintenance and preservation of their existence and their qualification as a foreign corporation, limited liability company or partnership (or comparable foreign qualification, if applicable, in the case of any other form of legal entity), and
(b)the payment, before the same become delinquent, of all taxes, assessments and governmental charges imposed upon them or upon their property except as provided in Section 5.14.
Section 5.03Maintenance of Properties.  Holdings and each of its Subsidiaries will maintain, preserve, protect and keep its material properties and material assets in good repair, working order and condition, and make necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times; provided that nothing in this Section 5.03 shall prevent Holdings or any such Subsidiary from discontinuing the operation and maintenance of any of its properties if such discontinuance is, in the reasonable commercial judgment of such Person, desirable in the conduct of its business and does not in the aggregate have a Material Adverse Effect.
Section 5.04Insurance.  Holdings and each of its Subsidiaries will maintain or cause to be maintained with financially sound and responsible insurance companies (a) insurance with respect to their properties material to the business of Holdings and its Subsidiaries against such casualties and contingencies and of such types and in such amounts with such deductibles as is customary in the case of similar businesses operating in the same or similar locations (including, without limitation, (i) physical hazard insurance on an “all risk” basis, (ii) commercial general liability against claims for bodily injury, death or property damage covering any and all claims, (iii) explosion insurance in respect of any boilers, machinery or similar apparatus constituting Collateral, (iv) business interruption insurance, (v) worker’s compensation insurance as may be required by any Applicable Law, (vi) with respect to each Mortgaged Property, flood insurance in such amount as the Administrative Agent may from time to time require, if at any time the area in which any improvements located on any Mortgaged Property is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency) and otherwise comply with the Flood Insurance Laws, as amended from time to time and (vii) such other insurance against risks as the Administrative Agent may from time to time require) and (b) all insurance required to be maintained pursuant to the Security Documents, and will, upon request of the Administrative Agent, furnish to each Lender at reasonable intervals a certificate of an Authorized Officer of the Borrower setting forth the nature and extent of all insurance maintained by Holdings and its

Subsidiaries in accordance with this Section.  Each such insurance policy shall provide that (i) it may not be cancelled or otherwise terminated without at least thirty (30) days’ (or, in the case of non-payment of premium, ten (10) days’) prior written notice to the Administrative Agent (and to the extent any such policy is cancelled, modified or renewed, the Borrower shall deliver a copy of the renewal or replacement policy (or other evidence thereof) to the Administrative Agent, or insurance certificate with respect thereto, together with evidence satisfactory to the Administrative Agent of the payment of the premium therefor); (ii) the Administrative Agent is permitted to pay any premium therefor within ten (10) days after receipt of any notice stating that such premium has not been paid when due; (iii) all losses thereunder shall be payable notwithstanding any act or negligence of Holdings or any of its Subsidiaries or its agents or employees which otherwise might have resulted in a forfeiture of all or a part of such insurance payments; (iv) to the extent such insurance policy constitutes property insurance, all losses payable thereunder in an amount in excess of $1.0 million shall be payable to the Administrative Agent, as an additional insured and as lender loss payee, pursuant to a standard non-contributory New York mortgagee endorsement and shall be in an amount at least sufficient to prevent coinsurance liability; provided that the Administrative Agent, as lender loss payee pursuant to the foregoing, shall not agree to the adjustment of any claim without the consent of the Borrower (such consent not to be unreasonably withheld or delayed); and (v) with respect to liability insurance, the Administrative Agent shall be named as an additional insured.  Notwithstanding the inclusion in each insurance policy of the provision described in clause (ii) of the immediately preceding sentence, in the event Holdings or any of its Subsidiaries gives the Administrative Agent written notice that it does not intend to pay any premium relating to any insurance policy when due, the Administrative Agent shall not exercise its right to pay such premium so long as such Person delivers to the Administrative Agent a replacement insurance policy or insurance certificate evidencing that such replacement policy or certificate provides the same insurance coverage required under this Section 5.04 as the policy being replaced by such Person with no lapse in such coverage. The Administrative Agent shall within 90 days hereof (or such longer period as the Administrative Agent shall agree in its reasonable discretion) receive, evidence of payment of all insurance premiums for the current policy year of each policy (with appropriate endorsements naming the Administrative Agent as lender’s loss payee (and mortgagee, as applicable) on all policies for property hazard insurance and as additional insured on all policies for liability insurance), and if requested by the Administrative Agent, copies of such insurance policies.
Section 5.05Books and Records; Visitation Rights.  Holdings and each of its Subsidiaries will keep books and records which accurately reflect its business affairs in all material respects and material transactions and permit the Administrative Agent or its representatives, at reasonable times and intervals and upon reasonable notice, to visit all of its offices, to discuss its financial matters with its officers and independent public accountants and, upon the reasonable request of the Administrative Agent or a Lender, to examine (and, at the expense of the Borrower, photocopy extracts from) any of its books or other corporate or partnership records.
Section 5.06Environmental Covenant.  Each of the Loan Parties will and will cause each of its Subsidiaries to:
(a)use and operate all of its facilities and properties in compliance with all Environmental Laws except for such noncompliance which, singly or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, keep all Environmental Permits in effect and remain in compliance therewith and handle all Hazardous Materials in compliance with all applicable Environmental Laws, except for any non-effectiveness or noncompliance that would not reasonably be expected to have a Material Adverse Effect;
(b)promptly notify the Administrative Agent and provide copies of all written inquiries, claims, complaints or notices from any Person relating to the environmental condition of its facilities and properties or compliance with or liability under any Environmental Law which could reasonably be expected to have a Material Adverse Effect, and promptly cure and have dismissed with prejudice or contest in good faith any actions and proceedings relating thereto;
(c)in the event of the presence of any Hazardous Material on any Mortgaged Property which is in violation of any Environmental Law or which could reasonably be expected to have Environmental Liability which violation or Environmental Liability could reasonably be expected to have a Material Adverse Effect, the applicable Loan Parties, upon discovery thereof, shall take all necessary steps to initiate and expeditiously complete all response, corrective and other action to mitigate any such adverse effect in accordance with and to the extent required by applicable Environmental Laws, and shall keep the Administrative Agent informed of their actions;
(d)at the written request of the Administrative Agent or the Requisite Lenders, which request shall specify in reasonable detail the basis therefor, the Loan Parties will provide, at such Loan Parties’ sole cost and expense, an environmental site assessment report concerning any Mortgaged Property now or hereafter owned or, to the extent such assessment can be obtained without violating the applicable lease, leased by such Person, prepared by an environmental consulting firm reasonably acceptable to the Administrative Agent, indicating the presence or absence of Hazardous Materials and the potential cost of any Remedial Action in connection with such Hazardous Materials on, at, under or emanating from such Mortgaged Property pursuant to any applicable Environmental Law; provided that such request may be made only if (i) there has occurred and is continuing an Event of Default or (ii) the Administrative Agent or the Requisite Lenders reasonably believe that a Loan Party or any such Mortgaged Property is not in compliance with Environmental Law and such noncompliance could reasonably be expected to have a Material Adverse Effect, or that circumstances exist that could reasonably be expected to form the basis of an Environmental Claim against such Person or to result in Environmental Liability, in each case that could reasonably be expected to have a Material Adverse Effect (in such events as are listed in this subparagraph, the environmental site assessment shall be focused upon the noncompliance or other circumstances as applicable).  If any Loan Party fails to provide the same within 90 days after such request was made, the Administrative Agent may order the same, and each Loan Party shall grant and hereby grants to the Administrative Agent and the Requisite Lenders and their agents access to such Mortgaged Property (to the extent, in the case of any leased property, such access can be granted without violating the applicable lease) and specifically grants the Administrative Agent and the Requisite Lenders an irrevocable non-exclusive license, subject to the rights of tenants, to perform such an assessment, all at such Person’s sole cost and expense; and
(e)provide such information and certifications which the Administrative Agent may reasonably request from time to time to evidence compliance with this Section 5.06.
Section 5.07Information Regarding Collateral.
(a)Each Loan Party will furnish to the Administrative Agent prompt written notice of any change (i) in such Loan Party’s legal name, (ii) unless such Loan Party is a “registered organization” within the meaning of the UCC, in the location of any Loan Party’s chief executive office, its principal place of business, any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral owned by it is located (including the establishment of any such new office or facility), (iii) in any Loan Party’s identity or corporate structure, (iv) in any Loan Party’s Federal Taxpayer Identification Number or its organizational identification number or (v) in any Loan Party’s jurisdiction of organization.  Each Loan Party agrees not to effect or permit any change referred to in the preceding sentence unless (i) it shall have given the Administrative Agent thirty (30) days’ prior written notice (or such shorter notice as may be agreed to by the Administrative Agent) and (ii) all filings have been made under the UCC or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral.  Each Loan Party also agrees promptly to notify the Administrative Agent if any material portion of the Collateral is damaged or destroyed.
(b)Each year, at the time of delivery of annual financial statements with respect to the preceding Fiscal Year pursuant to clause (b) of Section 5.01, the Borrower shall deliver to the Administrative Agent a certificate of a Financial Officer and the chief legal officer (or individual having the analogous title) of the Borrower (i) setting forth the information required pursuant to the Schedules to each of the Security Agreement and the Pledge Agreement or confirming that there has been no change in such information since the Closing Date or the date of the most recent Schedule updates delivered pursuant to this Section and (ii) certifying that all UCC financing statements (including fixture filings, as applicable) or other appropriate filings, recordings or registrations, including all refilings, rerecordings and reregistrations, containing a description of the Collateral have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction identified pursuant to clause (i) above to the extent necessary to protect and perfect the security interests under the Security Documents for a period of not less than 18 months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period).
Section 5.08Existence; Conduct of Business.  Each Loan Party will, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its and its Material Subsidiaries’ legal existence and the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business except (other than with regard to any such Loan Party’s existence and good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be) any failure which would not reasonably be expected to result in a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.
Section 5.09Performance of Obligations.  Each Loan Party will and will cause its Subsidiaries to perform all of their respective obligations under the terms of each mortgage, indenture, security agreement, other debt instrument and material contract by which they are bound or to which they are a party except for such noncompliance as in the aggregate would not have a Material Adverse Effect.
Section 5.10Casualty and Condemnation.  Each Loan Party (a) will furnish to the Administrative Agent prompt written notice of any casualty or other insured damage to any Collateral in an amount in excess of $10.0 million or the commencement of any action or proceeding for the Taking of any Collateral or any part thereof or interest therein under power of eminent domain or by condemnation or similar proceeding and (b) will ensure that the Net Proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with the applicable provisions of this Agreement and the Security Documents.
Section 5.11Pledge of Additional Collateral.  Within 30 days (as such date may be extended by the Administrative Agent in its sole discretion) after the acquisition of assets (other than Excluded Assets (as defined in the Security Agreement)) of the type that would have constituted Collateral on the Closing Date pursuant to the Security Documents (the “Additional Collateral”), each appropriate Loan Party will take all necessary action, including the filing of appropriate financing statements under the provisions of the UCC, applicable domestic or local laws, rules or regulations in each of the offices where such filing is necessary or appropriate, or amending or confirming the Guaranty Agreement and the Security Documents, to grant to the Administrative Agent for its benefit and the benefit of the Secured Parties a perfected Lien, subject to Permitted Liens in such Collateral pursuant to and to the full extent required by the Security Documents and this Agreement.  In the event that any Loan Party acquires any additional Material Real Property (other than Excluded Assets (as defined in the Security Agreement)), within ninety (90) days of such acquisition (or such later date as agreed to by the Administrative Agent in its sole discretion), the appropriate Loan Party will take such actions and execute and deliver such documents (including, without limitation, a Mortgage and the other related documents listed on Schedule 5.17 hereto) to encumber any such Real Property for the benefit of the Secured Parties.  All actions taken by the parties in connection with the pledge of Additional Collateral, including, without limitation, the reasonable and documented costs of the Administrative Agent and counsel for the Administrative Agent, shall be for the account of the Borrower, which shall pay all sums due promptly following written demand therefor.
Section 5.12Further Assurances.  The Loan Parties will execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents and the delivery of appropriate opinions of counsel), which may be required under any Applicable Law, or which the Administrative Agent or the Requisite Lenders may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created by the Security Documents or the validity or priority of any such Lien, all at the expense of the Loan Parties.  The Loan Parties also agree to provide to the Administrative Agent, from time to time upon request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.
Section 5.13Use of Proceeds.  The Borrower covenants and agrees that (a) the proceeds of the Revolving Commitments will be used  (x) on the Closing Date, subject to the limitations set forth in, Section 2.01(a)(ii) and (y) after the Closing Date, for working capital and general corporate purposes of Holdings and its Subsidiaries, including the payment of certain fees and expenses incurred in connection with transactions contemplated hereby, (b) the proceeds of the ~~Initial Term Loan will be used on the Closing Date to effect the Closing Date Refinancing and to finance the payment of fees and expenses in connection with such refinancing and the credit facilities established by this Agreement~~ Term B-1 Loans will be used on the Amendment No. 2 Effective Date to refinance the aggregate principal amount of Initial Term Loans outstanding on the Amendment No. 2 Effective Date immediately prior to giving effect to Amendment No. 2 and to pay any interest, fees and/or expenses related thereto and (c) it will not request any Loan or Letter of Credit, and shall not use, and shall ensure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Loan or Letter of Credit, directly or indirectly, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.
Section 5.14Payment of Taxes and Other Claims.  Each Loan Party and its respective Subsidiaries will pay and discharge all material Taxes imposed upon it or upon its income or profits, or upon any Properties belonging to it, that are due and payable, and all lawful claims which, if unpaid, might become a Lien or charge upon any Properties of such Loan Party or any of its respective Subsidiaries or cause a failure or forfeiture of title thereto; provided that neither such Loan Party nor any of its respective Subsidiaries shall be required to pay any such Tax or claim that is being contested in good faith and by proper proceedings diligently conducted, which proceedings have the effect of preventing the forfeiture or sale of the Property or asset that may become subject to such Lien, if it has maintained adequate reserves with respect thereto in accordance with GAAP; provided, further, that, with respect to any Taxes that are being contested, any such contest of any Tax with respect to Collateral shall satisfy the Contested Collateral Lien Conditions.
Section 5.15Equal Security for Loans and Notes.  If any Loan Party shall create or assume any Lien upon any of its property or assets, whether now owned or hereafter acquired, other than Permitted

Liens (unless prior written consent to the creation or assumption thereof shall have been obtained from the Administrative Agent and the Requisite Lenders), it shall make or cause to be made effective provisions whereby the Obligations will be secured by such Lien equally and ratably with any and all other assets or Property thereby secured as long as any such assets or Property shall be secured; provided that this covenant shall not be construed as consent by the Administrative Agent and the Requisite Lenders to any violation by any Loan Party of the provisions of Section 6.02.
Section 5.16Guarantees.  In the event that any Person becomes a Wholly Owned Domestic Subsidiary after the Closing Date (other than an Excluded Subsidiary), the Borrower will promptly notify the Administrative Agent of that fact and within thirty (30) days (as such time may be extended by the Administrative Agent in its sole discretion) cause such Wholly Owned Domestic Subsidiary to execute and deliver to the Administrative Agent a counterpart of the Guaranty Agreement and deliver to the Administrative Agent a counterpart of each of the Security Agreement and the Pledge Agreement and to take all such further actions and execute all such further documents and instruments as may be necessary or, in the reasonable opinion of the Administrative Agent, desirable to create in favor of the Administrative Agent, for the benefit itself and of the Secured Parties, a valid and perfected Lien on all of the Property and assets of such Wholly Owned Domestic Subsidiary described in the applicable forms of the Security Documents subject to Permitted Liens.
Section 5.17Covenants Regarding Post-Closing Deliveries.  Each applicable Loan Party will execute and deliver the documents and complete the tasks set forth on Schedule 5.17, in each case within the time limits specified on such schedule.
Section 5.18Compliance with Anti-Corruption Laws; Anti-Money Laundering Laws and Sanctions.  Holdings will (a) maintain in effect and enforce policies and procedures designed to ensure compliance by Holdings, the Borrower and their respective Subsidiaries and their respective directors, officers, employees and agents with all Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions and (b) at any time that Holdings’ common stock is not publicly traded on a national securities exchange, (i) notify the Administrative Agent and each Lender that previously received a Beneficial Ownership Certification (or a certification that the Borrower qualifies for an express exclusion to the “legal entity customer” definition under the Beneficial Ownership Regulation) of any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified therein (or, if applicable, the Borrower ceasing to fall within an express exclusion to the definition of “legal entity customer” under the Beneficial Ownership Regulation) and (ii) promptly upon the reasonable request of the Administrative Agent or any Lender, provide the Administrative Agent or directly to such Lender, as the case may be, any information or documentation requested by it for purposes of complying with the Beneficial Ownership Regulation.
Section 5.19Lender Calls.  Not later than ten (10) Business Days after the delivery of the financial statements provided for in Sections 5.01(a) and (b) (or such later date as agreed by the Administrative Agent), the Borrower will hold quarterly conference calls for the Lenders to discuss the financial position and results of operations of Holdings and its Subsidiaries for the previous Fiscal Quarter; provided that, if Holdings holds a conference call open to the public or analysts or holders of its (or any of its Subsidiaries’ or any of its direct or indirect parent companies’) Equity Interests or Indebtedness to discuss the financial position and results of operations of Holdings and its Subsidiaries for the most recently ended Fiscal Quarter for which financial statements have been delivered pursuant to Sections 5.01(a) and (b) above, such conference call (for the avoidance of doubt, including if such conference call only pertains to matters available or distributed to “public side” Lenders) will be deemed to satisfy the requirements of this Section 5.19 so long as the Lenders are provided access to such conference call and the ability to ask questions thereon.

Section 5.20Ratings.  The Borrower shall use commercially reasonable efforts to obtain and to maintain (a) public ratings (but not to obtain a specific rating) from Moody’s and S&P for the ~~Initial~~ Term B-1 Loans and (b) public corporate credit ratings and corporate family ratings (but, in each case, not to obtain a specific rating) from Moody’s and S&P in respect of the Borrower or (at the Borrower’s option) Holdings.

Section 5.21CoBank Equity and Security.

(a)So long as CoBank, ACB  is a Lender hereunder, the Borrower will acquire equity in CoBank, ACB in such amounts and at such times as CoBank, ACB may require in accordance with CoBank, ACB’s bylaws and capital plan (as each may be amended from time to time), except that the maximum amount of equity that the Borrower may be required to purchase in CoBank, ACB in connection with the Loans made by CoBank, ACB may not exceed the maximum amount permitted by the bylaws and the capital plan at the time this Agreement is entered into.  The Borrower acknowledges receipt of a copy of (i) CoBank, ACB’s most recent annual report, and if more recent, CoBank, ACB’s latest quarterly report, (ii) CoBank, ACB’s Notice to Prospective Stockholders and (iii) CoBank, ACB’s bylaws and capital plan, which describe the nature of all of the Bank Equity Interests acquired in connection with its patronage loan from CoBank, ACB as well as capitalization requirements, and agrees to be bound by the terms thereof.
(b)Each party hereto acknowledges that CoBank, ACB’s bylaws, capital plan and similar documents (as each may be amended from time to time) shall govern (x) the rights and obligations of the parties with respect to the Bank Equity Interests and any patronage refunds or other distributions made on account thereof or on account of the Borrower’s patronage with CoBank, ACB (y) the Borrower’s eligibility for patronage distributions from CoBank, ACB (in the form of Bank Equity Interests and cash) and (z) patronage distributions, if any, in the event of a sale of a participation interest. CoBank, ACB reserves the right to assign or sell participations in all or any part of its Commitments or outstanding Loans hereunder on a non-patronage basis (and/or to a Lender that pays no patronage or pays patronage that is lower than the patronage paid by CoBank, ACB) in accordance with Section 9.10.
(c)Each party hereto acknowledges that CoBank, ACB has a statutory first lien pursuant to the Farm Credit Act of 1971 (as amended from time to time) on all Bank Equity Interests of CoBank, ACB that the Borrower may now own or hereafter acquire, which statutory lien shall be for CoBank, ACB’s sole and exclusive benefit. The Bank Equity Interests shall not constitute security for the Obligations due to any other Lender. To the extent that any of the Loan Documents create a Lien on Bank Equity Interests or on patronage accrued by CoBank, ACB for the account of the Borrower (including, in each case, proceeds thereof), such Lien shall be for CoBank, ACB’s sole and exclusive benefit and shall not be subject to pro rata sharing hereunder. Neither Bank Equity Interests nor any accrued patronage shall be offset against the obligations hereunder except that, in the event of an Event of Default, CoBank, ACB may elect, solely at its discretion, to apply the cash portion of any patronage distribution (including accrued but unpaid distributions) or retirement of equity to amounts owed to CoBank, ACB or its affiliates due under this Agreement. The Borrower acknowledges that any corresponding tax liability associated with such application is the sole responsibility of the Borrower. CoBank, ACB shall not have an obligation to retire the Bank Equity Interests upon any Default, either for application to the Obligations or otherwise.
ARTICLE VI

NEGATIVE COVENANTS

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all Fees and other amounts payable hereunder or under any other Loan Document have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, each of the Loan Parties agrees with the Lenders that:

Section 6.01Indebtedness; Certain Equity Securities.
(a)The Loan Parties will not, and will not permit any of their Subsidiaries to, directly or indirectly, create, incur or assume (including by way of Guarantee) any Indebtedness, except:
(i)Indebtedness incurred and outstanding under the Loan Documents and any Permitted Refinancing thereof;
(ii)Indebtedness in respect of the Senior Secured Notes and any Permitted Refinancing thereof;
(iii)(x) Indebtedness assumed or incurred in connection with any Permitted Acquisition or similar permitted Investment in unlimited amounts if (1) such Indebtedness would otherwise be permitted to be incurred as, and satisfy the requirements of, clause (2) of Permitted Ratio Debt after giving pro forma effect to the assumption or incurrence thereof and the use of proceeds thereof or (2) immediately after giving pro forma effect to the assumption or incurrence thereof and the use of proceeds thereof but without netting the proceeds thereof, (i) in the case that such Indebtedness is secured by Liens on assets of Holdings or any of its Subsidiaries, the Consolidated Senior Secured Leverage Ratio shall not exceed the Consolidated Senior Secured Leverage Ratio in effect immediately prior to the making of such Permitted Acquisition or similar Investment (and such Indebtedness) or (ii) in the case that such Indebtedness is not secured by Liens on assets of Holdings or any of its Subsidiaries, the Total Net Leverage Ratio shall not exceed the Total Net Leverage Ratio in effect immediately prior to the making of such Permitted Acquisition or similar Investment (and such Indebtedness) and (3) in the case that such Indebtedness was incurred in contemplation of the applicable Permitted Acquisition or similar permitted Investment, such Indebtedness satisfies the requirements of clauses (3), (4) and (5) of the definition of Permitted Ratio Debt; provided that any Indebtedness assumed or incurred by Subsidiaries that are not Loan Parties pursuant to this clause (iii), together with any Indebtedness incurred by Subsidiaries that are not Loan Parties pursuant to Sections 6.01(a)(iv), 6.01(a)(xx) and 6.01(a)(xxi), does not exceed in the aggregate at any time outstanding the greater of (1) $250.0 million and (2) 7.5% of Total Assets (determined at the time such Indebtedness is assumed or incurred) and (y) any Permitted Refinancing thereof;
(iv)(A) Indebtedness (I) secured by the Collateral on a pari passu basis with the Obligations (“Incremental Equivalent First Lien Debt”), (II) secured by the Collateral on a junior lien basis with the ~~Initial~~ Term B-1 Loans and the Revolving Facility (“Incremental Equivalent Junior Lien Debt”), (III) secured solely by assets that are not Collateral (“Incremental Equivalent Non-Collateral Debt”) or (IV) that is unsecured (“Incremental Equivalent Unsecured Debt” and, together with Incremental Equivalent First Lien Debt, Incremental Equivalent Junior Lien Debt and Incremental Equivalent Non-Collateral Debt, “Incremental Equivalent Debt”), in an aggregate principal amount under this clause (iv), together with the aggregate amount of all Incremental Facilities, not to exceed the Available Incremental Amount (calculated assuming that all Indebtedness incurred pursuant to this clause (iv) is secured Indebtedness for so long as it is outstanding (whether or not such Indebtedness is in fact so secured)); provided that immediately prior to and immediately after giving pro forma effect thereto and to the use of the proceeds thereof (but without netting the proceeds thereof): (1) there exists no Event of Default or Event of Termination; (2) such Indebtedness shall (x) in the case of Incremental Equivalent First Lien Debt, have a maturity date that is after the Latest Maturity Date at the time such Indebtedness is incurred and (y) in the case of Incremental Equivalent Junior Lien Debt, Incremental Equivalent Non-Collateral Debt and Incremental Equivalent Unsecured Debt, have a maturity date that is at least ninety-one (91) days after the Latest Maturity Date at the time such Indebtedness is incurred; provided that the foregoing requirements of this clause (2) shall not apply to the extent such Indebtedness constitutes a customary bridge facility, so long as the long-term Indebtedness into which such customary bridge facility is to be converted or exchanged satisfies the requirements of this clause (2) and such conversion or exchange is subject only to conditions customary for similar conversions or exchanges; (3) such Indebtedness shall not have a have a Weighted Average Life to Maturity shorter than the longest remaining Weighted Average Life to Maturity of any then existing tranche of Term Loans; provided, that the foregoing requirements of this clause (3) shall not apply to the extent such Indebtedness constitutes a customary bridge facility, so long as the long-term Indebtedness into which such customary bridge facility is to be converted or exchanged satisfies the requirements of this clause (3) and such conversion or exchange is subject only to conditions customary for similar conversions or exchanges; (4) in the case of Incremental Equivalent Junior Lien Debt, the Other Debt Representative for such Indebtedness shall be subject to a Junior Lien Intercreditor Agreement and, in the case of Incremental Equivalent First Lien Debt, the Other Debt Representative for such Indebtedness shall be subject to a First Lien Intercreditor Agreement; (5) after giving effect to the incurrence of any Incremental Equivalent Debt and the use of proceeds therefrom, the Borrower would be in pro forma compliance with the Financial Covenant (whether or not then in effect) as of the most recent date for which financial statements have been delivered pursuant to Section 5.01; (6) in the case of Incremental Equivalent First Lien Debt in the form of syndicated term loans, such Indebtedness shall be subject to MFN Protection as if such Indebtedness were an Incremental Term Loan and (7) any Indebtedness assumed or incurred by Subsidiaries that are not Loan Parties pursuant to this clause (iv), together with any Indebtedness incurred by Subsidiaries that are not Loan Parties pursuant to Sections 6.01(a)(iii), 6.01(a)(xx) and 6.01(a)(xxi), does not exceed in the aggregate at any time outstanding the greater of (1) $250.0 million and (2) 7.5% of Total Assets (determined at the time such Indebtedness is assumed or incurred) and (B) any Permitted Refinancing thereof;
(v)(x) Indebtedness existing on the Closing Date and set forth on Schedule 6.01(a)(v) and (y) any Permitted Refinancing thereof;
(vi)Indebtedness owed by Holdings, Borrower or any Subsidiary to Holdings, the Borrower or any Subsidiary as a result of any Investment permitted under Section 6.04(iii); provided that such Indebtedness is represented by a note and is pledged to the Administrative Agent pursuant to, and to the extent required by, the Security Documents;
(vii)Guarantees by Holdings, the Borrower or any Subsidiary Loan Party of Indebtedness of Holdings or any Subsidiary Loan Party, in each case, to the extent such Indebtedness would have been permitted to be incurred hereunder directly by such Loan Party and, if such Indebtedness is subordinated in right of payment to the Obligations under the Loan Documents, such Guarantee is as subordinated in right of payment to the Obligations on the same terms;
(viii)Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within two Business Days of such Loan Party or such Subsidiary receiving notice thereof;
(ix) (x) Indebtedness of any Loan Party in an aggregate outstanding principal amount not in excess of the greater of (A) $200.0 million and (B) 6.0% of Total Assets (determined at the time such Indebtedness is incurred or issued and (y) any Permitted Refinancing thereof (it is acknowledged and agreed that this clause may be used to incur secured Incremental Facilities pursuant to, and in accordance with, Section 2.21(g));
(x)[reserved];
(xi)(x) Indebtedness incurred to finance the acquisition, construction or improvement of any assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof or result in an earlier maturity date or decreased Weighted Average Life to Maturity thereof; provided that (A) such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement, (B) no Default shall have occurred or be continuing or would result therefrom, both immediately prior to and immediately after giving effect thereto, and (C) the aggregate outstanding principal amount of Indebtedness permitted by this clause (xi) shall not exceed the greater of (1) $50.0 million and (2) 2% of Total Assets (determined at the time such Indebtedness is incurred or issued) and (y) any Permitted Refinancing thereof;
(xii)Indebtedness under Hedging Agreements entered into in the ordinary course of business and not for speculative purposes;
(xiii)Indebtedness owed to (including obligations in respect of letters of credit for the benefit of) any Person providing worker’s compensation, health, disability or other employee benefits or property, casualty or liability insurance to Holdings or any Subsidiary, pursuant to reimbursement or indemnification obligations to such Person;
(xiv)Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds, completion guarantees and similar obligations and trade-related letters of credit, in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;
(xv)Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition;
(xvi)obligations arising from or representing deferred compensation to employees of Holdings, the Borrower or any Subsidiary that constitute or are deemed to be Indebtedness under GAAP and that are incurred in the ordinary course of business;
(xvii)[reserved];
(xviii)[reserved];
(xix)(x) Indebtedness of the Loan Parties assumed in one or more Permitted Acquisitions in an aggregate principal amount not to exceed $25.0 million outstanding at any time to the extent such Indebtedness was not incurred in connection with or in contemplation of such Permitted Acquisition and (y) any Permitted Refinancing thereof (it is acknowledged and agreed that this clause may be used to incur secured Incremental Facilities pursuant to, and in accordance with, Section 2.21(g)); and
(xx)Permitted Ratio Debt and any Permitted Refinancing thereof;
(xxi)(x) Indebtedness of Subsidiaries that are not Loan Parties so long as the aggregate amount of Indebtedness incurred pursuant to this Section 6.01(a)(xxi) by Subsidiaries that are not Loan Parties, together with any Indebtedness incurred by Subsidiaries that are not Loan Parties pursuant to Sections 6.01(a)(iii), 6.01(c)(iv) and 6.01(a)(xx), does not exceed   at any time outstanding the greater of (I) $250.0 million and (II) 7.5% of Total Assets (determined at the time such Indebtedness is assumed or incurred) and (y) any Permitted Refinancing thereof;
(xxii)Indebtedness incurred by joint ventures in an aggregate amount at any time outstanding that does not exceed $25.0 million;
(xxiii)any Investment Transaction and any Indebtedness incurred pursuant thereto or in connection therewith and any Permitted Refinancing thereof; and
(xxiv)any Indebtedness incurred by Holdings, the Borrower or any Subsidiary arising from any Sale and Leaseback Transaction that is permitted under Section 6.06 and any Permitted Refinancing in respect thereof.
(b)The Loan Parties will not, nor will they permit any of their Subsidiaries to, directly or indirectly, issue any Preferred Stock or other Equity Interest of such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, in either case at the option of the holder thereof) or otherwise (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is or may become redeemable or repurchaseable at the option of the holder thereof, in whole or in part including upon the occurrence of any contingency (unless the terms of such Equity Interests provide that, upon the happening of such contingency, no such redemption, repurchase or similar payment with respect to such Equity Interests shall be required until either all Obligations have been paid in full and there are no outstanding Commitments or such redemption, repurchase or similar requirement would be permitted by the terms of this Agreement), or (iii) is convertible or exchangeable at the option of the holder thereof for Indebtedness or Equity Interests not permitted by this Section 6.01(b), in each case, on or prior to the 91st day after the ~~Initial~~ Term Loan Maturity Date. The foregoing shall not prohibit any Investment Transaction (including, without limitation, the issuance of any Preferred Stock or other Equity Interest pursuant thereto or in connection therewith or any accrual of interest or payment due on account of or pursuant thereto).
Section 6.02Liens.  The Loan Parties will not, and will not permit any of their Subsidiaries to, directly or indirectly, create, incur or assume any Lien on any Property or asset now owned or hereafter acquired by them, other than the following (herein collectively referred to as “Permitted Liens”):
(i)(a) Liens in favor of the Administrative Agent for the benefit of itself and the other Secured Parties under the Security Documents ~~and~~ , (b) Liens on cash or deposits granted in favor of the Swingline Lender or the Issuing Bank to Cash Collateralize any Defaulting Lender’s participation in Letters of Credit or Swingline Loans and (c) Liens securing Incremental Equivalent Debt in accordance with the terms of Section 6.01(a)(iv);
(ii)Liens on assets existing at the time of acquisition thereof by Holdings, the Borrower or any Subsidiary; provided that such Liens were not incurred in connection with, or in contemplation of, such acquisition and do not extend to any assets of Holdings, the Borrower or any Subsidiary other than the specific assets so acquired;
(iii)Liens to secure the performance of statutory obligations, surety or appeal bonds or performance bonds, landlords’, carriers’, warehousemen’s, mechanics’, suppliers’, materialmen’s, attorneys’ or other like liens, in any case incurred in the ordinary course of business and with respect to amounts not overdue by more than 10 days or being contested in good faith by appropriate proceedings promptly instituted and diligently conducted; provided that (A) a reserve or other appropriate provision, if any, as is required by GAAP shall have been made therefor, (B) if such Lien is on Collateral and such amounts are being contested, the Contested Collateral Lien Conditions shall at all times be satisfied and (C) such Liens relating to statutory obligations, surety or appeal bonds or performance bonds shall only extend to or cover cash and cash equivalents;
(iv)Liens existing on the Closing Date and set forth on Schedule 6.02(iv);
(v)Liens for Taxes, assessments or governmental charges or claims or other like statutory Liens, in any case incurred in the ordinary course of business, that do not secure Indebtedness for borrowed money and (A) that are not yet due and payable or (B) that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted; provided that (1) any reserve or other appropriate provision as shall be required in accordance with GAAP shall have been made therefor and (2) if such Lien is on Collateral and such amounts are being contested, the Contested Collateral Lien Conditions shall at all times be satisfied;
(vi)Liens to secure Indebtedness (including Capital Lease Obligations) of the type described in Section 6.01(a)(xi) covering only the assets acquired, financed, refinanced or improved with such Indebtedness;
(vii)Liens securing Indebtedness incurred to refinance Indebtedness secured by the Liens of the type described in clause (ii) of this Section 6.02; provided that any such Lien shall not extend to or cover any assets not securing the Indebtedness so refinanced;
(viii)(A) Liens in the form of zoning restrictions, easements, licenses, reservations, covenants, conditions or other restrictions on the use of real property or other minor irregularities in title (including leasehold title) that do not (1) secure Indebtedness or (2) individually or in the aggregate materially impair the value or marketability of the real property affected thereby or the occupation, use and enjoyment in the ordinary course of business of Holdings or any Subsidiary at such real property and (B) with respect to leasehold interests in real property, mortgages, obligations, liens and other encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of such leased property encumbering the landlord’s or owner’s interest in such leased property;
(ix)Liens in the form of pledges or deposits securing bids, tenders, contracts (other than contracts for the payment of money) or leases to which Holdings or any of its Subsidiaries is a party, in each case, made in the ordinary course of business for amounts (A) not yet due and payable or (B) being contested in good faith by appropriate proceedings promptly instituted and diligently conducted; provided that (1) a reserve or other appropriate provision, if any, as is required by GAAP shall have been made therefor, (2) if such Lien is on Collateral and such amounts are being contested, the Contested Collateral Lien Conditions shall at all times be satisfied and (3) such Liens shall in no event encumber any Collateral other than cash and cash equivalents;

(x)Liens resulting from operation of law with respect to any judgments, awards or orders to the extent that such judgments, awards or orders do not cause or constitute a Default under this Agreement; provided that if any such Liens are on Collateral and such amounts are being contested, the Contested Collateral Lien Conditions shall at all times be satisfied;
(xi)Liens in the form of licenses, leases or subleases granted or created by Holdings, the Borrower or any of its Subsidiaries, which licenses, leases or subleases do not interfere, individually or in the aggregate, in any material respect with the business of Holdings,  the Borrower or such Subsidiary or individually or in the aggregate materially impair the use (for its intended purpose) or the value of the property subject thereto; provided that any such Lien shall not extend to or cover any assets of any Person that is not the subject of any such license, lease or sublease;
(xii)Liens on fixtures or personal property held by or granted to landlords pursuant to leases to the extent that such Liens are not yet due and payable;
(xiii)[reserved];
(xiv)CoBank’s statutory Lien on the Borrower’s Bank Equity Interests;
(xv)Liens of a collecting bank arising in the ordinary course of business under Section 4-210 of the Commercial Code in effect in the relevant jurisdiction and Liens of any depository bank in connection with statutory, common law and contractual rights of setoff and recompense of any deposit account of Holdings and its Subsidiaries;
(xvi)Liens securing Indebtedness incurred in connection with any Permitted Acquisition or similar permitted Investment pursuant to Section 6.01(a)(iii) which such Indebtedness is incurred in reliance on a Consolidated Senior Secured Leverage Ratio test under Section 6.01(a)(iii); provided that with respect to any such Liens on Collateral that are pari passu with the Liens securing the Obligations, the applicable Other Debt Representative for such Indebtedness shall be subject to a First Lien Intercreditor Agreement and, in the case of any such Liens on Collateral that are junior to the Liens securing the Obligations, the applicable Other Debt Representative for such Indebtedness shall be subject to a Junior Lien Intercreditor Agreement;
(xvii)to the extent constituting a Lien, Liens arising from precautionary UCC financing statement or similar filings by operating lease lessors;
(xviii)Liens on the assets of Subsidiaries that are not Loan Parties; provided, that such Liens secure obligations of such Subsidiaries that are permitted hereunder;
(xix)Liens on assets that do not constitute Collateral; provided, that such Liens secure obligations that are permitted hereunder;
(xx)Liens on the Collateral; provided that (i) immediately after giving pro forma effect to the incurrence or assumption thereof (and the other transactions consummated concurrently therewith) the Consolidated Senior Secured Leverage Ratio calculated on a pro forma basis is no greater than 3.70 to 1.00 calculated on a pro forma basis and (ii) in the case of any such Liens on Collateral that are pari passu with the Liens securing the Obligations, the applicable Other Debt Representative for such Indebtedness shall be subject to a First Lien Intercreditor Agreement and, in the case of any such Liens on Collateral that are junior to the Liens securing the Obligations, the applicable Other Debt Representative for such Indebtedness shall be subject to a Junior Lien Intercreditor Agreement;
(xxi)Liens securing obligations under the Senior Secured Notes Indenture and the other Senior Secured Notes Documents incurred pursuant to Section 6.01(a)(ii); provided that the collateral agent under the Senior Secured Notes Documents (or other applicable representative thereof on behalf of the holders of such Indebtedness) shall have entered into with the Administrative Agent the First Lien Intercreditor Agreement;
(xxii)other Liens securing Indebtedness in an aggregate amount at any time outstanding not to exceed the greater of (I) $200.0 million and (II) 6.0% of Total Assets (determined at the time such Lien is incurred or assumed);
(xxiii)Liens to secure any Indebtedness issued or incurred as a Permitted Refinancing of any Indebtedness secured by any Lien permitted by this Section 6.02; provided that such Liens do not extend to any property or assets other than the property or assets that secure the Indebtedness being refinanced; and
(xxiv)Liens securing obligations in respect of Sale and Leaseback Transactions; provided, that such Liens do not apply to any property or assets of Holdings or any Subsidiary other than the property or assets sold in the applicable Sale and Leaseback Transaction, and accessions and additions thereto, proceeds and products thereof, customary security deposits and related property.

With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms or in the form of common stock, the payment of dividends on Preferred Stock in the form of additional shares of Preferred Stock of the same class, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases.

Section 6.03Fundamental Changes; Line of Business.
(a)The Loan Parties will not, and will not permit any of their Subsidiaries to, directly or indirectly, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with them, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, (i) any Wholly Owned Subsidiary may merge into the Borrower or Holdings in a transaction in which the Borrower or Holdings, as applicable, is the surviving entity, (ii) any Wholly Owned Subsidiary may merge with or into any Wholly Owned Subsidiary in a transaction in which the surviving entity is a Wholly Owned Subsidiary (and if any party to such merger is a Subsidiary Loan Party, the surviving entity is a Subsidiary Loan Party), and (iii) any Subsidiary may merge with or into an entity in a Permitted Acquisition in a transaction in which the surviving entity is (A) a Loan Party or (B) a Wholly Owned  Subsidiary of the Borrower which shall become a Loan Party in accordance with Sections 5.11, 5.12 and 5.16 (to the extent required thereby); provided that in connection with the foregoing, the appropriate Loan Parties shall take all actions necessary or reasonably requested by the Administrative Agent to expressly assume the obligations of each non-surviving entity under each of the Loan Documents and to maintain the perfection of or perfect, as the case may be, protect and preserve the Liens on the Collateral granted to the Administrative Agent pursuant to the Security

Documents and otherwise comply with the provisions of Sections 5.11 and 5.12, in each case, on the terms set forth therein and to the extent applicable.
(b)Notwithstanding the foregoing, (x) any Subsidiary of Holdings may Dispose of any or all of its assets (upon voluntary liquidation or dissolution or otherwise) to Holdings, the Borrower or a Subsidiary Loan Party; provided that in connection with the foregoing (1) the appropriate Loan Parties shall take all actions necessary or reasonably requested by the Administrative Agent to maintain the perfection of or perfect, as the case may be, protect and preserve the Liens on the Collateral granted to the Administrative Agent pursuant to the Security Documents and otherwise comply with the provisions of Sections 5.11 and 5.12, in each case, on the terms set forth therein and to the extent applicable and (2) such Dispositions shall not be for more than the Fair Market Value of the assets being Disposed of and (y) any Subsidiary which is not a Subsidiary Loan Party may dispose of assets to any other Subsidiary which is not a Subsidiary Loan Party.
(c)Holdings will not, and will not permit any of its Subsidiaries to, directly or indirectly, engage in any business other than businesses of the type conducted by Holdings and its Subsidiaries on the date of this Agreement and businesses reasonably related thereto and extensions thereof and other businesses specified on Schedule 6.03(c).
(d)[Reserved].
(e)Notwithstanding anything to the contrary herein, this Section 6.03 shall not prohibit the Loan Parties and their Subsidiaries from making or disposing of any Investment permitted under Section 6.04.
(f)Notwithstanding anything to the contrary herein, this Section 6.03 shall not prohibit any (i) Investment Transaction or (ii) any Investment not prohibited by Section 6.04 or any disposition not prohibited by Section 6.05 (as determined without giving effect to clause (e) thereof) or Section 6.06.
Section 6.04Investments, Loans, Advances, Guarantees and Acquisitions.  The Loan Parties will not and will permit any of their Subsidiaries to, directly or indirectly, purchase or acquire (including pursuant to any merger with any Person that was not a Wholly Owned Subsidiary prior to such merger) any Equity Interests in or evidences of Indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make any loans or advances to, Guarantee any obligations of, or make any investment or any other interest in, any other Person, or make upfront payments or provide other credit support for any Person or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (each of the foregoing, an “Investment” and collectively, “Investments”), except:
(i)Cash Equivalents;
(ii)Investments existing on the Closing Date (or in respect of which a binding commitment to make such investment existed on the Closing Date of this Agreement) and set forth on Schedule 6.04(ii);
(iii)Investments (x) by Loan Parties or any of their Subsidiaries in Subsidiary Loan Parties, the Borrower or Holdings, (y) by Subsidiaries that are not Loan Parties in other Subsidiaries that are not Loan Parties and (z) by Loan Parties in Subsidiaries that are not Loan Parties; provided, that in the case of this clause (z) the amount of such Investments at any time outstanding shall not exceed $150.0 million; provided, further, that any Investment held by a Loan Party pursuant to this clause (iii) shall be pledged pursuant to, and to the extent required by, the Security Documents;

(iv)Investments constituting Indebtedness permitted by Sections 6.01(a)(xii);
(v)Guarantees constituting Indebtedness permitted by Section 6.01(a)(vii);
(vi)Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;
(vii)loans and advances to employees of Holdings and its Subsidiaries in the ordinary course of business or consistent with past practice (including, without limitation, for travel, entertainment and relocation expenses) not to exceed $5.0 million in the aggregate at any time outstanding;
(viii)so long as no Default shall have occurred or be continuing or would result therefrom, both immediately prior to and immediately after giving effect thereto, other Investments having an aggregate Fair Market Value (at the time made and without giving effect to subsequent changes in value), taken together with all other loans, advances or investments made pursuant to this clause (viii) then outstanding that is not in excess of the greater of (A) $150.0 million and (B) 4.5% of Total Assets;
(ix)Investments received in connection with Dispositions permitted under Section 6.03(b) and Section 6.05;
(x)accounts receivable of a Loan Party or any Subsidiary established in the ordinary course of business;
(xi)Investments out of Available Proceeds;
(xii)Permitted Acquisitions;
(xiii)Investments in Bank Equity Interests;
(xiv)Investments in an amount not to exceed the Cumulative Credit at the time any such Investment is made;
(xv)Investments resulting from Restricted Payments permitted by Section 6.07; and
(xvi)Investments in joint ventures and Unrestricted Subsidiaries having an aggregate Fair Market Value (at the time made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (xvi)  since the Closing Date, not to exceed (x) $50.0 million plus (y) an amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received in respect of any such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value or to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities (until such proceeds are converted to Cash Equivalents)); and
(xvii)any Investment Transaction and any Investments made pursuant thereto or in connection therewith;

provided that notwithstanding anything to the contrary herein none of Holdings, the Borrower or any Subsidiary may make any Investment in an Unrestricted Subsidiary in the form of intellectual property that is material to Holdings and its Subsidiaries, taken as a whole.

Section 6.05Asset Sales.  The Loan Parties will not, and will not permit any of their Subsidiaries to, directly or indirectly, sell, transfer or otherwise dispose of any asset, including any Equity Interest owned by them, nor will Holdings permit any of its Subsidiaries to, directly or indirectly, issue any additional Equity Interest in such Subsidiary, except:
(a)sales of inventory or used, surplus, obsolete, outdated, inefficient or worn out equipment and other property in the ordinary course of business;
(b)sales, transfers and dispositions to Holdings, the Borrower or any Subsidiary Loan Party; provided that in connection with the foregoing, the appropriate Loan Parties shall take all actions necessary or reasonably requested by the Administrative Agent to maintain the perfection of or perfect, as the case may be, protect and preserve the Liens on the Collateral granted to the Administrative Agent pursuant to the Security Documents and otherwise comply with the provisions of Sections 5.11 and 5.12, in each case, on the terms set forth therein and to the extent applicable;
(c)the lease or sublease of Real Property in the ordinary course of business and not constituting a Sale and Leaseback Transaction;
(d)sales of Cash Equivalents on ordinary business terms;
(e)Liens permitted by Section 6.02, Investments permitted under Section 6.04 and transactions permitted by Section 6.03;
(f)sales of accounts receivable of a Loan Party that are past due in the ordinary course of business;
(g)licensing and cross-licensing arrangements involving any technology or other intellectual property of a Loan Party or a Subsidiary which does not materially restrict the ability of such Loan Party or Subsidiary to use the technology or other intellectual property so licensed;
(h)Dispositions of property; provided that (1) at the time of such Disposition, no Default shall exist or would result from such Disposition, (2) such Disposition is for Fair Market Value, (3) with respect to any individual Disposition pursuant to this clause (~~viii~~h) for a purchase price in excess of $5.0 million, or Dispositions pursuant to this clause (~~viii~~h) with an aggregate purchase price in excess of $25.0 million, Holdings, the Borrower or the applicable Subsidiary shall receive not less than 75% of such consideration in the form of cash or Cash Equivalents; provided, that for the purposes of this clause (~~viii)(2~~h)(3), the following shall be deemed to be cash: (A) any liabilities (as shown on Holdings’, the Borrower’s or the applicable Subsidiary’s, as applicable, most recent balance sheet provided hereunder or in the footnotes thereto) of Holdings, the Borrower or such Subsidiary, other than liabilities that are by their terms subordinated to the payment in cash of the Obligations, that are assumed by the transferee with respect to the applicable Disposition and for which Holdings, the Borrower and all of its Subsidiaries shall have been validly released by all applicable creditors in writing, (B) any securities received by Holdings, the Borrower or the applicable Subsidiary from such transferee that are converted by Holdings, the Borrower or such Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within 180 days following the closing of the applicable Disposition, and (C) any Designated Non-

Cash Consideration received by Holdings, the Borrower or any of its Subsidiaries in such Disposition having an aggregate Fair Market Value (determined as of the closing of the applicable Disposition for which such Designated Non-Cash Consideration is received), taken together with all other Designated Non-Cash Consideration received pursuant to this clause (C) that is at that time outstanding, not to exceed the greater of $100.0 million and 3% of Total Assets (with the Fair Market Value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value) and (4) the Net Proceeds thereof are applied in accordance with Section 2.5(c)(ii);
(i)Permitted Asset Swaps;
(j)sales, transfers or dispositions by any Subsidiary that is not a Loan Party to any other Subsidiary that is not a Loan Party; and
(k)any Investment Transaction and any Disposition made pursuant thereto or in connection therewith;

provided that notwithstanding anything to the contrary herein none of Holdings, the Borrower or any Subsidiary shall contribute or Dispose of to any Unrestricted Subsidiary any intellectual property that is material to Holdings and its Subsidiaries, taken as a whole.

Section 6.06Sale and Leaseback Transactions.  The Loan Parties will not, and will not permit any of their Subsidiaries to, directly or indirectly, enter into any arrangement, directly or indirectly, whereby they shall sell or transfer any Property, real or personal, used or useful in their business, whether now owned or hereafter acquired, and thereafter rent or lease such Property or other Property that they intend to use for substantially the same purpose or purposes as the Property sold or transferred (a “Sale and Leaseback Transaction”) except for (i) the sale or transfer of such Property that is permitted by Section 6.05 and (ii) Lien arising in connection with the use of such Property by any Loan Party or a Subsidiary is permitted by Section 6.02.
Section 6.07Restricted Payments.  The Loan Parties will not, and will not permit any of their Subsidiaries to, directly or indirectly, declare or make, directly or indirectly, any Restricted Payment, except:
(i)Subsidiaries of Holdings may declare and pay dividends to Holdings, the Borrower or another Subsidiary ratably with respect to their Equity Interests or additional shares of the same class of shares as the dividend being paid;
(ii)Holdings may pay dividends consisting solely of shares of its common stock or additional shares of the same class of shares as the dividend being paid;
(iii)Holdings may make Restricted Payments in an amount not to exceed the Cumulative Credit at the time of the making of such Restricted Payment, in each case so long as (x) no Event of Default shall have occurred and be continuing and (y) the Total Net Leverage Ratio of Holdings and its Subsidiaries on a pro forma basis after giving effect to such Restricted Payment is not greater than 4.50 to 1.00;
(iv)so long as no Default shall have occurred and is continuing or would result therefrom, any Loan Party may purchase or redeem Equity Interests of Holdings (including related stock appreciation rights or similar securities), the Borrower or any of their Subsidiaries held by then present or former directors, consultants, officers or employees of Holdings, the Borrower or any of their Subsidiaries pursuant to the terms of any employee equity subscription agreement, stock option agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests in any Fiscal Year pursuant to this clause (iv) will not exceed $3.0 million, with unused amounts in any Fiscal Year being carried over to succeeding fiscal years subject to a maximum of $4.0 million in any Fiscal Year;
(v)noncash repurchases of Equity Interests (A) deemed to occur upon exercise of stock options if such Equity Interests represent a portion of the exercise price of such options or (B) for payment of withholding Taxes upon vesting of any such Equity Interests consisting of restricted shares or performance shares;
(vi)the defeasance, redemption, repurchase or other acquisition of Indebtedness subordinated to the Obligations with the net cash proceeds from a substantially concurrent Incurrence (other than to Holdings or to a Subsidiary thereof) of Permitted Refinancing;
(vii)the repurchase of any Subordinated Debt at a purchase price provided therein in the event of an Asset Sale; provided that, in each case, prior to the repurchase, the Borrower has complied with and applied the proceeds of such asset sale in accordance with Section 2.05(c)(ii) hereof;
(viii)the declaration and payment of dividends or making of distributions to, or the making of loans to, any direct or indirect parent entity of Holdings in amounts required for any direct or indirect parent entity to pay, in each case without duplication: (a) franchise taxes, and other fees and related expenses, required to maintain their corporate existence; and (b) for any taxable period, for which Holdings and/or any of its Subsidiaries are members of a consolidated, combined or similar income tax group for U.S. federal and/or applicable state and local tax purposes of which a direct or indirect parent entity of Holdings is the common parent (a “Tax Group”), the portion of any U.S. federal, state, and local income Taxes of such Tax Group that are attributable to the taxable income of Holdings and its applicable Subsidiaries and, to the extent of amounts actually received from any of Holdings’ Unrestricted Subsidiaries for such purposes, that are attributable to the taxable income of such Unrestricted Subsidiaries of Holdings; provided that in each case, the aggregate amount of such payments with respect to any taxable period does not exceed the amount of such Taxes that Holdings and/or its applicable Subsidiaries and/or Unrestricted Subsidiaries (as applicable) would have paid for such taxable period had Holdings and/or its applicable Subsidiaries been a stand-alone taxpayer (or a stand-alone group) for all applicable taxable periods;
(ix)Holdings may make Restricted Payments from Available Proceeds so long as no Event of Default shall have occurred and be continuing;
(x)Holdings may make distributions to any direct or indirect parent entity to pay fees and expenses required to maintain its existence, and bonus and other benefits payable to their officers and employees, expenses of members of the board of directors and other general corporate administrative and overhead expenses actually incurred in the ordinary course of business by such parent entity;
(xi)other Restricted Payments in an aggregate amount not to exceed $100.0 million; and
(xii)any Investment Transaction and any Restricted Payment made pursuant thereto or in connection therewith (including, for the avoidance of doubt, the accrual of additional principal under the Subordinated Notes in lieu of the payment of interest in cash thereupon and the accrual of dividends and other amounts under the Series A preferred stock issued in connection therewith).

Notwithstanding anything herein to the contrary, the foregoing provisions of Section 6.07 will not prohibit the payment of any Restricted Payment or the consummation of any redemption, purchase, defeasance or other payment within 60 days after the date of declaration thereof or the giving of notice, as applicable, if at the date of declaration or the giving of such notice such payment would have complied with the provisions of this Agreement.

Section 6.08Transactions with Affiliates.  The Loan Parties will not, and will not permit any of their Subsidiaries to, directly or indirectly, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of their Affiliates involving aggregate payments or Fair Market Value in respect of each such transaction or series of related transactions in excess of $25,000,000, unless such transactions are in the ordinary course of such Loan Party’s or such Subsidiary’s business and are at prices and on terms and conditions not less favorable to the Loan Party or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, except:
(i)transactions between or among Holdings, the Borrower and/or any one or more of their respective Subsidiaries;
(ii)any Restricted Payment permitted by Section 6.07 and any transaction permitted by Section 6.03;
(iii)fees and compensation, benefits and incentive arrangements paid or provided to, and any indemnity provided on behalf of, officers, directors or employees of Holdings or any of its Subsidiaries as determined in good faith by the board of directors of Holdings;
(iv)loans and advances to employees of Holdings or any of its Subsidiaries permitted by Section 6.04(vii);
(v)transactions pursuant to the agreements set forth on Schedule 6.08(v) as such agreements are in effect on the Closing Date and as amended in accordance with Section 6.10;
(vi)in the case of any joint venture in which Holdings or any Subsidiary has an interest, so long as the other party or parties to the joint venture which are not Affiliates of Holdings or any Subsidiary own at least 50% of the equity of such joint venture, transactions between such joint venture and Holdings or any Subsidiary that are at prices and on terms and conditions not less favorable to Holdings or any Subsidiary than could be obtained on an arm’s length basis from unrelated third parties; and
(vii)any Investment Transaction and the performance of all obligations and agreements thereunder or entered into in connection therewith, including, without limitation, the payment of all fees, expenses, bonuses and awards related to or contemplated by the Investment Transactions.
Section 6.09Restrictive Agreements.  The Loan Parties will not, and will not permit any Subsidiary to, directly or indirectly, enter into or incur any agreement that prohibits, restricts or imposes any condition upon (a) the ability of any Loan Party or any Subsidiary to create, incur or permit to exist any Lien upon any of its Property or assets to secure the Obligations, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to Holdings or any other Subsidiary to Guarantee Indebtedness of the Borrower or any other

Subsidiary Loan Party under the Loan Documents or to transfer property to Holdings or any of its Subsidiaries; provided that the foregoing shall not apply to:
(i)conditions imposed by law (including orders of State PUCs) or by any Loan Document;
(ii)solely in the case of clause (a), assets encumbered by Permitted Liens as long as such restriction applies only to the asset encumbered by such Permitted Lien;
(iii)restrictions and conditions existing on the Closing Date not otherwise excepted from this Section 6.09 identified on Schedule 6.09(iii) (but shall not apply to any amendment or modification expanding the scope of any such restriction or condition);
(iv)limitations in any Indebtedness permitted to be incurred pursuant to Section 6.01 or any agreements relating to the Investment Transactions;
(v)any agreement in effect at the time any Person becomes a Subsidiary of Holdings; provided that such agreement was not entered into in contemplation of such Person becoming a Subsidiary;
(vi)customary restrictions and conditions contained in agreements relating to the sale of assets pending such sale; provided such restrictions and conditions apply only to the assets to be sold and such sale is permitted hereunder; and
(vii)solely in the case of clause (a), customary provisions in leases and contracts in the ordinary course of business between and among Holdings and its Subsidiaries and their customers and other contracts restricting the assignment thereof.
Section 6.10Amendments or Waivers of Certain Documents.
(a)The Loan Parties will not, and will not permit any Subsidiary to, directly or indirectly, amend or otherwise change (or waive) the terms of any Organic Document in a manner that is materially adverse to the Lenders.
(b)Holdings and the Borrower will not amend, modify or grant a waiver under the Investment Agreement that is materially adverse to the Lenders solely with respect to (i) the amount of, or conditions to making, the Second Purchase Price Payment (as defined in the Investment Agreement), (ii) the form or terms of the Subordinated Notes, (iii) the form or terms of the Series A Preferred Stock (as defined in the Investment Agreement) or (iv) any other condition to consummating the Second Closing (as defined in the Investment Agreement); provided that (x) this Section 6.10(b) shall not apply following consummation of the Second Closing (as defined in the Investment Agreement) and (y) neither the Lenders nor the Administrative Agent shall have any rights with respect to this Section 6.10(b) for any past breaches of this Section 6.10(b) on or after the date that is 60 days after the Second Closing (as defined in the Investment Agreement) and (z) in no event shall this Section 6.10(b) restrict Holdings or the Borrower from filling in blanks and brackets and similar items in forms of documents appended to the Investment Agreement in a manner agreed by the parties thereto.
Section 6.11Consolidated First Lien Leverage Ratio.  With respect to the Revolving Commitments only, the Borrower will not permit the Consolidated First Lien Leverage Ratio as of the last day of any Fiscal Quarter (beginning with the end of the first full Fiscal Quarter ending after the Closing Date), solely to the extent that on such date the Testing Threshold is met, to exceed 5.85 to 1.00.

ARTICLE VII

EVENTS OF DEFAULT
Section 7.01Listing of Events of Default.  Each of the following events or occurrences described in this Section 7.01 shall constitute (i) an “Event of Default”, if any Loans, LC Disbursements or Letters of Credit are outstanding, and (ii) an “Event of Termination”, if no Loans, LC Disbursements or Letters of Credit are outstanding:
(a)The Borrower shall default (i) in the payment when due of any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement, (ii) in the payment when due of any interest on any Loan (and such default shall continue unremedied for a period of five Business Days), or (iii) in the payment when due of any Fee described in Section 2.10 or of any other previously invoiced amount (other than an amount described in clauses (i) and (ii)) payable under this Agreement or any other Loan Document (and such default shall continue unremedied for a period of five Business Days).
(b)Any representation or warranty of any Loan Party made or deemed to be made hereunder or in any other Loan Document or any other writing or certificate furnished by or on behalf of any Loan Party to the Administrative Agent, the Issuing Bank or any Lender for the purposes of or in connection with this Agreement or any such other Loan Document is or shall be incorrect in any material respect (or, if qualified by materiality or reference to Material Adverse Effect, in all respects) when made or deemed made.
(c)The Borrower shall default in the due performance and observance of any of its obligations under clause (f), (g), (i) or (k) of Section 5.01 or any Loan Party or any of their Subsidiaries shall fail to comply with clause (a) of Section 5.02, Section 5.17 or Article VI; provided, that notwithstanding this clause (c), no breach or default by the Borrower under Section 6.11 will constitute an Event of Default with respect to any Term Loans or Credit Agreement Refinancing Indebtedness (unless consisting of revolving credit facilities) unless and until the Requisite Revolving Lenders have accelerated the Revolving Loans, terminated the Revolving Commitments and demanded repayment of, or otherwise accelerated, the Indebtedness or other obligations in respect of the Revolving Commitments; it being understood and agreed that any breach of Section 6.11 is subject to cure as provided in Section 7.02.
(d)Any Loan Party shall default in the due performance and observance of any agreement (other than those specified in paragraphs (a) through (c) above) contained herein or in any other Loan Document, and such default shall continue unremedied for a period of 30 days after the date written notice of such default is delivered by the Administrative Agent to the Borrower or by any Loan Party to the Administrative Agent pursuant to Section 5.01(f).
(e)A default shall occur (i) in the payment when due (subject to any applicable grace period), whether by acceleration or otherwise, of any Material Indebtedness or (ii) in the performance or observance of any obligation or condition with respect to any Material Indebtedness if the effect of such default referred to in this clause (ii) is to accelerate the maturity of any such Material Indebtedness or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any such Material Indebtedness or any trustee or agent on its or their behalf to cause any such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity.

(f)Any judgment or order (or combination of judgments and orders) for the payment of money equal to or in excess of $50.0 million individually or in the aggregate shall be rendered against Holdings or any of its Subsidiaries (or any combination thereof) and
(i)enforcement proceedings shall have been commenced by any creditor upon such judgment or order and not stayed;
(ii)such judgment has not been stayed, vacated or discharged within 60 days of entry; or
(iii)there shall be any period (after any applicable statutory grace period) of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect and such judgment is not fully insured against by a policy or policies of insurance (with reasonable or standard deductible provisions) issued by an insurer other than an Affiliate of the Borrower.
(g)Any of the following events shall occur:
(i)the taking of any specific actions by a Loan Party, any ERISA Affiliate or any other Person to terminate a Pension Plan if, as a result of such termination, a Loan Party or any ERISA Affiliate could expect to incur a liability or obligation to such Pension Plan which could reasonably be expected to have a Material Adverse Effect; or
(ii)an ERISA Event, or termination, withdrawal or noncompliance with Applicable Law or plan terms with respect to Foreign Plans, shall have occurred that gives rise to a Lien on the assets of any Loan Party or a Subsidiary or, when taken together with all other ERISA Events and terminations, withdrawals and noncompliance with respect to Foreign Plans that have occurred, could reasonably be expected to have a Material Adverse Effect.
(h)Any Change in Control shall occur.
(i)Any Loan Party or any of their Subsidiaries shall:
(i)apply for, consent to, or acquiesce in the appointment of a trustee, receiver, sequestrator or other custodian for any Loan Party or any of such Subsidiaries or substantially all of the property of any thereof, or make a general assignment for the benefit of creditors;
(ii)in the absence of such application, consent or acquiescence, permit or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for any Loan Party or any of such Subsidiaries or for a substantial part of the property of any thereof, and such trustee, receiver, sequestrator or other custodian shall not be discharged or stayed within 60 days, provided that each Loan Party and each such Subsidiary hereby expressly authorizes the Administrative Agent and each Lender to appear in any court conducting any relevant proceeding during such 60-day period to preserve, protect and defend their rights under the Loan Documents;
(iii)permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding (except to the extent permitted by Section 6.03(b)), in respect of any Loan Party or any such Subsidiary and, if any such case or proceeding is not commenced by such Loan Party or such Subsidiary, such case or proceeding shall be consented to or acquiesced in by such Loan Party or such Subsidiary or shall result in the entry of an order for relief or shall remain for 60 days undismissed and unstayed; provided that each Loan Party and each such Subsidiary hereby expressly authorizes the Administrative Agent and each Lender to appear in any court conducting any such case or proceeding during such 60-day period to preserve, protect and defend their rights under the Loan Documents; or
(iv)take any corporate or partnership action (or comparable action, in the case of any other form of legal entity) authorizing, or in furtherance of, any of the foregoing.
(j)The obligations of Holdings or any Subsidiary Loan Party under the Guaranty Agreement, as applicable, shall cease to be in full force and effect or any such Loan Party shall repudiate its obligations thereunder.
(k)Any security interest or other Lien created by any Security Document with respect to a material portion of the Collateral shall cease to be, or shall be asserted in writing by the Borrower or any other Loan Party not to be, a valid and perfected security interest or Lien, respectively, (having the priority required by this Agreement or the relevant Security Document) in the securities, assets or properties covered thereby, except to the extent that any such loss of perfection or priority results from the failure of the Administrative Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Security Documents or to file UCC continuation statements and except with respect to any real property to the extent that such loss with respect to such real property is covered by a lender’s title insurance policy and the Administrative Agent shall be reasonably satisfied with the credit of such insurer.
Section 7.02Right to Cure.
(a)Notwithstanding anything to the contrary contained in Section 7.01, in the event that the Borrower shall fail to comply with the requirements of Section 6.11 as of the last day of any Fiscal Quarter, at any time after the beginning of such Fiscal Quarter until the expiration of the 10th Business Day subsequent to the date on which the financial statements with respect to such Fiscal Quarter (or the Fiscal Year ended on the last day of such Fiscal Quarter) are required to be delivered pursuant to Sections 5.01(a) or (b), as applicable (such date, the “Cure Expiration Date”), Holdings shall have the right to issue Equity Interests (which shall be common equity or otherwise in a form reasonably acceptable to the Administrative Agent) for cash or otherwise receive cash contributions to the capital of Holdings (collectively, the “Cure Right”), and upon the receipt by Holdings of the net proceeds of such issuance or such contribution that are not otherwise applied (the “Cure Amount”), Consolidated EBITDA as used in the calculation of the Consolidated First Lien Leverage Ratio for purposes of Section 6.11 shall be recalculated giving effect to the following pro forma adjustment:
(i)Consolidated EBITDA shall be increased with respect to such applicable Fiscal Quarter and any four Fiscal Quarter period that contains such Fiscal Quarter, solely for the purpose of measuring the Consolidated First Lien Leverage Ratio for purposes of Section 6.11 and not for any other purpose under this Agreement, by an amount equal to the Cure Amount; and
(ii)if, after giving effect to the foregoing pro forma adjustment (without giving effect to any repayment of any Indebtedness with any portion of the Cure Amount or any portion of the Cure Amount on the balance sheet of Holdings and the Subsidiaries (and without giving pro forma effect to any actual repayment of any Indebtedness during such Fiscal Quarter with any portion of the Cure Amount), in each case, with respect to such Fiscal Quarter only), the Borrower shall then be in compliance with the requirements of Section 6.11, the Borrower shall be deemed to have satisfied the requirements of Section 6.11 as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach of or default under Section 6.11 that had occurred shall be deemed cured for the purposes of this Agreement;
(b)Notwithstanding anything herein to the contrary, (i) in each four consecutive Fiscal Quarter period of Holdings there shall be at least two Fiscal Quarters in which the Cure Right is not exercised, (ii) during the term of this Agreement, the Cure Right shall not be exercised more than five times, (iii) for purposes of this Section 7.02, the Cure Amount shall be no greater than the amount required for purposes of complying with Section 6.11 and any amounts in excess thereof shall not be deemed to be a Cure Amount and (iv) there shall be no pro forma reduction in Indebtedness with the proceeds of any Cure Amount for determining compliance Section 6.11 for the four Fiscal Quarter period ended as of the end of the Fiscal Quarter for which the Cure Amount was made (but any such reduction shall be given effect in calculations of Section 6.11 in subsequent Fiscal Quarters).  Notwithstanding any other provision in this Agreement to the contrary, the Cure Amount received pursuant to any exercise of the Cure Right shall be disregarded for all purposes other than determining compliance with Section 6.11 and, for the avoidance of doubt, shall not increase the Cumulative Credit.
(c)Notwithstanding anything herein to the contrary, after receipt of the notice described in the proviso to clause (a) above, neither the Administrative Agent nor any Lender shall exercise the right to accelerate the Loans under the credit facilities described herein or terminate the Commitments and none of the Administrative Agent, any Lender or any other Secured Party shall exercise any right to foreclose on or take possession of the Collateral or exercise any remedy solely on the basis of an Event of Default having occurred and being continuing with respect to Section 6.11, in each case, at any time prior to the Cure Expiration Date (except to the extent that Holdings has confirmed in writing that it does not intend to provide the Cure Amount). No Revolving Lender shall be required to make any Loan and no Issuing Bank will be required to issue, amend, renew or extend any Letter of Credit in respect of its Revolving Commitments during the ten (10) Business Day period referred to above unless Holdings has received the proceeds of the Cure Amount.
Section 7.03Action if Bankruptcy.  If any Event of Default described in clauses (i) through (v) of Section 7.01(i) shall occur, the Commitments (if not theretofore terminated) shall automatically terminate and the outstanding principal amount of all outstanding Loans and all other Obligations (other than Hedging Obligations and Cash Management Obligations) shall automatically be and become immediately due and payable, without notice or demand, all of which are hereby waived by the Borrower.
Section 7.04Action if Financial Covenant Event of Default.  If any Event of Default or Event of Termination described in Section 7.01(c) shall occur as a result of a breach or default by the Borrower under Section 6.11 then, during the continuance of such Event of Default or Event of Termination, the Administrative Agent, upon the direction of the Requisite Revolving Lenders (but not the Requisite Lenders or any other Lender or group of Lenders), shall by written notice to the Borrower and each Lender, as applicable, (i) declare all or any portion of the outstanding principal amount of the Revolving Loans to be due and payable (whereupon the full unpaid amount of such Revolving Loans which shall be so declared due and payable, without further notice, demand or presentment) and/or (ii) declare the Revolving Commitments (if not theretofore terminated) to be terminated (whereupon the Revolving Commitments shall terminate), and/or (iii) require that the Borrower immediately Cash Collateralize the LC Exposure then outstanding; provided that no such declaration may occur with respect to any action taken, and publicly reported or reported to the Administrative Agent or the Lenders, more than two years prior to such declaration; provided, further, that such two year limitation shall not apply if the Administrative Agent or the Required Lenders have commenced any remedial action (whether as set forth in this Section 7.04 or as otherwise set forth in the Loan Documents) in respect of any such Default or Event of Default prior to such time.
Section 7.05Action if Other Event of Default.  If any Event of Default (other than any Event of Default described in clauses (i) through (iv) of Section 7.01(i) or Section 7.01(c) as a result as a breach or default by the Borrower under Section 6.11) shall occur for any reason, whether voluntary or involuntary, and be continuing, the Administrative Agent, upon the direction of the Requisite Lenders, shall by written notice to the Borrower and each Lender declare all or any portion of the outstanding principal amount of the Loans and other Obligations (other than Hedging Obligations and Cash Management Obligations) to be due and payable and/or the Commitments (if not theretofore terminated) to be terminated, whereupon the full unpaid amount of such Loans and other Obligations (other than Hedging Obligations and Cash Management Obligations) which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment and/or, as the case may be, the Commitments shall terminate; provided that no such declaration may occur with respect to any action taken, and publicly reported or reported to the Administrative Agent or the Lenders, more than two years prior to such declaration; provided, further, that such two year limitation shall not apply if the Administrative Agent or the Required Lenders have commenced any remedial action (whether as set forth in this Section 7.05 or as otherwise set forth in the Loan Documents) in respect of any such Default or Event of Default prior to such time.
Section 7.06Action if Event of Termination.  Upon the occurrence and continuation of any Event of Termination, the Requisite Lenders may, by notice from the Administrative Agent to the Borrower and the Lenders (except (i) if an Event of Termination described in clauses (i) through (iv) of Section 7.01(i) shall have occurred, in which case the Commitments (if not theretofore terminated) shall, without notice of any kind, automatically terminate and (ii) if an Event of Termination described in ~~Section~~ Section 7.01(c) shall have occurred as a result as a breach or default by the Borrower under Section 6.11) declare their Commitments terminated, and upon such declaration the Lenders shall have no further obligation to make any Loans hereunder; provided that no such declaration may occur with respect to any action taken, and publicly reported or reported to the Administrative Agent or the Lenders, more than two years prior to such declaration; provided, further, that such two year limitation shall not apply if the Administrative Agent or the Required Lenders have commenced any remedial action (whether as set forth in this Section 7.06 or as otherwise set forth in the Loan Documents) in respect of any such Default or Event of Default prior to such time.  Upon such termination of the Commitments, all accrued fees and expenses shall be immediately due and payable.
Section 7.07Crediting of Payments and Proceeds.  In the event that the Borrower shall fail to pay any of the Obligations when due and the Obligations (other than Hedging Obligations and Cash Management Obligations) have been accelerated pursuant to this Article VII, all payments received by the Lenders upon the Obligations and all net proceeds from the enforcement of the Obligations shall be applied:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts, including attorneys’ fees, payable to the Administrative Agent in its capacity as such and each Issuing Bank in its capacity as such (ratably among the Administrative Agent and each Issuing Bank in proportion to the respective amounts described in this clause First payable to them);

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest, Hedging Obligations and Cash Management Obligations) payable to the Lenders, including attorneys’ fees (ratably among the Lenders in proportion to the respective amounts described in this clause Second payable to them);

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and LC Disbursements (ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them);

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and LC Disbursements and any Hedging Obligations (including any termination payments and any accrued and unpaid interest thereon) and Cash Management Obligations (ratably among the Secured Parties in proportion to the respective amounts described in this clause Fourth held by them);

Fifth, to the Administrative Agent for the account of each Issuing Bank, to cash collateralize any LC Exposure then outstanding; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Applicable Law.

Notwithstanding the foregoing, (i) Hedging Obligations and Cash Management Obligations shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Secured Hedging Provider, as the case may be and (ii) amounts received from any Loan Party shall not be applied to any Excluded Swap Obligation of such Loan Party.  Each Cash Management Bank or Secured Hedging Provider not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article VIII for itself and its Affiliates as if a “Lender” party hereto.

Section 7.08Rights and Remedies Cumulative; Non-Waiver; etc.  The enumeration of the rights and remedies of the Administrative Agent and the Lenders set forth in this Agreement is not intended to be exhaustive and the exercise by the Administrative Agent and the Lenders of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the other Loan Documents or that may now or hereafter exist at law or in equity or by suit or otherwise.  No delay or failure to take action on the part of the Administrative Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default.  No course of dealing between the Borrower, the Administrative Agent and the Lenders or their respective agents or employees shall be effective to change, modify or discharge any provision of this Agreement or any of the other Loan Documents or to constitute a waiver of any Event of Default.
ARTICLE VIII

THE ADMINISTRATIVE AGENT
Section 8.01Appointment and Authority.  Each of the Lenders and each Issuing Bank hereby irrevocably appoints Wells Fargo to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article (other than Section 8.09) are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Banks

and their respective Related Parties, and (other than  with respect to Section 8.09) neither Holdings nor any Subsidiary thereof shall have rights as a third party beneficiary of any of such provisions.

It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law.  Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacity as a potential Secured Hedging Provider or Cash Management Bank) and the Issuing Banks hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and such Issuing Bank for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto (including, without limitation, to enter into additional Loan Documents or supplements to existing Loan Documents on behalf of the Secured Parties).  In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to this Article VIII for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article VIII and Article IX (including Section 9.03, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

Section 8.02Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
Section 8.03Exculpatory Provisions.  The Administrative Agent and its Related Parties shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Administrative Agent:
(a)shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(b)shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Requisite Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law, including, for the avoidance of doubt, any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law;

(c)shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Holdings, the Borrower or any of their respective Subsidiaries or Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates or any of its Related Parties in any capacity; and
(d)shall not be required to account to any Lender or any Issuing Bank for any sum or profit received by the Administrative Agent for its own account.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Requisite Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 9.02 and Sections 7.02, 7.03 and 7.04) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final nonappealable judgment.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default and indicating that such notice is a “Notice of Default” is given to the Administrative Agent by the Borrower, a Lender or an Issuing Bank.

The Administrative Agent and its Related Parties shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith (including, without limitation, any report provided to it by an Issuing Bank pursuant to Section 2.06(k)), (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lenders, Affiliate Lenders and Net Short Lenders. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or prospective Lender is a Disqualified Lender, an Affiliate Lender or a Net Short Lender or (y) have any liability with respect to or arising out of any assignment of Loans, or disclosure of confidential information to, any Disqualified Lender or Affiliate Lender, or any direction or instruction given to the Administrative Agent by any Affiliate Lender or Net Short Lender.

Section 8.04Reliance by the Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or such Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
Section 8.05Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent.  The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub agents.

Section 8.06Resignation of Administrative Agent.
(a)The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Banks and the Borrower.  Upon receipt of any such notice of resignation, the Requisite Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Requisite Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that in no event shall any such successor Administrative Agent be a Defaulting Lender.  Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(b)If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Requisite Lenders may, to the extent permitted by Applicable Law, by notice in writing to the Borrower and such Person, remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Requisite Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
(c)With effect from the Resignation Effective Date or the Removal Effective Date (as applicable), if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Banks under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each Issuing Bank directly, until such time as the Requisite Lenders appoint a successor Administrative Agent as provided for above in this section.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) or removed Administrative Agent, and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this section).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.
(d)Any resignation by, or removal of, Wells Fargo as Administrative Agent pursuant to this Section shall also constitute its resignation as an Issuing Bank and the Swingline Lender.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank and Swingline Lender, (ii) the retiring Issuing Bank and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit.
Section 8.07Non-Reliance on Administrative Agent and Other Lenders.  Each Lender and each Issuing Bank expressly acknowledges that none of the Administrative Agent, any Arranger or  any of their respective Related Parties has made any representations or warranties to it and that no  act taken or failure to act by the Administrative Agent, any Arranger or any of their respective  Related Parties, including any consent to, and acceptance of any assignment or review of the affairs  of Holdings, the Borrower and their Subsidiaries or Affiliates shall be deemed to constitute a  representation or warranty of the Administrative Agent, any Arranger or any of their respective  Related Parties to any Lender, any Issuing Bank or any other Secured Party as to any matter,  including whether the Administrative Agent, any Arranger or any of their respective Related  Parties have disclosed material information in their (or their respective Related Parties’) possession. Each Lender and each Issuing Bank expressly acknowledges, represents and warrants  to the Administrative Agent and each Arranger that (a) the Loan Documents set forth the terms of  a commercial lending facility, (b) it is engaged in making, acquiring, purchasing or holding  commercial loans in the ordinary course and is entering into this Agreement and the other Loan  Documents to which it is a party as a Lender for the purpose of making, acquiring, purchasing  and/or holding the commercial loans set forth herein as may be applicable to it, and not for the  purpose of making, acquiring, purchasing or holding any other type of financial instrument, (c) it is  sophisticated with respect to decisions to make, acquire, purchase or hold the commercial loans  applicable to it and either it or the Person exercising discretion in making its decisions to make,  acquire, purchase or hold such commercial loans is experienced in making, acquiring, purchasing  or holding commercial loans, (d) it has, independently and without reliance upon the Administrative Agent, any Arranger, any other Lender or any of their respective Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and appraisal of, and investigations into, the business, prospects, operations, property, assets, liabilities, financial and other condition and creditworthiness of Holdings, the Borrower and their Subsidiaries, all applicable bank or other regulatory Applicable Laws relating to the Transactions and the  transactions contemplated by this Agreement and the other Loan Documents and (e) it has made its own independent decision to enter into this Agreement and the other Loan Documents to which it is a  party and to extend credit hereunder and thereunder. Each Lender and each Issuing Bank also acknowledges that (i) it will, independently and without reliance upon the Administrative Agent, any Arranger or any other

Lender or any of their respective Related Parties based on such documents and information as it shall from time to time deem appropriate, (A) continue to make its own credit  analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder based on such documents and information as it shall from time to time deem appropriate and its own independent investigations and (B) continue to make such investigations and inquiries as it deems  necessary to inform itself as to Holdings, the Borrower and their Subsidiaries and (ii) it will not assert any claim in contravention of this Section 8.07.
Section 8.08No Other Duties, Etc.  Anything herein to the contrary notwithstanding, none of the syndication agents, documentation agents, co-agents, book manager, lead manager, Arrangers, or co-arranger listed on the cover page or signature pages hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an Issuing Bank hereunder.
Section 8.09Collateral and Guaranty Matters.  Each of the Lenders (including in its or any Affiliates’ capacities as a Secured Hedging Provider or Cash Management Bank) irrevocably authorize the Administrative Agent~~, at its option and in its discretion~~  and the Collateral Agent (as defined in each of the Pledge Agreement and the Security Agreement and any other Security Document) (without notice to, or vote or consent of, any Lender, Secured Hedging Provider or Cash Management Bank, in its capacity as such):
(a)to release any Lien on any Collateral granted to or held by the Administrative Agent, for the ratable benefit of itself and the other Secured Parties (whether or not on the date of such release there may be outstanding Hedging Obligations or Cash Management Obligations) under any Loan Document (i) upon repayment of the outstanding principal of and all accrued interest on the Loans and reimbursement of all outstanding LC Disbursements, payment of all outstanding fees and expenses hereunder, the termination of the Revolving Commitment and the expiration or termination of all Letters of Credit, (ii) that is sold or to be sold (or disposed of or to be disposed of) to a Person other than a Loan Party as part of or in connection with any disposition permitted hereunder or under any other Loan Document ~~so long as the Borrower certifies to the Administrative Agent that  the sale or disposition is made in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry)~~, (iii) subject to Section 9.02, if approved, authorized or ratified in writing by the Requisite Lenders~~,~~  or (iv) that becomes an Excluded Asset (as defined in the Security Agreement);
(b)to subordinate or release any Lien on any Collateral (whether or not on the date of such subordination or release there may be outstanding Hedging Obligations or Cash Management Obligations) granted to or held by the Administrative Agent under any Loan Document to the holder of any Permitted Lien; and
(c)to release any Subsidiary Loan Party (whether or not on the date of such release there may be outstanding Hedging Obligations or Cash Management Obligations) from its obligations under the Guaranty Agreement, the Security Documents and any other Loan Documents (i) if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder, (ii) if such Person becomes an Excluded Subsidiary (other than upon the basis of such Subsidiary Loan Party becoming a non-Wholly Owned Subsidiary as a result of (x) the sale of its Equity Interests for less than Fair Market Value or in a transaction that is not bona fide or (y) the sale of its Equity Interests with the sole intention to release such Subsidiary Loan Party from its Guarantee of the Obligations), (iii) upon repayment of the outstanding principal of and all accrued interest on the Loans and reimbursement of all outstanding LC Disbursements, payment of all outstanding fees and expenses hereunder, the termination of the Revolving Commitment and the expiration or termination of all Letters of Credit or (iv) subject to Section 9.02, if approved, authorized or ratified in writing by the Requisite Lenders~~.~~;

provided that notwithstanding anything herein or any other Loan Document to the contrary, with respect to Section 8.09(a) and 8.09(c), any such release shall be automatic, without further action of the Administrative Agent, the Collateral Agent or any other Person.

Promptly following written request by Borrower, and, if requested by the Administrative Agent or the Collateral Agent, delivery of a certification of the Borrower that one or more of the clauses under Section 8.09(a), (b) or (c) applies (and the Administrative Agent or the Collateral Agent, as applicable, may conclusively rely on such certification without further inquiry), the Administrative Agent and the Collateral Agent ~~(as defined in each of the Pledge Agreement and the Security Agreement and any other Security Document)~~ shall (and are hereby irrevocably authorized and directed by Lenders to) execute such documents as may be necessary to evidence the release (or subordination) of its Liens upon such Collateral and the release of obligations under the Guarantee Agreement, the Security Documents and any other Loan Documents, as contemplated by this Section 8.09.

Upon request by the Administrative Agent at any time, the Requisite Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Subsidiary Loan Party from its obligations under the Guaranty Agreement, the Security Documents and the other Loan Documents pursuant to this Section.

Section 8.10Secured Hedging Agreements and Secured Cash Management Agreements.  No Cash Management Bank or Secured Hedging Provider that obtains the benefits of Section 7.05 or any Collateral by virtue of the provisions hereof or of any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as the Administrative Agent or a Lender and, in such case, only to the extent expressly provided in the Loan Documents.  Notwithstanding any other provision of this Article VIII to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Cash Management Obligations or Hedging Obligations unless the Administrative Agent has received written notice of such Cash Management Obligations and Hedging Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Secured Hedging Provider, as the case may be.
Section 8.11Withholding Taxes.  To the extent required by any Applicable Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax.  If the IRS or any other Governmental Authority of the United States or any other jurisdiction asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding Tax ineffective), such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by any applicable Loan Party and without limiting the obligation of any applicable Loan Party to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses. In addition but without duplication, each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.10(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability described in this Section 8.11 delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this Section 8.11. The agreements in this Section 8.11 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document. For purposes of this Section 8.11, the term “Lender” shall include any Issuing Bank and any Swingline Lender.
Section 8.12Certain ERISA Matters.
(a)Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:
(i)such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,
(ii)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,
(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or
(iv)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
ARTICLE IX

MISCELLANEOUS
Section 9.01Notices.
(a)Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:
If to the Borrower:	121 South 17th Street Mattoon, Illinois 61938 Attention: Steve Childers Telecopy No.: (217) 234-9934 E-mail: steve.childers@consolidated.com
With copies to:	Schiff Hardin LLP 6600 Sears Tower 233 South Wacker Drive Chicago, Illinois 60606-6473 Attention of: Alexander Young Telecopy No.: (312) 258-5600 E-mail: ayoung@schiffhardin.com

If to Wells Fargo as

Administrative Agent

or in its capacity as

Issuing Bank:	Wells Fargo Bank, National Association MAC D1109-019 1525 West W.T. Harris Blvd. Charlotte, NC 28262 Attention of: Syndication Agency Services Telephone No.: (704) 590-2706 Facsimile No.: (844) 879-5899
With copies to:	Wells Fargo Bank, National Association 550 South Tryon St., 7th Floor

Charlotte, NC 28202
Attention of: Paul Ingersoll
Telephone No.: (704) 715-4742
Email: paul.j.ingersoll@wellsfargo.com

If to any Lender:	To the address set forth on the Register

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through electronic communications to the extent provided in paragraph (b) below shall be effective as provided in said paragraph (b).

(b)Electronic Communications.  Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or any Issuing Bank pursuant to Article II or III if such Lender or such Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor, provided that for both clauses (i) and (ii) if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c)Administrative Agent’s Office.  The Administrative Agent hereby designates its office located at the address set forth above, or any subsequent office which shall have been specified for such purpose by written notice to the Borrower and Lenders, as the office to which payments due are to be made and at which Loans will be disbursed and Letters of Credit requested.
(d)Change of Address, Etc.  Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.
(e)Platform.
(i)Each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make the Borrower Materials available to the Issuing Banks and the other Lenders by posting the Borrower Materials on the Platform.
(ii)The Platform is provided “as is” and “as available.”  The Agent Parties (as defined below) do not warrant the accuracy or completeness of the Borrower Materials or the adequacy of the Platform,

and expressly disclaim liability for errors or omissions in the Borrower Materials.  No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Borrower Materials or the Platform.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Loan Party, any Lender or any other Person or entity for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of communications through the Internet (including, without limitation, the Platform), except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided that in no event shall any Agent Party have any liability to any Loan Party, any Lender, any Issuing Bank or any other Person for indirect, special, incidental, consequential or punitive damages, losses or expenses (as opposed to actual damages, losses or expenses).
(f)Private Side Designation.  Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and Applicable Law, including United States Federal and state securities Applicable Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities Applicable Laws.
Section 9.02Amendments, Waivers and Consents.  Except as set forth below or as specifically provided in any Loan Document, any term, covenant, agreement or condition of this Agreement or any of the other Loan Documents may be amended or waived by the Lenders, and any consent given by the Lenders, if, but only if, such amendment, waiver or consent is in writing signed by the Requisite Lenders (or by the Administrative Agent with the consent of the Requisite Lenders) and delivered to the Administrative Agent and, in the case of an amendment, signed by the Borrower; provided, that no amendment, waiver or consent shall:
(a)[reserved];
(b)[reserved];
(c)amend, modify or waive Section 4.02 or any other provision of this Agreement if the effect of such amendment, modification or waiver is to require the Revolving Lenders to make Revolving Loans when such Revolving Lenders would not otherwise be required to do so without the prior written consent of the Requisite Revolving Lenders;
(d)extend or increase the Revolving Commitment of any Lender (or reinstate any Revolving Commitment terminated pursuant to Section 7.03, 7.04, 7.05 or 7.06) or increase the amount of Loans of any Lender without the written consent of such Lender;
(e)postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;
(f)reduce the principal of, or the rate of interest specified herein on, any Loan or reimbursement obligation (pursuant to Section 2.06(e)), or (subject to clause (iv) of the second proviso to this Section) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided that only the consent of the Requisite Lenders shall be necessary to waive any obligation of the Borrower to pay interest at the rate set forth in Section 2.08(c) during the continuance of an Event of Default;
(g)change Section 2.13 or 7.07 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly affected thereby;
(h)change Sections 2.05(d) or 2.13(c) in a manner that would alter the order of application of amounts prepaid pursuant thereto without the written consent of each Lender directly affected thereby;
(i)amend or otherwise modify Section 6.11 (or, solely for the purposes of determining compliance with Section 6.11, the definition of “Consolidated First Lien Leverage Ratio” or any component definition thereof), (y) waive or consent to any Default or Event of Default resulting from a breach of Section 6.11 or (z) alter the rights or remedies of the Requisite Revolving Lenders arising pursuant to Article VII as a result of a breach of Section 6.11 without the written consent of the Requisite Revolving Lenders; provided, however, that the amendments, modifications, waivers and consents described in this clause (v) shall not require the consent of any Lenders other than the Requisite Revolving Lenders;
(j)change any provision of this Section or the definition of “Requisite Lenders” or “Requisite Revolving Lenders” (except as otherwise provided in Sections 2.21 or 2.22) or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender directly affected thereby;
(k)release all of the guarantors or release guarantors comprising substantially all of the credit support for the Obligations, in either case, from the Guaranty Agreement (other than as authorized in Section 8.09), without the written consent of each Lender; or
(l)release all or substantially all of the Collateral (other than as authorized in Section 8.09 or as otherwise specifically permitted or contemplated in this Agreement or the applicable Security Document) without the written consent of each Lender;

provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by each affected Issuing Bank in addition to the Lenders required above, affect the rights or duties of such Issuing Bank under this Agreement or any letter of credit application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swingline Lender in addition to the Lenders required above, affect the rights or duties of the Swingline Lender under this Agreement or any other Loan Document; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (iv) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto, and (v) the Administrative Agent and the Borrower shall be permitted to amend any provision of the Loan Documents (and such amendment shall become effective without any further action or consent of any other party to any Loan Document) if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error, ambiguity, defect or inconsistency or omission of a technical or immaterial nature in any such provision.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that (x) the Revolving Commitment of such Lender may not be increased or extended without the consent of such

Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

Without the consent of any Lender or Issuing Bank, the Loan Parties and the Administrative Agent may (in their respective sole discretion, or shall, to the extent required by any Loan Document) (i) enter into any amendment, modification or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, to include holders of other Indebtedness in the benefit of the Security Documents in connection with the incurrence of any such Indebtedness permitted hereunder to so benefit, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable law or this Agreement or in each case to otherwise enhance the rights or benefits of any Lender under any Loan Document, and (ii) enter into, amend, modify or supplement the First Lien Intercreditor Agreement or any Junior Lien Intercreditor Agreement.

Notwithstanding anything to the contrary in this Agreement, this Agreement may be amended as provided in Section 2.12 without the consent of any Lender.

In addition, notwithstanding the foregoing, this Agreement and the other Loan Documents may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing of all outstanding Term Loans of any Class (the “Refinanced Term Loans”) with a replacement term loan tranche hereunder (the “Replacement Term Loans”); provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the then outstanding aggregate principal amount of the Refinanced Term Loans, (b) the weighted average interest margin for such Replacement Term Loans  shall not be higher than the weighted average interest rate margin for such Refinanced Term Loans (in each case as reasonably determined by the Administrative Agent in accordance with customary financial practice), (c) the Weighted Average Life to Maturity of such Replacement Term Loans shall not be shorter than the Weighted Average Life to Maturity of such Refinanced Term Loans at the time of such refinancing and (d) all other terms applicable to such Replacement Term Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Term Loans than, those applicable to such Refinanced Term Loans in effect immediately prior to such refinancing.  Any refinancing of any Class of Term Loans as described above shall be subject to the prepayment provisions of Section 2.05.

Notwithstanding anything to the contrary herein, in connection with any determination as to whether the requisite Lenders have directed or required the Administrative Agent to exercise any rights or remedies under Article VII (or under any other Loan Document), any Lender (other than (x) any Lender that is a Regulated Bank, (y) any Arranger and (z) any Revolving Lender) that, as a result of its interest in any total return swap, total rate of return swap, credit default swap or other derivative contract (other than any such total return swap, total rate of return swap, credit default swap or other derivative contract entered into pursuant to bona fide market making activities), has a net short position that is at least 5% short with respect to the Loans and/or Commitments (each, a “Net Short Lender”) shall, unless the Borrower otherwise elects (in its sole discretion), have no right, in its capacity as a Lender, to direct or require the Administrative Agent to exercise any rights or remedies under Article VII (or under any other Loan Document) and shall be deemed, in its capacity as a Lender, to have directed or required the Administrative Agent to exercise any rights or remedies under Article VII (or under any other Loan Document) in the same proportion as the allocation of voting with respect to such matter by Lenders who are not Net Short Lenders.

For purposes of determining whether a Lender has a “net short position” on any date of determination: (i) derivative contracts with respect to the Loans and Commitments and such contracts that are the functional equivalent thereof shall be counted at the notional amount thereof in Dollars, (ii) notional amounts in other currencies shall be converted to the Dollar equivalent thereof by such Lender in a commercially reasonable manner consistent with generally accepted financial practices and based on the prevailing conversion rate (determined on a mid-market basis) on the date of determination, (iii) derivative contracts in respect of an index that includes any of the Borrower or other Loan Parties or any instrument issued or guaranteed by the Borrower or any of the other Loan Parties shall not be deemed to create a short position with respect to the Loans and/or Commitments, so long as (x) such index is not created, designed, administered or requested by such Lender and (y) the Borrower and any of the other Loan Parties and any instrument issued or guaranteed by any of the Borrower or any of the other Loan Parties, collectively, shall represent less than 5% of the components of such index, (iv) derivative transactions that are documented using either the 2014 ISDA Credit Derivatives Definitions or the 2003 ISDA Credit Derivatives Definitions (collectively, the “ISDA CDS Definitions”) and for which the Borrower or any other Loan Party is designated as a “Reference Entity” under the terms of such derivative transactions shall be deemed to create (x) a short position with respect to the Loans and/or Commitments if such Lender is a protection buyer or the equivalent thereof for such derivative transaction and (y) a long position with respect to the Loans and/or Commitments if such Lender is a protection seller or the equivalent thereof for such derivative transaction, (v) credit derivative transactions or other derivatives transactions not documented using the ISDA CDS Definitions shall be deemed to create (x) a short position with respect to the Loans and/or Commitments if such transactions are functionally equivalent to a transaction that offers the Lender protection in respect of the Loans or the Commitments, or as to the credit quality of the Borrower or any of the other Loan Parties and (y) a long position with respect to the Loans and/or Commitments if such transactions are functionally equivalent to a transaction pursuant to which the Lender provides protection in respect to the Loans or the Commitments, or as to the credit quality of the Borrower or other Loan Parties, other than, in each case, as part of an index so long as (1) such index is not created, designed, administered or requested by such Lender and (2) the Borrower and the other Loan Parties and any instrument issued or guaranteed by the Borrower or any of the other Loan Parties, collectively, shall represent less than 5% of the components of such index, (vi) any bond, loan or other credit instrument issued or guaranteed by the Borrower or any other Loan Party and held by the relevant Lender shall be deemed to create a long position equal to the outstanding principal balance in respect of such instrument, and (vii) any ownership interest in the equity of the Borrower or any other Loan Party held by the relevant Lender shall be deemed to create a long position equal to the higher of (A) the current market value and (B) the price at which the Lender purchased such equity position.  In connection with any such determination, each Lender shall promptly notify the Administrative Agent in writing that it is a Net Short Lender, or shall otherwise be deemed to have represented and warranted to the Borrower and the Administrative Agent that it is not a Net Short Lender (it being understood and agreed that the Borrower and the Administrative Agent shall be entitled to rely on each such representation and deemed representation).

Section 9.03Expenses; Indemnity.
(a)Costs and Expenses.  The Borrower and each other Loan Party, jointly and severally, shall pay (i) all reasonable out of pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of a single counsel selected by the Administrative Agent to each of the Administrative Agent, the Lenders (taken as a whole) and to the extent reasonably determined by the Administrative Agent to be necessary, one local counsel in each applicable jurisdiction and, in the case of an actual or reasonably perceived conflict of interest where the party affected by such conflict has notified the Borrower of the existence of such conflict and thereafter retains its own counsel, one additional counsel per affected party), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out of pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out of pocket expenses incurred by any Arranger, the Administrative Agent, any Lender or any Issuing Bank (including the reasonable fees, charges and disbursements of a single counsel selected by the Administrative Agent to the Arrangers, the Administrative Agent, the Lenders and the Issuing Banks (taken as a whole) and to the extent reasonably determined by the Arrangers, the Administrative Agent, the Lenders and such Issuing Banks (taken as a whole), as applicable, to be necessary, one local counsel selected by the Administrative Agent to the Arrangers, the Administrative Agent, the Lenders and the Issuing Banks (taken as a whole) in each applicable jurisdiction (and, in the case of an actual or reasonably perceived conflict of interest where the party affected by such conflict has notified the Borrower of the existence of such conflict and thereafter retains its own counsel, one additional counsel per affected party), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
(b)Indemnification by the Borrower.  The Borrower shall indemnify each Arranger, the Administrative Agent (and any subagent thereof), each Lender and each Issuing Bank, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, and shall pay or reimburse any such Indemnitee for, any and all losses, claims, penalties (including, without limitation, any Environmental Claims or civil penalties or fines assessed by OFAC), damages, liabilities and related reasonable expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by Holdings or any of its Subsidiaries, or any Environmental Claim related in any way to Holdings or any of its Subsidiaries, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by the Borrower, its affiliates, its equityholders or creditors, any other Loan Party, an Indemnitee or any other person, and regardless of whether any Indemnitee is a party thereto, or (v) any claim, penalties (including, without limitation, any Environmental Claims or civil penalties or fines assessed by OFAC), investigation, litigation or other proceeding (whether or not the Administrative Agent or any Lender is a party thereto) and the prosecution and defense thereof, arising out of or in any way connected with the Loans, this Agreement, any other Loan Document, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby, including without limitation, reasonable attorneys and consultant’s fees, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related reasonable expenses (w) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (x) arise out of a dispute that is solely between Lenders in their capacities as Lenders (and not in any Lender’s capacity as Administrative Agent, Swingline Lender or Issuing Bank) and not arising out of any act or omission of the Borrower or any of its Subsidiaries or Affiliates, (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for material breach of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Closing Date Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that nothing in this clause (z) shall limit the Borrower’s indemnity and reimbursement obligations to the extent that such special, indirect, consequential or punitive damages are included in any claim by a third party with respect to which the applicable Indemnitee is entitled to indemnification or reimbursement under this Section.  This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
(c)Reimbursement by Lenders.  To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under clause (a) or (b) of this Section to be paid by it to the Administrative Agent (or any subagent thereof), any Issuing Bank or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such subagent), such Issuing Bank or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such subagent) or such Issuing Bank in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such subagent) or such Issuing Bank in connection with such capacity.  The obligations of the Lenders under this clause (c) are subject to the provisions of Section 2.13(b).
(d)Waiver of Consequential Damages, Etc.  To the fullest extent permitted by Applicable Law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
(e)Payments.  All amounts due under this Section shall be payable promptly after demand therefor.
(f)Survival.  Each Party’s obligations under this Section shall survive the termination of the Loan Documents and the payment of its obligations hereunder.
Section 9.04Right of Set Off.  If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Bank, the Swingline Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such Issuing Bank, the Swingline Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, the Issuing Bank or the Swingline Lender, irrespective of whether or not such Lender, such Issuing Bank or such Swingline Lender or any such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender, such Issuing Bank, the Swingline Lender or any such Affiliate different from the branch or office holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender or any Affiliate thereof shall exercise any such right of setoff, (x) all amounts so setoff shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.23 and, pending such payment, shall be segregated by such Defaulting Lender or Affiliate of a Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Banks, the Swingline Lender and the Lenders, and (y) the Defaulting Lender or its Affiliate shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender or any of its Affiliates as to which such right of setoff was exercised.  The rights of each Lender, each Issuing Bank, the Swingline Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Bank, the Swingline Lender or their respective Affiliates may have.  Each Lender, such Issuing Bank and the Swingline Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
Section 9.05Governing Law; Jurisdiction, Etc.
(a)Governing Law.  This Agreement and the other Loan Documents, unless expressly set forth therein, shall be governed by, and construed in accordance with, the law of the State of New York.
(b)Submission to Jurisdiction.  Each party hereto irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York located in the Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York state court or, to the fullest extent permitted by Applicable Law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, any Lender or the Issuing Bank may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or any other Loan Party or its properties in the courts of any jurisdiction.
(c)Waiver of Venue.  Each party hereto irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)Service of Process.  Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 9.01.  Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law.
Section 9.06Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT

NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
Section 9.07Reversal of Payments.  To the extent the Borrower makes a payment or payments to the Administrative Agent for the ratable benefit of the Lenders or the Administrative Agent receives any payment or proceeds of the collateral which payments or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds repaid, the Obligations or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or proceeds had not been received by the Administrative Agent, and each Lender and each Issuing Bank severally agrees to pay to the Administrative Agent upon demand its applicable ratable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent plus interest thereon at a per annum rate equal to the Federal Funds Effective Rate from the date of such demand to the date such payment is made to the Administrative Agent.
Section 9.08Injunctive Relief.  The Borrower recognizes that, in the event the Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy of law may prove to be inadequate relief to the Lenders.  Therefore, the Borrower agrees that the Lenders, at the Lenders’ option, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.
Section 9.09Accounting Matters.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Requisite Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Requisite Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
Section 9.10Successors and Assigns; Participations.
(a)Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)Minimum Amounts.
(A)in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and Loans at the time owing to it (in each case with respect to any credit facility provided for hereunder) or contemporaneous assignments to related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B)in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of such Trade Date) shall not be less than $1.0 million, in the case of any assignment in respect of any Revolving Loans or Revolving Commitments, or $1.0 million, in the case of any assignment in respect of any Term Loans, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided that, with respect to any assignment of Term Loans, the Borrower shall be deemed to have given its consent seven (7) Business Days after the date written notice thereof has been delivered by the assigning Lender (through the Administrative Agent) unless such consent is expressly refused by the Borrower prior to such seventh (7th) Business Day.
(ii)Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate classes on a non-pro rata basis.
(iii)Required Consents.  No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:
(A)the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment; (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; or (z) the assignment is made in connection with the primary syndication of the credit facilities and during the period commencing on the Closing Date and ending on the date that is ninety (90) days following the Closing Date; provided that, with respect to any assignment of  Term Loans, the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within seven (7) Business Days after having received notice thereof;

(B)the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) Revolving Loans or Revolving Commitments if such assignment is to a Person that is not a Lender with a Revolving Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (ii) Term Loans to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund; provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan to the Borrower or an Affiliate of the Borrower made in accordance with Section 9.10(h) or Section 9.22; and
(C)the consents of the Issuing Banks and the Swingline Lender (such consents not to be unreasonably withheld or delayed) shall be required for any assignment of Revolving Loans or Revolving Commitments.
(iv)Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 for each assignment; provided that (A) only one such fee will be payable in connection with simultaneous assignments to two or more Approved Funds by a Lender and (B) the Administrative Agent may, in its sole discretion, elect to waive such processing and recording fee in the case of any assignment.  The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
(v)No Assignment to Certain Persons.  No such assignment shall be made to (A) the Borrower or any of its Affiliates or Subsidiaries except in accordance with Section 9.10(h) or Section 9.22 or (B) to any Defaulting Lender or any of its Subsidiaries or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).
(vi)No Assignment to Natural Persons or Disqualified Lenders.  No such assignment shall be made to a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person) or a Disqualified Lender.
(vii)Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested, but not funded by, the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Banks, the Swingline Lender and each other Lender hereunder (and interest accrued thereon), and (B) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Commitment Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.12, 2.14, 2.15, 2.16, 2.17 and 9.03 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section (other than a purported assignment to a natural person or the Borrower or any of the Borrower’s Subsidiaries or Affiliates, which shall be null and void except as set forth in Section 9.10(h) or Section 9.22).

(c)Register.  The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption and each Incremental Facility Amendment delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amounts of (and stated interest on) the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and any Lender (but only to the extent of entries in the Register that are applicable to such Lender), at any reasonable time and from time to time upon reasonable prior notice.
(d)Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person (or a holding company, investment vehicle or trust for or owned and operated for the primary benefit of, a natural person), a Disqualified Lender or the Borrower or any of its Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Issuing Banks, the Swingline Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 9.03(c) with respect to payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02 that directly affects such Participant.  The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.12, 2.14, 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.16(g) (it being understood that the documentation required under Section 2.16(g) shall be delivered solely to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 9.10; provided that such Participant (A) shall be subject to the provisions of Sections 2.18 and 2.20 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 2.15 or 2.16, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.  Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.20 with respect to any Participant.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.04 as though it were a Lender, provided such Participant shall be subject to Section 2.13 and Section 7.07 as though it were a Lender.

Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)Disqualified Lender List. The Administrative Agent shall furnish the list of Disqualified Lenders provided by the Borrower (as it may be updated, supplemented or modified from time to time) to each Lender, each prospective assignee and each prospective Participant requesting the same in connection with an assignment or participation.
(f)Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank or other central banking authority; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(g)Cashless Settlement.  Notwithstanding anything to the contrary contained in this Agreement, any Lender may exchange, continue or rollover all or a portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent and such Lender.
(h)Permitted Loan Purchases.  Notwithstanding anything to the contrary in this Agreement, including Section 2.13(a) (which provisions shall not be applicable to clauses (h) or (i) of this Section 9.10), any of Holdings or its Subsidiaries, including the Borrower, may purchase by way of assignment and become an assignee with respect to Term Loans at any time and from time to time from Lenders in accordance with Section 9.10(b) hereof (each, a “Permitted Loan Purchase”); provided, that, in respect of any Permitted Loan Purchase, (A)  no Permitted Loan Purchase shall be made from the proceeds of any Revolving Loans, (B) upon consummation of any such Permitted Loan Purchase, the Loans purchased pursuant thereto shall be deemed to be automatically and immediately cancelled and extinguished in accordance with Section 9.10(i), (C) in connection with any such Permitted Loan Purchase, any of Holdings or its Subsidiaries, including the Borrower, and such Lender that is the assignor shall execute and deliver to the Administrative Agent a Permitted Loan Purchase Assignment and Assumption (and for the avoidance of doubt, (x) shall make the representations and warranties set forth in the Permitted Loan Purchase Assignment and Assumption and (y) shall not be required to execute and deliver an Assignment and Acceptance pursuant to Section 9.10(b)(iv)) and shall otherwise comply with the conditions to assignments under this Section 9.10 and (D) no Default or Event of Default would result from such Permitted Loan Purchase.
(i)Cancellation of Indebtedness.  Each Permitted Loan Purchase shall, for purposes of this Agreement, be deemed to be an automatic and immediate cancellation and extinguishment of such Term Loans and the Borrower shall, upon consummation of any Permitted Loan Purchase, notify the Administrative Agent that the Register be updated to record such event as if it were a prepayment of such Loans.
Section 9.11Confidentiality.  Each of the Administrative Agent, the Lenders and the Issuing Banks agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ Related Parties in connection with the credit facility established hereunder, this Agreement, the transactions contemplated hereby or in connection with marketing of services by such Affiliate or Related Party to Holdings, the Borrower or any of their respective Subsidiaries (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by or required to be disclosed to, any rating agency or any regulatory or similar authority purporting to have jurisdiction over it or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners) or in accordance with the Administrative Agent’s, any Issuing Bank’s or any Lender’s regulatory compliance policy (in which case, the Administrative Agent, such Issuing Bank or such Lender, as applicable, shall use commercially reasonable efforts to, except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority, promptly notify the Borrower, in advance, to the extent practicable and otherwise permitted by Applicable Law), (c) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document (or any Hedging Agreement or Cash Management Agreement with a Secured Hedging Provider or Cash Management Bank) or any action or proceeding relating to this Agreement, any other Loan Document or any such Hedging Agreement or Cash Management Agreement or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any actual or prospective counterparty (or its Related Parties) to any swap or derivative transaction under which payments are to be made by reference to the Borrower and its Obligations, this Agreement or payments hereunder, (iii) to an investor or prospective investor in an Approved Fund that also agrees that Information shall be used solely for the purpose of evaluating an investment in such Approved Fund, (iv) to a trustee, collateral manager, servicer, backup servicer, noteholder or secured party in an Approved Fund in connection with the administration, servicing and reporting on the assets serving as collateral for an Approved Fund, or (v) to a nationally recognized rating agency that requires access to information regarding Holdings and its Subsidiaries, the Loans and the Loan Documents in connection with ratings issued with respect to an Approved Fund, (g) on a confidential basis to (i) any rating agency in connection with rating Holdings or its Subsidiaries or the credit facility established hereby or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the credit facility established hereby, (h) with the consent of the Borrower, (i) to deal terms and other information customarily reported to Thomson Reuters, other bank market data collectors and similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of the Loan Documents, (j) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, any Issuing Bank or any of their respective Affiliates on a nonconfidential basis from a third party that is not, to such Person’s knowledge, subject to confidential obligations to the Borrower or (k) to the extent that such information is independently developed by such Person, or (l) for purposes of establishing a “due diligence” defense.  For purposes of this Section, “Information” means all information received from Holdings or any of its Subsidiaries relating to Holdings or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any Issuing Bank on a nonconfidential basis prior to disclosure by Holdings or any of its Subsidiaries; provided that, in the case of information received from Holdings or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
Section 9.12Performance of Duties.  Each of the Loan Party’s obligations under this Agreement and each of the other Loan Documents shall be performed by such Loan Party at its sole cost and expense.
Section 9.13All Powers Coupled with Interest.  All powers of attorney and other authorizations granted to the Lenders, the Administrative Agent and any Persons designated by the Administrative Agent or any Lender pursuant to any provisions of this Agreement or any of the other Loan Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Obligations remain unpaid or unsatisfied, any of the Revolving Commitment remains in effect.
Section 9.14Survival of Indemnities.  Notwithstanding any termination of this Agreement, the indemnities to which the Administrative Agent and the Lenders are entitled under the provisions of this Article IX and any other provision of this Agreement and the other Loan Documents shall continue in full force and effect and shall protect the Administrative Agent and the Lenders against events arising after such termination as well as before.
Section 9.15Titles and Captions.  Titles and captions of Articles, Sections and subsections in, and the table of contents of, this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.
Section 9.16Severability of Provisions.  Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.  In the event that any provision is held to be so prohibited or unenforceable in any jurisdiction, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such provision to preserve the original intent thereof in such jurisdiction (subject to the approval of the Requisite Lenders).
Section 9.17Counterparts; Integration; Effectiveness; Electronic Execution.
(a)Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, any Issuing Banks, the Swingline Lender and/or an Arranger constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.
(b)Electronic Execution.  The words “execute,” “execution,” “signed,” “signature,” “delivery” and words of like import in or related to this  Agreement, any other Loan Document or any document, amendment, approval, consent, waiver, modification, information, notice, certificate, report, statement, disclosure, or authorization to be  signed or delivered in connection with this Agreement or any other Loan Document or the  transactions contemplated hereby shall be deemed to include Electronic  Signatures or execution in the form of an Electronic Record, and contract formations on electronic  platforms approved by the Administrative Agent, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. Each party hereto agrees that any Electronic Signature or execution in the form of an Electronic Record shall be valid and binding on itself and each of the other parties hereto to the same extent as a manual, original signature. For the  avoidance of doubt, the authorization under this paragraph may include, without limitation, use or  acceptance by the parties of a manually signed paper which has been converted into electronic form (such as scanned into .pdf format), or an electronically signed paper converted into another format, for transmission, delivery and/or retention. Notwithstanding anything contained herein to the contrary, the Administrative Agent is under no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it; provided that without limiting the foregoing, (a) to the extent the  Administrative Agent has agreed to accept such Electronic Signature from any party hereto, the Administrative Agent and the other parties hereto shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of the executing party without further verification and (b) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be  promptly followed by an original manually executed counterpart thereof. Without limiting the  generality of the foregoing, each party hereto hereby (i) agrees that, for all purposes, including  without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders and any of the Loan Parties, electronic images of this Agreement or any other Loan Document (in each case, including with respect to any signature pages thereto) shall have the same legal effect, validity and  enforceability as any paper original, and (ii) waives any argument, defense or right to contest the validity or enforceability of the Loan Documents based solely on the lack of paper original copies of any Loan Documents, including with respect to any signature pages thereto.
Section 9.18Term of Agreement.  This Agreement shall remain in effect from the Closing Date through and including the date upon which all Obligations arising hereunder or under any other Loan Document shall have been indefeasibly and irrevocably paid and satisfied in full and the Revolving Commitment has been terminated.  No termination of this Agreement shall affect the rights and obligations of the parties hereto arising prior to such termination or in respect of any provision of this Agreement which survives such termination.
Section 9.19USA PATRIOT Act.  The Administrative Agent and each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”) and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender to identify each Loan Party in accordance with the PATRIOT Act and the Beneficial Ownership Regulation.

Section 9.20Intercreditor Agreements; Conflict with Other Loan Documents.  Each Lender hereunder (a) acknowledges that it has received and reviewed a copy of the First Lien Intercreditor Agreement, (b) agrees that it will be bound by and take no actions contrary to the provisions of the Intercreditor Agreements and (c) authorizes and instructs the Administrative Agent to enter into the Intercreditor Agreements on behalf of such Lender and to enter into such amendments thereto as contemplated by Section 9.02 hereof.   In the event there is a conflict or inconsistency between this Agreement and any other Loan Document, on the one hand, and the terms of any Intercreditor Agreement, on the other hand, the terms of such Intercreditor Agreement shall control.  Except as provided in the prior sentence, in the event there is a conflict or inconsistency between this Agreement and any other Loan Document, the terms of this Agreement shall control; provided that any provision of the Security Documents which imposes additional burdens on Holdings or its Subsidiaries or further restricts the rights of Holdings or its Subsidiaries or gives the Administrative Agent or Lenders additional rights shall not be deemed to be in conflict or inconsistent with this Agreement and shall be given full force and effect.
Section 9.21No Advisory or Fiduciary Responsibility.
(a)In connection with all aspects of each transaction contemplated hereby, each Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that (i) the facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Arrangers and the Lenders, on the other hand, and the Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof), (ii) in connection with the process leading to such transaction, each of the Administrative Agent, the Arrangers and the Lenders is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrower or any of its Affiliates, stockholders, creditors or employees or any other Person, (iii) none of the Administrative Agent, the Arrangers or the Lenders has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether any Arranger or Lender has advised or is currently advising the Borrower or any of its Affiliates on other matters) and none of the Administrative Agent, the Arrangers or the Lenders has any obligation to the Borrower or any of its Affiliates with respect to the financing transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents, (iv) the Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from, and may conflict with, those of the Borrower and its Affiliates, and none of the Administrative Agent, the Arrangers or the Lenders has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship and (v) the Administrative Agent, the Arrangers and the Lenders have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate. To the fullest extent permitted by law, each of the Loan Parties hereby waives and releases any claims that it may have against the Administrative Agent, the Arrangers or any Lender (in their capacities as such) with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transactions contemplated hereby.
(b)Each Loan Party acknowledges and agrees that each Lender, the Arrangers and any Affiliate thereof may lend money to, invest in, and generally engage in any kind of business with, any of Holdings, the Borrower, any Affiliate thereof or any other person or entity that may do business with or own securities of any of the foregoing, all as if such Lender, Arranger or Affiliate thereof were not a Lender or Arranger or an Affiliate thereof (or an agent or any other person with any similar role under the credit facilities established hereby) and without any duty to account therefor to any other Lender, the Arrangers, Holdings, the Borrower or any Affiliate of the foregoing.  Each Lender, the Arrangers and any Affiliate thereof may accept fees and other consideration from Holdings, the Borrower or any Affiliate thereof for services in connection with this Agreement, the credit facilities established hereby or otherwise without having to account for the same to any other Lender, the Arrangers, the Borrower or any Affiliate of the foregoing.
Section 9.22Affiliate Lenders.
(a)Each Lender who is an Affiliate of the Borrower, excluding (x) Holdings, the Borrower and their respective Subsidiaries, (y) any Debt Fund Affiliate Lender and or (z) a natural person or any investment vehicles established primarily for the benefit of, or operated by, one or more natural persons (each, an “Affiliate Lender”; it being understood that (x) neither Holdings, the Borrower, nor any of their Subsidiaries may be Affiliate Lenders and (y) Debt Fund Affiliate Lenders and Affiliate Lenders may be Lenders hereunder in accordance with Section 9.10, subject in the case of Affiliate Lenders, to this Section 9.22), in connection with any (i) consent (or decision not to consent) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document, (ii) other action on any matter related to any Loan Document or (iii) direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, agrees that, except with respect to any amendment, modification, waiver, consent or other action (1) described in clauses (d), (e), (f), (g) or (h) of the first proviso of Section 9.02 or (2) that adversely affects such Affiliate Lender (in its capacity as a Lender) in a disproportionately adverse manner as compared to other Lenders, such Affiliate Lender shall be deemed to have voted its interest as a Lender without discretion in such proportion as the allocation of voting with respect to such matter by Lenders who are not Affiliate Lenders.  Each Affiliate Lender hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Affiliate Lender’s attorney-in-fact, with full authority in the place and stead of such Affiliate Lender and in the name of such Affiliate Lender, from time to time in the Administrative Agent’s discretion to take any action and to execute any instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of this clause (a).
(b)Notwithstanding anything to the contrary in this Agreement, no Affiliate Lender shall have any right to (1) attend (including by telephone) any meeting or discussions (or portion thereof) among the Administrative Agent or any Lender to which representatives of the Borrower are not then present, (2) receive any information or material prepared by Administrative Agent or any Lender or any communication by or among Administrative Agent and/or one or more Lenders, except to the extent such information or materials have been made available to the Borrower or its representatives, (3) make or bring (or participate in, other than as a passive participant in or recipient of its pro rata benefits of) any claim, in its capacity as a Lender, against the Administrative Agent or any other Lender with respect to any duties or obligations or alleged duties or obligations of the Administrative Agent or any other such Lender under the Loan Documents, (4) purchase any Term Loan if, immediately after giving effect to  such purchase, Affiliate Lenders in the aggregate would own Term Loans with an aggregate principal amount in excess of 25% of the aggregate principal amount of all Term Loans then outstanding or (5) purchase any Revolving Loans or Revolving Commitments.  It shall be a condition precedent to each assignment to an Affiliate Lender that such Affiliate Lender shall have (i) represented to the assigning Lender in the applicable Assignment and Assumption, and notified the Administrative Agent, that it is (or will be, following the consummation of such assignment) an Affiliate Lender and that the aggregate amount of Term Loans held by it after giving effect to such assignments shall not exceed the amount permitted by clause (4) of the preceding sentence, and (ii) either (x) represented in the applicable Assignment and Assumption that it is not in possession of material non-public information (within the meaning of United States federal and state securities laws) with respect to Holdings, the Borrower, its Subsidiaries or their respective securities (or, if Holdings is not at the time a public reporting company, material information of a type that would not be reasonably expected to be publicly available if Holdings were a public reporting company) that (A) has not been disclosed to the assigning Lender or the Lenders generally (other than because any such Lender does not wish to receive material non-public information with respect to Holdings, the Borrower or its Subsidiaries (or, if Holdings is not at the time a public reporting company, material information of a type that would not be reasonably expected to be publicly available if Holdings were a public reporting company)) and (B) could reasonably be expected to have a material effect upon, or otherwise be material to, the assigning Lender’s decision make such assignment or (y) delivered to the Administrative Agent a Big Boy Letter from the seller.
Section 9.23Acknowledgement and Consent to Bail-In of Affected Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)the effects of any Bail-In Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
Section 9.24Acknowledgment Regarding Any Supported QFCs.  To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedging Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support

(and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

As used in this Section 9.24, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i)a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

[Signature pages ~~follow~~omitted]

Exhibit A to Amendment No. 2

~~IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first written above.~~

~~CONSOLIDATED COMMUNICATIONS, INC., as the Borrower~~

~~By:~~
~~Name:~~
~~Title:~~

~~CONSOLIDATED COMMUNICATIONS HOLDINGS, INC., as Holdings~~

~~By:~~
~~Name:~~
~~Title:~~

141411202_8

Exhibit A to Amendment No. 2

~~WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, an Issuing Bank and Swingline Lender~~

~~By:~~
~~Name:~~
~~Title:~~

~~[_____], as [an Initial Term Lender,] a Revolving Lender and an Issuing Bank~~

~~By:~~
~~Name:~~
~~Title:~~

141411202_8

Exhibit B to Amendment No. 2

EXHIBIT D-3

FORM OF TERM B-1 NOTE

_________, 20___

FOR VALUE RECEIVED, the undersigned, CONSOLIDATED COMMUNICATIONS, INC., an Illinois corporation (the “Borrower”), promises to pay to _______________ or registered assigns (the “Lender”), at the place and times provided in the Credit Agreement referred to below, the principal amount of all Term B-1 Loans made by the Lender pursuant to that certain Credit Agreement dated as of October 2, 2020 (as amended, restated, amended and restated, supplemented or otherwise modified, the “Credit Agreement”), by and among Consolidated Communications Holdings, Inc., a Delaware corporation (“Holdings”), the Borrower, the financial institutions holding Loans or Commitments thereunder from time to time (the “Lenders”) and Wells Fargo Bank, National Association, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders.  Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

The unpaid principal amount of this Term B-1 Note from time to time outstanding is subject to mandatory repayment from time to time as provided in the Credit Agreement and Amendment No. 2 and shall bear interest as provided in Section 2.08 of the Credit Agreement and Amendment No. 2.  All payments of principal and interest on this Term B-1  Note shall be payable in lawful currency of the United States of America in immediately available funds to the account designated in the Credit Agreement.

This Term B-1 Note is entitled to the benefits of, and evidences Obligations incurred under, the Credit Agreement, to which reference is made for a description of the security for this Term B-1 Note and for a statement of the terms and conditions on which the Borrower is permitted and required to make prepayments and repayments of principal of the Obligations evidenced by this Term B-1 Note and on which such Obligations may be declared to be immediately due and payable.

THIS TERM B-1 NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

The Borrower hereby waives all requirements as to diligence, presentment, demand of payment, protest and (except as required by the Credit Agreement) notice of any kind with respect to this Term B-1 Note.

[Signature Page Follows]

141411202_8

IN WITNESS WHEREOF, the undersigned have executed this Term B-1 Note under seal as of the day and year first above written.

CONSOLIDATED COMMUNICATIONS, INC.

By:

Name:

Title:

Exhibit C to Amendment No. 2

CONSENT TO AMENDMENT NO. 2

CONSENT (this “ Consent ”) to Amendment No. 2, dated as of April 5, 2021 (the “Amendment”), to the Credit Agreement dated as of October 2, 2020 (as amended by that certain Amendment No. 1 dated as of January 15, 2021 and as further amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Consolidated Communications Holdings, Inc., a Delaware corporation (“Holdings”), Consolidated Communications, Inc., an Illinois corporation (the “Borrower”), each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), Wells Fargo Bank, National Association, as Administrative Agent (in such capacity, the “Administrative Agent”). Unless otherwise defined herein, capitalized terms used herein shall have the meaning given to such term in the Credit Agreement or the Amendment.

By its signature below, the undersigned hereby agrees that no Lead Arranger nor the Administrative Agent, the Initial Term B-1 Lender, any other agent, or any of their respective affiliates (each of the foregoing, an “Agent-Related Person”), shall be liable for any losses, costs, damages or liabilities incurred, directly or indirectly, as a result of any Agent-Related Person, or their counsel or other representatives, taking any action in accordance with this Consent or the Amendment or executing this Consent or the Amendment.

By its signature below, the undersigned hereby (a) consents and agrees to the amendments of the Credit Agreement as described in the Amendment, (b) acknowledges that it has received a copy of the Amendment together with all exhibits, schedules and annexes thereto and (c) authorizes the Administrative Agent, pursuant to authority granted to the Administrative Agent under the Credit Agreement, to execute the Amendment on its behalf as if it were a party thereto.

Exchanging Term Lenders

Consent and Cashless Settlement Option:



Mark this box to exchange or convert (on a cashless basis) 100% of the outstanding principal amount of Initial Term Loans held by such Lender (or such lesser amount allocated to such Lender by the Lead Arrangers) into Term B-1 Loans in a like principal amount as described in the Amendment.

By choosing this option the undersigned Lender hereby agrees (i) that the Administrative Agent may, in its sole discretion, elect to exchange or convert (on a cashless basis) less than 100% of the principal amount of such Lender’s Initial Term Loans for Term B-1 Loans, in which case the difference between the principal amount of such Lender’s Initial Term Loans and the allocated amount of Term B-1 Loans will be prepaid on the Effective Date and (ii) to the terms of the Amendment, with all rights and obligations attendant thereto.

Consent and Assignment Option:



Mark this box to have 100% of the outstanding principal amount of your Initial Term Loans prepaid on the Effective Date and to purchase by assignment an aggregate principal amount of Term B-1 Loans equal to the amount of such Initial Term Loans prepaid (or such lesser amount allocated by the Lead Arrangers).

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has caused this Consent to be executed and delivered by a duly authorized officer.

  ,

as a Lender (type name of the legal entity)

By:

Name:

Title:

If a second signature is necessary:

By:

Name:

Title:

[Lender Consent to Amendment No. 2]